Exhibit 10.1

EXECUTION VERSION

THIRD AMENDED AND RESTATED CREDIT AGREEMENT

dated as of

March 15, 2022

among

KEMPER CORPORATION,

The Lenders Party Hereto,

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent,

BANK OF AMERICA, N.A.

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Syndication Agents

JPMORGAN CHASE BANK, N.A.,

BOFA SECURITIES, INC.,

and

WELLS FARGO SECURITIES, LLC,

as Joint Bookrunners and Joint Lead Arrangers

SCHEDULES:

Schedule I	Commitments
Schedule II	Administrative Schedule
Schedule 1.01	Pricing Schedule
Schedule 2.22	Sustainability Targets
Schedule 3.03	Subsidiaries
Schedule 6.02	Existing Indebtedness
Schedule 6.03	Existing Liens

EXHIBITS:

Exhibit A	Form of Assignment and Assumption
Exhibit B	Form of Borrowing Request
Exhibit C	Form of Promissory Note
Exhibit D-1	U.S. Tax Compliance Certificate (For Non-U.S. Lenders that are not Partnerships for U.S. Federal Income Tax Purposes)
Exhibit D-2	U.S. Tax Compliance Certificate (For Non-U.S. Lenders that are Partnerships for U.S. Federal Income Tax Purposes)
Exhibit D-3	U.S. Tax Compliance Certificate (For Non-U.S. Participants that are not Partnerships for U.S. Federal Income Tax Purposes)
Exhibit D-4	U.S. Tax Compliance Certificate (For Non-U.S. Participants that are Partnerships for U.S. Federal Income Tax Purposes)
Exhibit E	Form of Schedule Amendment
Exhibit F	Form of Interest Election Request

v

THIRD AMENDED AND RESTATED CREDIT AGREEMENT dated as of March 15, 2022, among KEMPER CORPORATION, a Delaware corporation, the LENDERS party hereto, JPMORGAN CHASE BANK, N.A., as Administrative Agent, and BANK OF AMERICA, N.A. and WELLS FARGO BANK, NATIONAL ASSOCIATION, as Syndication Agents.

R E C I T A L S

WHEREAS, the Borrower, certain financial institutions (the “Existing Lenders”) and JPMorgan Chase Bank, N.A., as administrative agent, are party to a Second Amended and Restated Credit Agreement dated as of June 8, 2018 (as amended, supplemented or otherwise modified prior to the date hereof, the “Existing Credit Agreement”), pursuant to which the Existing Lenders have agreed to make available to the Borrower certain revolving loans and other financial accommodations;

WHEREAS, the Borrower, Lenders and the Administrative Agent wish to amend and restate the Existing Credit Agreement, subject to the terms and conditions set forth herein; and

WHEREAS, the Borrower, Lenders and the Administrative Agent intend that (i) this Agreement amend and restate the Existing Credit Agreement without causing a substitution, refinancing or novation of the existing obligations thereunder, and (ii) the Borrower’s obligations under the Existing Credit Agreement shall continue to exist under, and to be evidenced by, this Agreement.

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the Borrower, Lenders and the Administrative Agent agree that the Existing Credit Agreement shall be amended and restated in its entirety as follows:

ARTICLE I

Definitions

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus 1⁄2 of 1% and (c) the Adjusted Term SOFR Rate for a one month Interest Period as published two U.S. Government Securities Business Days prior to such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%; provided that for the purpose of this definition, the Adjusted Term SOFR Rate for any day shall be based on the Term SOFR Reference Rate at approximately 5:00 a.m. Chicago time on such day (or any amended publication time for the Term SOFR Reference Rate, as specified by the CME Term SOFR Administrator in the Term SOFR Reference Rate methodology). Any change in the ABR due to a change in the Prime Rate, the NYFRB Rate or the Adjusted Term SOFR Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Adjusted Term SOFR Rate, respectively. If the ABR is being used as an alternate rate of interest pursuant to Section 2.13 (for the avoidance of doubt, only until the Benchmark Replacement has been determined pursuant to Section 2.13(b)), then the ABR shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above. For the avoidance of doubt, if the ABR as determined pursuant to the foregoing would be less than 1.00%, such rate shall be deemed to be 1.00% for purposes of this Agreement.

“ABR Loans” means Loans in US Dollars bearing interest based upon the ABR.

“Acquired Indebtedness” means Indebtedness of the Borrower or a Subsidiary acquired pursuant to an acquisition not prohibited under this Agreement (or Indebtedness assumed at the time of such acquisition of an asset securing such Indebtedness); provided that such Indebtedness was not incurred in connection with, or in anticipation or contemplation of, such acquisition.

“Act” has the meaning set forth in Section 9.14.

“Adjusted Daily Simple RFR” means, (i) with respect to any RFR Borrowing denominated in Sterling, an interest rate per annum equal to (a) the Daily Simple RFR for Sterling, plus (b) 0.0326% and (ii) with respect to any RFR Borrowing denominated in US Dollars, an interest rate per annum equal to (a) the Daily Simple RFR for US Dollars, plus (b) 0.10%; provided that if the Adjusted Daily Simple RFR Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.

“Adjusted EURIBOR Rate” means, with respect to any Term Benchmark Borrowing denominated in Euros for any Interest Period, an interest rate per annum equal to (a) the EURIBOR Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate; provided that if the Adjusted EURIBOR Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.

“Adjusted Term SOFR Rate” means, with respect to any Term Benchmark Borrowing denominated in US Dollars for any Interest Period, an interest rate per annum equal to (a) the Term SOFR Rate for such Interest Period, plus (b) 0.10%; provided that if the Adjusted Term SOFR Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.

“Administrative Agent” means JPMorgan Chase Bank, N.A., together with its successors, in its capacity as administrative agent for the Lenders hereunder.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Administrative Schedule” means Schedule II to this Agreement, which contains administrative information in respect of each Currency and each Type of Loan.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person. A Person shall be deemed to control another Person if the controlling Person owns 10% or more of any class of voting securities (or other ownership interests) of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of stock, by contract or otherwise; provided, that for the purposes of Section 6.09 and the definition of “Change in Control,” an “Affiliate” shall mean any Person (other than a Person whose sole relationship with any designated Person is as an employee or director) directly or indirectly controlling, controlled by, or under common control with the designated Person, with the term “control” including, without limitation, (a) the direct or indirect beneficial ownership of more than thirty percent (30%) of the voting securities or voting equity or partnership interests, of such Person or (b) the power to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise, and the terms “controlling” and “controlled” shall have meanings correlative to the foregoing.

“Agent Indemnitee” has the meaning assigned to it in Section 9.03(c).

“Agreed Currencies” means (a) US Dollars and (b) each Available Foreign Currency.

“Agreement” means this Third Amended and Restated Credit Agreement.

“Agreement Currency” has the meaning assigned to such term in Section 9.16(b).

“Ancillary Document” has the meaning set forth in Section 9.06(b).

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or any of its Subsidiaries from time to time concerning or relating to bribery, corruption, or money laundering.

“Applicable Law” or “applicable law” means, with respect to any Person, all provisions of constitutions, statutes, rules, regulations and orders of governmental bodies or regulatory agencies applicable to such Person and its properties, including, without limiting the foregoing, all orders and decrees of all courts and arbitrators binding on such Person in Proceedings or actions to which the Person in question is a party.

“Applicable Parties” has the meaning assigned to it in Section 8.03.

“Applicable Percentage” means, with respect to any Lender, the percentage of the total Commitments represented by such Lender’s Commitment; provided that in the case of Section 2.21 when a Defaulting Lender shall exist, “Applicable Percentage” shall mean the percentage of the total Commitments (disregarding any Defaulting Lender’s Commitment) represented by such Lender’s Commitment. If the Commitments have terminated or expired, the Applicable Percentage of each Lender shall be determined based upon the Commitments most recently in effect, giving effect to any assignments and to any Lender’s status as a Defaulting Lender at the time of determination.

“Applicable Rate” means, for any day, with respect to any Loan or with respect to the Facility Fees payable hereunder, the applicable rate per annum set forth on Schedule 1.01 under the caption “Adjusted Term SOFR”, “EURIBOR, SONIA”, and “CDOR Loans”, “ABR Loans” or “Facility Fee Rate”, as the case may be, based upon the Leverage Ratio.

“Approved Electronic Platform” has the meaning assigned to it in Section 8.03.

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means JPMorgan Chase Bank, N.A., BofA Securities, Inc., and Wells Fargo Securities, LLC.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form (including electronic records generated by the use of an electronic platform) approved by the Administrative Agent.

“Available Foreign Currencies” means euro, Sterling and Canadian Dollars (so long as each such currency is a lawful currency that is readily available, freely transferable and not restricted and able to be converted into US Dollars).

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark for any Agreed Currency, as applicable, any tenor for such Benchmark (or component thereof) or payment period for interest calculated with reference to such Benchmark (or component thereof), as applicable, that is or may be used for determining the length of an Interest Period for any term rate or otherwise, for determining any frequency of making payments of interest calculated pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to clause (e) of Section 2.13.

“Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the Commitments.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Government Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Government Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Basel III” means, collectively, those certain Consultative Documents issued by the Basel Committee of Banking Supervisors of the Bank for International Settlements entitled “Strengthening the Resilience of the Banking Sector” issued December 17, 2009, “International Framework for Liquidity Risk Measurement, Standards and Monitoring” issued December 17, 2009, “Countercyclical Capital Buffer Proposal” issued July 16, 2010 and “Capitalisation of Bank Exposures to Central Counterparties” issued December 20, 2010.

“Benchmark” means, initially, with respect to any Loan in any Agreed Currency, the applicable Relevant Rate for such Agreed Currency; provided that if a Benchmark Transition Event and the related Benchmark Replacement Date have occurred with respect to the applicable Relevant Rate or the then-current Benchmark for such Agreed Currency, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (b) of Section 2.13.

“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date; provided that, in the case of any Loan denominated in an Available Foreign Currency, “Benchmark Replacement” shall mean the alternative set forth in (2) below:

(1) in the case of any Loan denominated in US Dollars, the Adjusted Daily Simple SOFR;

(2) the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for syndicated credit facilities denominated in the applicable Agreed Currency at such time in the United States and (b) the related Benchmark Replacement Adjustment.

If the Benchmark Replacement as determined pursuant to clause (1) or (2) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Credit Documents; provided that, the Administrative Agent and the Borrower shall use commercially reasonable efforts to ensure that any such Benchmark Replacement shall meet the standards set forth in Treasury Regulations Section 1.100-6 (or any successor Treasury Regulations or other official IRS guidance promulgated that supersedes or complements such proposed Treasury Regulations) so as not to be treated as a “significant modification” (and therefore an exchange) of any Loan for U.S. federal income tax purposes.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date and/or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for syndicated credit facilities denominated in the applicable Agreed Currency at such time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement and/or any Term Benchmark Revolving Loan denominated in US Dollars, any technical, administrative or operational changes (including changes to the definition of “ABR,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “RFR Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent, in consultation with the Borrower, decides may be appropriate to reflect the adoption and implementation of such Benchmark and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent, in consultation with the Borrower, decides is reasonably necessary in connection with the administration of this Agreement and the other Credit Documents).

“Benchmark Replacement Date” means, with respect to any Benchmark, the earliest to occur of the following events with respect to such then-current Benchmark:

(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided, that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date;

provided that, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means, with respect to any Benchmark, the occurrence of one or more of the following events with respect to such then-current Benchmark:

(1) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(2) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Board, the NYFRB, the CME Term SOFR Administrator, the central bank for the Agreed Currency applicable to such Benchmark, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), in each case, which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(3) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative;

provided that, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means, with respect to any Benchmark, the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Credit Document in accordance with Section 2.13 and (y) ending at the time that a Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Credit Document in accordance with Section 2.13.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation, which certification shall be substantially similar in form and substance to the form of Certification Regarding Beneficial Owners of Legal Entity Customers published jointly, in May 2018, by the Loan Syndications and Trading Association and Securities Industry and Financial Markets Association.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code to which Section 4975 of the Code applies, and (c) any Person whose assets include (for purposes of the Plan Asset Regulations or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“BHC Act Affiliate” of a party means an “affiliate’ (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” means Kemper Corporation, a Delaware corporation.

“Borrowing” means Loans of the same Type, made, converted or continued on the same date and, in the case of Revolving Loans other than ABR Loans, denominated in the same Currency and as to which a single Interest Period is in effect.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03, which shall be substantially in the form of Exhibit B or any other form approved by the Administrative Agent.

“Business Day” means, any day (other than a Saturday or a Sunday) on which banks are open for business in New York City or Chicago; provided that, (a) in relation to Loans denominated in Sterling, any day (other than a Saturday or a Sunday) on which banks are open for business in London, (b) in relation to Loans denominated in Euros and in relation to the calculation or computation of EURIBOR, any day which is a TARGET Day, (c) in relation to Loans denominated in Canadian Dollars, any day (other than a Saturday or a Sunday) on which banks are open for business in Toronto, and (d) in relation to RFR Loans and any interest rate settings, fundings, disbursements, settlements or payments of any such RFR Loan, or any other dealings in the applicable Agreed Currency of such RFR Loan, any such day that is only an RFR Business Day.

“Canadian Dollars” means the lawful currency of Canada.

“Cash Equivalents” means, collectively, (a) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency thereof maturing within one hundred twenty (120) days from the date of acquisition thereof, (b) commercial paper maturing no more than one hundred twenty (120) days from the date of creation thereof and currently having the highest rating obtainable from either S&P or Moody’s, (c) certificates of deposit maturing no more than one hundred twenty (120) days from the date of creation thereof issued by commercial banks incorporated under the laws of the United States, each having combined capital, surplus and undivided profits of not less than $500,000,000 and having a rating of “A” or better by a nationally recognized rating agency, and provided that the aggregate amount invested in such certificates of deposit shall not at any time exceed $5,000,000 for any one such certificate of deposit and $10,000,000 for any one such bank, or (d) time deposits maturing no more than thirty (30) days from the date of creation thereof with commercial banks or savings banks or savings and loan associations each having membership either in the FDIC or the deposits of which are insured by the FDIC and in amounts not exceeding the maximum amounts of insurance thereunder.

“CBR Loan” means a Loan that bears interest at a rate determined by reference to the Central Bank Rate.

“CBR Spread” means the Applicable Rate, applicable to such Loan that is replaced by a CBR Loan.

“CDO Rate”, with respect to any CDOR Loan for any Interest Period, means the CDOR Screen Rate.

“CDOR”, when used in reference to any Loan, refers to whether such Loan is bearing interest at a rate determined by reference to the CDO Rate.

“CDOR Screen Rate” means for the relevant Interest Period, the Canadian deposit offered rate which, in turn means on any day the annual rate of interest determined with reference to the arithmetic average of the discount rate quotations of all institutions listed in respect of the relevant Interest Period for Canadian Dollar-denominated bankers’ acceptances displayed and identified as such on the “Reuters Screen CDOR Page” as defined in the International Swaps and Derivatives Association, Inc. definitions, as modified and amended from time to time, as of 10:00 a.m. Toronto local time on the first day of such Interest Period and, if such day is not a Business Day, then on the immediately preceding Business Day (as adjusted by Administrative Agent after 10:00 a.m. Toronto local time to reflect any error in the posted rate of interest or in the posted average annual rate of interest). If the CDOR Screen Rate shall be less than zero, the CDOR Screen Rate shall be deemed to be zero for purposes of this Agreement.

“Central Bank Rate” means, the sum of (a) (i) for any Loan denominated in Sterling, the Bank of England (or any successor thereto)’s “Bank Rate” as published by the Bank of England (or any successor thereto) from time to time and (ii) for any Loan denominated Euro, one of the following three rates as may be selected by the Administrative Agent in its reasonable discretion: (A) the fixed rate for the main refinancing operations of the European Central Bank (or any successor thereto), or, if that rate is not published, the minimum bid rate for the main refinancing operations of the European Central Bank (or any successor thereto), each as published by the European Central Bank (or any successor thereto) from time to time, (B) the rate for the marginal lending facility of the European Central Bank (or any successor thereto), as published by the European Central Bank (or any successor thereto) from time to time or (C) the rate for the deposit facility of the central banking system of the Participating Member States, as published by the European Central Bank (or any successor thereto) from time to time plus (b) the applicable Central Bank Rate Adjustment. For the avoidance of doubt, if the Central Bank Rate as determined pursuant to the foregoing would be less than the Floor, such rate shall be deemed to be the Floor for purposes of this Agreement.

“Central Bank Rate Adjustment” means, for any day, for any Loan denominated in (a) Euro, a rate equal to the difference (which may be a positive or negative value or zero) of (i) the average of the Adjusted EURIBOR Rate for the five most recent Business Days preceding such day for which the EURIBOR Screen Rate was available (excluding, from such averaging, the highest and the lowest Adjusted EURIBOR Rate applicable during such period of five Business Days) minus (ii) the Central Bank Rate in respect of Euro in effect on the last Business Day in such period and (b) Sterling, a rate equal to the difference (which may be a positive or negative value or zero) of (i) the average of Adjusted Daily Simple RFR for Sterling Borrowings for the five most recent RFR Business Days preceding such day for which SONIA was available (excluding, from such averaging, the highest and the lowest such Adjusted Daily Simple RFR applicable during such period of five RFR Business Days) minus (ii) the Central Bank Rate in respect of Sterling in effect on the last RFR Business Day in such period. For purposes of this definition, (x) the term Central Bank Rate shall be determined disregarding clause (b) of the definition of such term and (y) the EURIBOR Rate on any day shall be based on the EURIBOR Screen Rate on such day at approximately the time referred to in the definition of such term for deposits in the applicable Agreed Currency for a maturity of one month.

“Change in Control” means (a) the direct or indirect ownership by any Person, on a combined basis with any Affiliates of such Person, of 40% or more of the existing voting stock of the Borrower; or (b) the failure of the Borrower to own, free and clear of Liens or other encumbrances (other than Liens specified in clauses (a), (b)(ii), (e), and (g) of the definition of “Permitted Liens”), 100% of the outstanding shares of voting stock of Trinity and United Insurance on a fully diluted basis.

“Change in Law” means the occurrence, after the Effective Date (or with respect to any Lender, if later, the date on which such Lender becomes a Lender), of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority, or (c) compliance by any Lender or any Issuing Bank (or, for purposes of Section 2.14(b), by any lending office of such Lender or by such Lender’s or such Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Effective Date; provided that, notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law” regardless of the date enacted, adopted, issued or implemented.

“Charges” has the meaning assigned to it in Section 9.13.

“CME Term SOFR Administrator” means CME Group Benchmark Administration Limited as administrator of the forward-looking term Secured Overnight Financing Rate (SOFR) (or a successor administrator).

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Commitment” means, with respect to each Lender, the commitment of such Lender to make Revolving Loans and to acquire participations in Letters of Credit hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Credit Exposure hereunder, as such commitment may be (a) reduced or increased from time to time pursuant to Section 2.07(d) and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Commitment is set forth on Schedule I, or in the Assignment and Assumption or other documentation or record (as such term is defined in Section 9-102(a)(70) of the New York Uniform Commercial Code) as provided in Section 9.04(b)(ii)(C), pursuant to which such Lender shall have assumed its Commitment, as applicable. The initial aggregate amount of the Lenders’ Commitments is $600,000,000.

“Communications” has the meaning assigned to it in Section 8.03.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Net Income” means, for any computation period, with respect to the Borrower on a consolidated basis with its Subsidiaries, cumulative net income earned during such period as determined in accordance with GAAP.

“Consolidated Net Worth” means, at any date of determination, the consolidated shareholders’ equity of the Borrower and its Subsidiaries (excluding treasury shares), determined as of such date in accordance with GAAP; provided, however, that (x) accumulated other comprehensive income (or loss) and (y) upon adoption of Accounting Standards Update 2018-12—Targeted Improvements to the Accounting for Long-Duration Contracts, the impact of such adoption as reflected in Retained Earnings (as reflected in the Summary of Accounting Policies and Accounting Changes) shall, in each case, be excluded for purposes of calculating Consolidated Net Worth.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Covered Entity” means any of the following:

(i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Party” has the meaning assigned to it in Section 9.19.

“Credit Documents” means this Agreement and, after the execution and delivery thereof pursuant to the terms of this Agreement, each promissory note, if any, delivered pursuant to Section 2.08(e), the Letters of Credit, each amendment or waiver hereof or hereunder and each other agreement executed and delivered from time to time by the Borrower in connection with or pursuant to the terms of this Agreement or any other Credit Document.

“Daily Simple RFR” means, for any day (an “RFR Interest Day”), an interest rate per annum equal to, for any RFR Loan denominated in (i) Sterling, SONIA for the day that is 5 RFR Business Days prior to (A) if such RFR Interest Day is an RFR Business Day, such RFR Interest Day or (B) if such RFR Interest Day is not an RFR Business Day, the RFR Business Day immediately preceding such RFR Interest Day and (ii) US Dollars, Daily Simple SOFR.

“Daily Simple SOFR” means, for any day (a “SOFR Rate Day”), a rate per annum equal to SOFR for the day that is five (5) RFR Business Days prior to (i) if such SOFR Rate Day is an RFR Business Day, such SOFR Rate Day or (ii) if such SOFR Rate Day is not an RFR Business Day, the RFR Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrower.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender” means any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or (iii) pay over to any Lender Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrower or any Lender Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by a Lender Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Lender Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has become the subject of (A) a Bankruptcy Event or (B) a Bail-In Action.

“Dollar Equivalent” means, for any amount, at the time of determination thereof, (a) if such amount is expressed in US Dollars, such amount, (b) if such amount is expressed in an Available Foreign Currency, the equivalent of such amount in US Dollars determined by using the rate of exchange for the purchase of US Dollars with the Available Foreign Currency last provided (either by publication or otherwise provided to the Administrative Agent) by the applicable Reuters source on the Business Day (New York City time) immediately preceding the date of determination or if such service ceases to be available or ceases to provide a rate of exchange for the purchase of US Dollars with the Available Foreign Currency, as provided by such other publicly available information service which provides that rate of exchange at such time in place of Reuters chosen by the Administrative Agent in its reasonable discretion (or if such service ceases to be available or ceases to provide such rate of exchange, the equivalent of such amount in US Dollars as determined by the Administrative Agent using any method of determination it deems appropriate in its reasonable discretion) and (c) if such amount is denominated in any other currency, the equivalent of such amount in US Dollars as determined by the Administrative Agent in consultation with the Company using any method of determination it deems appropriate in its reasonable discretion.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).

“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

“EMU” means the Economic and Monetary Union as contemplated in the Treaty on European Union.

“EMU Legislation” means the legislative measures of the European Council (including European Council regulations) for the introduction of, changeover to or operation of a single or unified European currency (whether known as the euro or otherwise), being in part the implementation of the third stage of EMU.

“Environmental Claim” means any investigation, notice, notice of violation, claim, action, suit, proceeding, demand, abatement order or other order or directive (conditional or otherwise), by any Government Authority or any other Person, arising (i) pursuant to or in connection with any actual or alleged violation of any Environmental Law, (ii) in connection with any Hazardous Materials or any actual or alleged Hazardous Materials Activity or (iii) in connection with any actual or alleged damage, injury, threat or harm to health, safety, natural resources or the environment.

“Environmental Laws” means any and all current or future statutes, ordinances, orders, rules, regulations, guidance documents, judgments, Governmental Authorizations, or any other requirements of any Government Authority relating to (i) environmental matters, including those relating to any Hazardous Materials Activity, (ii) the generation, use, storage, transportation or disposal of Hazardous Materials or (iii) occupational safety and health, industrial hygiene, land use or the protection of human, plant or animal health or welfare, in any manner applicable to the Borrower or any of its Subsidiaries or any of their respective properties.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any of the foregoing; provided that “Equity Interests” shall not include Indebtedness for borrowed money which is convertible into Equity Interests.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any rule or regulation issued or promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or Section 4001(14) of ERISA or, solely for purposes of Section 302 of ERISA and Sections 412 and 430 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the failure to satisfy the “minimum funding standard” (as defined in Sections 412 and 430 of the Code or Sections 302 and 303 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal of the Borrower or any of its ERISA Affiliates from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition upon the Borrower or any of its ERISA Affiliates of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent, within the meaning of Title IV of ERISA, or in critical or endangered status as defined in Section 432(b) of the Code.

“ESG Amendment” has the meaning assigned to it in Section 2.22(a).

“ESG Pricing Provisions” has the meaning assigned to it in Section 2.22(b).

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“EURIBO Rate” means, with respect to any Term Benchmark Borrowing denominated in Euros and for any Interest Period, the EURIBOR Screen Rate, two TARGET Days prior to the commencement of such Interest Period.

“EURIBOR” when used in reference to any Loan, refers to whether such Loan is bearing interest at a rate determined by reference to the EURIBO Rate.

“EURIBOR Screen Rate” means the euro interbank offered rate administered by the European Money Markets Institute (or any other person which takes over the administration of that rate) for the relevant period displayed (before any correction, recalculation or republication by the administrator) on page EURIBOR01 of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate) or on the appropriate page of such other information service which publishes that rate from time to time in place of Thomson Reuters as published at approximately 11:00 a.m. Brussels time two TARGET Days prior to the commencement of such Interest Period. If such page or service ceases to be available, the Administrative Agent may specify another page or service displaying the relevant rate after consultation with the Borrower.

“euro” and “€” means the single currency of Participating Member States of the European Union in accordance with the EMU Legislation.

“Event of Default” has the meaning assigned to such term in Section 7.01.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.20(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.18, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in the Loan or Commitment or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.18(f) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Existing Credit Agreement” has the meaning ascribed thereto in the recitals to this Agreement.

“Existing Lenders” has the meaning ascribed thereto in the recitals to this Agreement.

“Facility Fee” has the meaning assigned to such term in Section 2.11(a).

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“FDIC” means the Federal Deposit Insurance Corporation.

“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as shall be set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate; provided that if the Federal Funds Effective Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“Finance Lease” of a Person means any lease of property by such Person as lessee which would be accounted for as a finance lease on a balance sheet of such Person prepared in accordance with GAAP.

“Finance Lease Obligations” of any Person means the obligations of such Person attributable to any Finance Lease, which obligations are required to be classified and accounted for as a liability on a balance sheet of such Person in accordance with GAAP; provided, that, for the avoidance of doubt, the amount of any Finance Lease Obligations shall not include any operating lease liabilities as determined in accordance with GAAP.

“Financial Officer” means the chief financial officer, principal accounting officer or treasurer of the Borrower.

“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to the Adjusted Term SOFR Rate, Adjusted EURIBOR Rate, each Adjusted Daily Simple RFR, the CDO Rate or the Central Bank Rate, as applicable. For the avoidance of doubt the initial Floor for each of Adjusted Term SOFR Rate, Adjusted EURIBOR Rate, each Adjusted Daily Simple RFR, the CDO Rate, and the Central Bank Rate shall be 0.00%.

“Foreign Lender” means (a) if the Borrower is a U.S. Person, a Lender, with respect to such Borrower, that is not a U.S. Person, and (b) if the Borrower is not a U.S. Person, a Lender, with respect to such Borrower, that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.

“Funding Office” means, for each Agreed Currency, the Funding Office set forth in respect thereof in the Administrative Schedule.

“Funding Time” means, for each Agreed Currency, the Funding Time set forth in respect thereof in the Administrative Schedule.

“GAAP” means generally accepted accounting principles in the United States of America.

“Government Authority” means the government of the United States or any other nation, or any state, regional or local political subdivision or department thereof, and any other governmental or regulatory agency, authority, body, commission, central bank, board, bureau, organ, court, instrumentality or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, in each case whether federal, state, local or foreign (including supra-national bodies such as the European Union or the European Central Bank).

“Governmental Authorization” means any permit, license, registration, authorization, plan, directive, accreditation, consent, order or consent decree of or from, or notice to, any Government Authority.

“Hazardous Materials” means (i) any chemical, material or substance at any time defined as or included in the definition of “hazardous substances”, “hazardous wastes”, “hazardous materials”, “extremely hazardous waste”, “acutely hazardous waste”, “radioactive waste”, “biohazardous waste”, “pollutant”, “toxic pollutant”, “contaminant”, “restricted hazardous waste”, “infectious waste”, “toxic substances”, or any other term or expression intended to define, list or classify substances by reason of properties harmful to health, safety or the indoor or outdoor environment (including harmful properties such as ignitability, corrosivity, reactivity, carcinogenicity, toxicity, reproductive toxicity, “TCLP toxicity” or “EP toxicity” or words of similar import under any applicable Environmental Laws); (ii) any oil, petroleum, petroleum fraction or petroleum derived substance; (iii) any drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources; (iv) any flammable substances or explosives; (v) any radioactive materials; (vi) any asbestos-containing materials; (vii) urea formaldehyde foam insulation; (viii) electrical equipment which contains any oil or dielectric fluid containing polychlorinated biphenyls; (ix) pesticides; and (x) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any Government Authority or which may or could pose a hazard to the health and safety of the owners, occupants or any Persons in the vicinity of any facility of the Borrower or any of its Subsidiaries or to the indoor or outdoor environment.

“Hazardous Materials Activity” means any past, current, proposed or threatened activity, event or occurrence involving any Hazardous Materials, including the use, manufacture, possession, storage, holding, presence, existence, location, release, threatened release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Materials, and any corrective action or response action with respect to any of the foregoing.

“Hybrid Securities” means any subordinated debt or trust preferred securities issued by the Borrower or any of its Subsidiaries that received hybrid equity treatment from S&P and Moody’s at issuance (which, for the avoidance of doubt, shall in no event include any Surplus Notes).

“Indebtedness” means, with respect to any Person, without duplication, (a) indebtedness created, issued or incurred by any such Person for borrowed money (whether by loan or the issuance and sale of debt securities), but excluding customer deposits, investment accounts and certificates, and non-recourse indebtedness incurred in connection with Permitted Securitizations, (b) obligations of any such Person to pay the deferred purchase or acquisition price of property or services, other than (i) trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business, (ii) earn-out obligations contingent upon performance of an acquired business, except to the extent such obligations would be required to be reflected on a consolidated balance sheet of Borrower prepared in accordance with GAAP, (iii) accruals for payroll and other liabilities accrued in the ordinary course of business and (iv) accruals in respect of obligations arising under deferred compensation plans; (c) indebtedness of others secured by a Lien on the property of any such Person, whether or not the respective indebtedness so secured has been assumed by any such Person, provided that the amount of Indebtedness of such Person shall be the lesser of (i) the fair market value of such property at such date of determination (determined in good faith by the Borrower) and (ii) the amount of such Indebtedness of such other Person; (d) reimbursement obligations of any such Person in respect of amounts drawn on any letters of credit or similar instruments issued or accepted by banks and other financial institutions for the account of any such Person; (e) Finance Lease Obligations of any such Person; and (f) indebtedness of others of the types described in clauses (a), (b), (d) and (e) of this definition of Indebtedness guaranteed by any such Person, or obligations incurred by direct or indirect special purpose Subsidiaries of the Borrower in connection with any Permitted Securitization guaranteed by any such Person.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Credit Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee” has the meaning assigned to it in Section 9.03(b).

“Ineligible Institution” means (a) the Borrower or any of its Affiliates, (b) a Defaulting Lender or any of its Affiliates, (c) a natural person, or (d) a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person or relative(s) thereof; provided that, such holding company, investment vehicle or trust shall not constitute an Ineligible Institution if it (x) has not been established for the primary purpose of acquiring any Loans or Commitments, (y) is managed by a professional advisor, who is not such natural person or a relative thereof, having significant experience in the business of making or purchasing commercial loans, and (z) has assets greater than $25,000,000 and a significant part of its activities consists of making or purchasing commercial loans and similar extensions of credit in the ordinary course of its business.

“Information” has the meaning assigned to it in Section 9.12.

“Insurance Subsidiary” means any Subsidiary which is engaged in the insurance business.

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.06, which shall be substantially in the form of Exhibit F or any other form approved by the Administrative Agent in its reasonable discretion.

“Interest Payment Date” means (a) with respect to any ABR Loan, (i) the last day of each March, June, September, and December and (ii) the Maturity Date, (b) with respect to any RFR Loan, (i) each date that is on the numerically corresponding day in each calendar month that is one month after the Borrowing of such Loan (or, if there is no such numerically corresponding day in such month, then the last day of such month) and (ii) the Maturity Date, and (c) with respect to any Term Benchmark Loan, (i) the last day of each Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Term Benchmark Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period and (ii) the Maturity Date.

“Interest Period” means with respect to any Term Benchmark Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is (a) with respect to Term Benchmark Borrowings other than CDOR Borrowings, one, three, or six months thereafter and (b) with respect to CDOR Borrowings, one, two, or three months thereafter (in each case, subject to the availability for the Benchmark applicable to the relevant Loan or Commitment for any Agreed Currency), as the Borrower may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) any Interest Period that would otherwise extend beyond the applicable Maturity Date shall end on the such Maturity Date, (iii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period, and (iv) no tenor that has been removed from this definition pursuant to Section 2.14(e) shall be available for specification in such Borrowing Request or Interest Election Request. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“IRS” means the United States Internal Revenue Service.

“Issuing Bank” means each of JPMorgan Chase Bank, N.A., Bank of America, N.A. and Wells Fargo Bank, National Association, in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.04(i). Each Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“Judgment Currency” has the meaning ascribed to such term in Section 9.16(b).

“LC Disbursement” means a payment made by an Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.

“Lender Party” means the Administrative Agent, the Issuing Banks and each other Lender.

“Lenders” means the Persons listed on Schedule I and any other Person that shall have become a party hereto pursuant to (i) an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption, and (ii) Section 2.07(d). Unless the context otherwise requires, the term “Lenders” includes the Issuing Banks.

“Lender-Related Person” has the meaning set forth in Section 9.03(d).

“Letter of Credit” means any letter of credit issued pursuant to this Agreement.

“Letter of Credit Agreement” has the meaning set forth in Section 2.04(b).

“Leverage Ratio” has the meaning set forth in Section 6.06.

“Liabilities” means any losses, claims (including intraparty claims), demands, damages or liabilities of any kind.

“License” means any license, certificate of authenticity, permit or other authorization which is required to be obtained from a Government Authority in connection with the operation, ownership or transaction of insurance business.

“Lien” means any lien (statutory or other), mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any conditional sale, Finance Lease or other title retention agreement).

“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.

“Margin Stock” has the meaning set forth in Section 3.15.

“Material Subsidiary” means any Subsidiary that has total assets (including, without limitation, Equity Interests of its Subsidiaries) or total revenues in excess of 10% or more of the total assets or total revenues of the Borrower and its Subsidiaries (in each case, based upon and as of the date of the filing of the most recent consolidated balance sheet of the Borrower delivered pursuant to Section 5.09 or 5.10 of this Agreement). In the event that the aggregate total assets of the Material Subsidiaries represent less than 80% of the consolidated total assets of the Borrower and its Subsidiaries (as reported on the Borrower’s most recent consolidated balance sheet furnished pursuant to Section 5.09 or 5.10 of this Agreement), the Borrower shall promptly designate by written notice to the Administrative Agent an additional Subsidiary or Subsidiaries as Material Subsidiaries in order that, after such designation, the aggregate total assets of the Material Subsidiaries represent at least 80% of the consolidated total assets of the Borrower and its Subsidiaries (as reported on the Borrower’s most recent consolidated balance sheet furnished pursuant to Section 5.09 or 5.10 of this Agreement).

“Materially Adverse Effect” means a material adverse effect on (a) the business, properties or financial condition of the Borrower and its Subsidiaries taken as a whole, (b) the ability of the Borrower to perform its payment Obligations under the Credit Documents, or (c) the validity or enforceability of this Agreement or any other material Credit Documents or the material rights or remedies of the Administrative Agent or the Lenders thereunder.

“Maturity Date” means March 15, 2027.

“Maximum Rate” has the meaning set forth in Section 9.13.

“Moody’s” means Moody’s Investors Service, Inc., or any successor to the rating agency business thereof.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Necessary Authorizations” means all authorizations, consents, permits, approvals, licenses, and exemptions from, and all filings and registrations with, and all reports to, any governmental or other regulatory authority whether federal, state, or local, and all agencies thereof, necessary for the conduct of the businesses and the ownership (or lease) of the properties and assets of the Borrower or any of its Material Subsidiaries.

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates as so determined would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“NYFRB’s Website” means the website of the NYFRB at http://www.newyorkfed.org, or any successor source.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, the Borrower arising under any Credit Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against the Borrower or any Affiliate thereof of any proceeding under any debtor relief laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed or allowable claims in such proceeding. Without limiting the foregoing, the Obligations include (a) the obligation to pay principal, interest, Letter of Credit commissions, charges, expenses, fees, indemnities and other amounts payable by the Borrower under any Credit Document and (b) the obligation of the Borrower to reimburse any amount in respect of any of the foregoing that the Administrative Agent or any Lender, in each case in its sole discretion, may elect to pay or advance on behalf of the Borrower.

“Operating Indebtedness” of any Person means, at any date of determination, without duplication, any Indebtedness of such Person (a) in respect of or supporting (including any guarantee of Indebtedness in respect thereof) life and annuity reserve requirements, (b) incurred in connection with repurchase agreements and securities lending, (c) to the extent the proceeds of which are used directly or indirectly (including for the purpose of funding portfolios that are used to fund trusts) in order to support life and annuity reserve requirements, (d) to the extent the proceeds of which are used to fund discrete customer-related assets or pools of assets (and related hedge instruments and capital) that are at least notionally segregated from other assets and have sufficient cash flow to pay principal and interest thereof, with insignificant risk of other assets of the Borrower and its Subsidiaries being called upon to make such principal and interest payments, (e) excluded entirely from financial leverage by both S&P and Moody’s in their evaluation of such person, (f) consisting of loans and other obligations owing to Federal Home Loan Banks, or (g) incurred by a separate account maintained by an Insurance Subsidiary for which there is no recourse to the Borrower or any other Subsidiary.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Taxes (other than connections arising solely from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Credit Document, or sold or assigned an interest in any Loan or Credit Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Credit Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.16).

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight eurodollar transactions denominated in US Dollars by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.

“Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.

“Participant” has the meaning set forth in Section 9.04(c).

“Participant Register” has the meaning set forth in Section 9.04(c).

“Participating Member States” means each country that adopts or has adopted the euro as its currency in accordance with EMU Legislation.

“Payment” has the meaning assigned to it in Section 8.06(c)(i).

“Payment Notice” has the meaning assigned to it in Section 8.06(c)(ii).

“Payment Office” means, for each Agreed Currency, the Payment Office set forth in respect thereof in the Administrative Schedule.

“Payment Time” means, for each Agreed Currency, the Payment Time set forth in respect thereof in the Administrative Schedule.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Lien” means, as applied to any Person:

(a) Any Lien in favor of the Administrative Agent and the Lenders given to secure the Borrower’s Obligations under the Credit Documents;

(b) (i) Liens on real estate for real estate taxes not yet delinquent and (ii) Liens for taxes, assessments, governmental charges, levies, or claims not yet delinquent and for which adequate reserves have been set aside on such Person’s books;

(c) (i) Liens in respect of any interest or title of a lessor under any lease or sublease entered into by the Borrower or any Subsidiary in the ordinary course of its business and statutory Liens of landlords and (ii) Liens of carriers, warehousemen, mechanics, laborers, and materialmen and other similar Liens imposed by law incurred in the ordinary course of business for sums which are not overdue for a period of more than 60 days or are being diligently contested in good faith, if such reserve or appropriate provision, if any, as shall be required by GAAP shall have been made therefor;

(d) Liens incurred and deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance or other types of social security benefits or to secure the performance of bids, tenders, sales, contracts (other than for the repayment of borrowed money), leases and surety, appeal, customs or performance bonds and deposits to secure letters of credit issued to support or otherwise provided in connection with such matters;

(e) Limitations on the transfer of assets imposed by any federal, state or local statute, regulation or ordinance applicable to such Person;

(f) Easements, rights-of-way, restrictions, and other similar encumbrances on the use of real property which do not interfere with the ordinary conduct of the business of such Person, or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not incurred in connection with Indebtedness or other extensions of credit and which do not in the aggregate materially detract from the value of such properties or materially impair their use in the operation of the business of such Person;

(g) Judgment Liens against assets of the Borrower and its Subsidiaries arising in connection with judicial Proceedings not constituting an Event of Default under Section 7.01(i);

(h) Liens securing Indebtedness of the Borrower to the extent that such Indebtedness is ratably secured with the Borrower’s Obligations under the Credit Documents and ranks pari passu at all times with such Obligations;

(i) Liens of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection;

(j) Normal and customary rights of setoff upon deposits of cash and Cash Equivalents in favor of banks or other depositary institutions;

(k) Liens of sellers of goods to the Borrower or any of its Subsidiaries arising under Article 2 of the Uniform Commercial Code or similar provisions of applicable law in the ordinary course of business;

(l) Liens in favor of the Borrower granted by a Subsidiary of the Borrower;

(m) Liens on assets acquired after the date hereof securing Indebtedness incurred to finance the acquisition, construction or improvement of such assets (or, in the case of improvements, constructed) by the Borrower or any Subsidiary thereof (including Liens with respect to warranty claims, indemnity rights or other contractual rights under the purchase agreements relating thereto and all proceeds of the foregoing); provided that (i) such Liens only secure Indebtedness not prohibited by Section 6.02(g) hereof, (ii) such Liens are incurred, and the Indebtedness secured thereby is created, within 270 days after such acquisition, construction or improvement is completed, (iii) the Indebtedness secured thereby does not exceed the cost of such assets at the time of such acquisition, construction or improvement, and (iv) such Liens do not apply to any other property or assets of the Borrower or any Subsidiary thereof (other than proceeds and products thereof and accessions and improvements thereto);

(n) Liens against the assets of the Borrower or its Subsidiaries subject to the terms of securities lending transactions in the ordinary course of business;

(o) Liens granted in connection with a Permitted Securitization; provided, that such Liens do not encumber any property other than the Margin Stock, receivables or other insurance company assets made subject to such transaction and the proceeds thereof;

(p) Finance Lease Obligations of the Borrower or its Subsidiaries in an aggregate amount outstanding from time to time not to exceed $25,000,000;

(q) Liens on the assets of Borrower’s Subsidiaries as described on Schedule 6.03 hereto;

(r) Liens on Margin Stock;

(s) Liens securing obligations incurred in connection with any transaction (including an agreement with respect thereto) now existing or hereafter entered into which is a rate swap transaction, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction or currency option, any other security, swap, option, exchange commodity or derivative transaction and/or any combination of these transactions, in each case entered into in the ordinary course of business for the purpose of asset or liability management;

(t) Liens on marketable securities or capital stock of the Federal Home Loan Bank, in each case in favor of the Federal Home Loan Bank and securing borrowings from the Federal Home Loan Bank to the extent not prohibited under Section 6.02(d) hereof;

(u) Liens securing Acquired Indebtedness to the extent not prohibited under Section 6.02(j) hereof;

(v) Liens on insurance policies and the proceeds thereof securing Indebtedness permitted by Section 6.02(l);

(w) Liens on assets arising in connection with the sale or transfer of such assets in a transaction permitted under Section 6.05 consisting of customary rights and restrictions contained in agreements relating to such sale or transfer pending the completion thereof;

(x) Liens arising in the case of any joint venture consisting of put and call arrangements related to its equity interests, as set forth in its organizational documents or any related joint venture or similar agreement;

(y) Liens arising in connection with any interest or title of a licensor under any license or sublicense entered into by the Borrower or any Subsidiary as a licensee or sublicensee in the ordinary course of its business;

(z) Liens deemed to exist in connection with repurchase agreements entered into in the ordinary course of business in accordance with applicable insurance regulatory requirements;

(aa) Liens on earned money deposits of cash or Cash Equivalents made in connection with any proposed acquisition or other investment not prohibited hereunder;

(bb) Liens on investments and cash balances of any Insurance Subsidiary securing obligations of such Insurance Subsidiary in respect of trust or similar arrangements in the ordinary course of business for the benefit of policyholders or cedents to secure insurance or reinsurance recoverables owed to them by such Insurance Subsidiary; and

(cc) Other Liens on real or personal property (other than Liens on any Equity Interests issued by Trinity or United Insurance) of the Borrower or any Subsidiary of the Borrower securing obligations of the Borrower or any Subsidiary of the Borrower so long as the aggregate amount of the obligations secured thereby does not exceed, in the aggregate, 12.5% of Consolidated Net Worth, as determined at the time such Lien is created.

“Permitted Securitization” means the securitization or similar non-recourse financing of receivables, insurance policies or other assets, in each case by the Borrower or any of its Subsidiaries through a transfer, sale or other disposition (including the granting of a security interest) thereof by the Borrower or such Subsidiary to one or more direct or indirect special purpose Subsidiaries of the Borrower.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Government Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 or Section 430 of the Code or Section 302 or Section 303 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Plan Asset Regulations” means 29 CFR § 2510.3-101 et seq., as modified by Section 3(42) of ERISA, as amended from time to time.

“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Board (as determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

“Proceedings” means any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“QFC Credit Support” has the meaning assigned to it in Section 9.19.

“Recipient” means, as applicable, (a) the Administrative Agent, (b) any Lender and (c) any Issuing Bank.

“Reference Time” with respect to any setting of the then-current Benchmark means (a) if such Benchmark is the Term SOFR Rate, 5:00 a.m. (Chicago time) on the day that is two Business Days preceding the date of such setting, (b) if such Benchmark is EURIBOR Rate, 11:00 a.m. Brussels time two TARGET Days preceding the date of such setting, (c) if such Benchmark is CDO Rate, 11:00 a.m. Toronto time two Business Days preceding the date of such setting, (d) if the RFR for such Benchmark is SONIA, then four Business Days prior to such setting, (e) if the RFR for such Benchmark is Daily Simple SOFR, then four Business Days prior to such setting, or (f) if such Benchmark is none of the Term SOFR Rate, the EURIBOR Rate, the CDO Rate, or SONIA, the time determined by the Administrative Agent in its reasonable discretion.

“Register” has the meaning set forth in Section 9.04(b)(iv).

“Regulation U” means Regulation U of the Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Relevant Governmental Body” means (a) with respect to a Benchmark Replacement in respect of Loans denominated in US Dollars, the Board and/or the NYFRB, the CME Term SOFR Administrator, as applicable, or a committee officially endorsed or convened by the Board and/or the NYFRB or, in each case, any successor thereto, (b) with respect to a Benchmark Replacement in respect of Loans denominated in Sterling, the Bank of England, or a committee officially endorsed or convened by the Bank of England or, in each case, any successor thereto, (c) with respect to a Benchmark Replacement in respect of Loans denominated in Euros, the European Central Bank, or a committee officially endorsed or convened by the European Central Bank or, in each case, any successor thereto, and (d) with respect to a Benchmark Replacement in respect of Loans denominated in Canadian Dollars, (i) the Bank of Canada or (ii) any working group or committee officially endorsed or convened by (A) the Bank of Canada, (B) any other supervisor that is responsible for supervising either (1) such Benchmark Replacement or (2) the administrator of such Benchmark Replacement, (C) a group of the Bank of Canada or any other such supervisors or (D) the Financial Stability Board or any part thereof.

“Relevant Rate” means (i) with respect to any Term Benchmark Borrowing denominated in US Dollars, the Adjusted Term SOFR Rate, (ii) with respect to any Term Benchmark Borrowing denominated in Euros, the Adjusted EURIBOR Rate, (iii) with respect to any Term Benchmark Borrowing denominated in Canadian Dollars, the CDO Rate, and (iv) with respect to any Borrowing denominated in Sterling, the applicable Adjusted Daily Simple RFR.

“Relevant Screen Rate” means (i) with respect to any Term Benchmark Borrowing denominated in US Dollars, the Term SOFR Reference Rate, (ii) with respect to any Term Benchmark Borrowing denominated in Euros, the EURIBOR Screen Rate, or (iii) with respect to any Term Benchmark Borrowing in Canadian Dollars, the CDOR Screen Rate.

“Removal Effective Date” has the meaning set forth in Section 8.05.

“Required Lenders” means, subject to Section 2.21, at any time, Lenders having Revolving Credit Exposures and unused Commitments representing more than 50% of the sum of the total Revolving Credit Exposures and unused Commitments at such time.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means any of the principal executive officers (including the president, chief executive officer, chief financial officer and any vice president), authorized signatories, treasurer or controller of the Borrower.

“Restricted Payment” means any direct or indirect distribution, dividend or other payment to any Person on account of any capital stock or other equity securities of the Borrower, or in connection with any tax sharing agreement (other than tax sharing agreements having the Borrower or one of its Subsidiaries as the tax paying entity under such agreement).

“Restricted Purchase” means any payment on account of the purchase, redemption or other acquisition or retirement of any capital stock or other securities of, the Borrower.

“Revaluation Date” shall mean (a) with respect to any Loan denominated in any Available Foreign Currency, each of the following: (i) the date of the Borrowing of such Loan and (ii) (A) with respect to any Term Benchmark Loan, each date of a conversion into or continuation of such Loan pursuant to the terms of this Agreement and (B) with respect to any RFR Loan, each date that is on the numerically corresponding day in each calendar month that is one month after the Borrowing of such

Loan (or, if there is no such numerically corresponding day in such month, then the last day of such month); (b) with respect to any Letter of Credit denominated in an Available Foreign Currency, each of the following: (i) the date on which such Letter of Credit is issued, (ii) the first Business Day of each calendar month and (iii) the date of any amendment of such Letter of Credit that has the effect of increasing the face amount thereof; and (c) any additional date as the Administrative Agent may determine at any time when an Event of Default exists.

“Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of the Dollar Equivalent amount of the outstanding principal amount of such Lender’s Revolving Loans and its LC Exposure at such time.

“Revolving Loan” means a Loan made pursuant to Section 2.01(a).

“RFR” means, for any RFR Loan denominated in (a) Sterling, SONIA and (b) US Dollars, Daily Simple SOFR.

“RFR Borrowing” means, as to any Borrowing, the RFR Loans comprising such Borrowing.

“RFR Business Day” means, for any Loan denominated in (a) Sterling, any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which banks are closed for general business in London and (b) US Dollars, a U.S. Government Securities Business Day.

“RFR Interest Day” has the meaning specified in the definition of “Daily Simple RFR”.

“RFR Loan” means a Loan that bears interest at a rate based on the Adjusted Daily Simple RFR.

“S&P” means Standard & Poor’s Rating Services, a Standard & Poor’s Financial Services LLC business, or any successor to the ratings agency business thereof.

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, the so—called Donetsk People’s Republic, the so- called Luhansk People’s Republic, the Crimea Region of Ukraine, Cuba, Iran, North Korea and Syria).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the United Nations Security Council, the European Union, any European Union member state, or Her Majesty’s Treasury of the United Kingdom, (b) any Person located, organized or resident in a Sanctioned Country, (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b), or (d) any Person otherwise the subject of any Sanctions.

“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State or (b) the United Nations Security Council, the European Union, any European Union member state, Her Majesty’s Treasury of the United Kingdom or other relevant sanctions authority.

“SAP” means, with respect to any insurance company, statutory accounting practices prescribed or permitted by the National Association of Insurance Commissioners and, as applicable, the state department of insurance of the state of domicile of such insurance company for the preparation of financial statements and reports by insurance companies of the same type as such insurance company.

“Schedule Amendment” means each Schedule Amendment, substantially in the form of Exhibit E hereto, executed and delivered pursuant to Section 9.02.

“SEC” means the United States Securities and Exchange Commission.

“SLL Principles” has the meaning specified in Section 2.22(b).

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the NYFRB (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the NYFRB’s website, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“SOFR Rate Day” has the meaning specified in the definition of “Daily Simple SOFR”.

“SONIA” means, with respect to any Business Day, a rate per annum equal to the Sterling Overnight Index Average for such Business Day published by the SONIA Administrator on the SONIA Administrator’s Website on the immediately succeeding Business Day.

“SONIA Administrator” means the Bank of England (or any successor administrator of the Sterling Overnight Index Average).

“SONIA Administrator’s Website” means the Bank of England’s website, currently at http://www.bankofengland.co.uk, or any successor source for the Sterling Overnight Index Average identified as such by the SONIA Administrator from time to time.

“SONIA Borrowing” means any Borrowing comprised of SONIA Loans.

“SONIA Loan” means any Loan that bears interest at a rate determined by reference to the Adjusted Daily Simple RFR for Loans denominated in Sterling.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentage (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject with respect to the Adjusted EURIBOR Rate or CDO Rate, as applicable, for eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D) or any other reserve ratio or analogous requirement of any central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the Loans. Such reserve percentage shall include those imposed pursuant to Regulation D. Term Benchmark Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Sterling” or “£” mean the lawful currency of the United Kingdom.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any subsidiary of the Borrower.

“Supported QFC” has the meaning assigned to it in Section 9.19.

“Surplus Notes” means unsecured notes or debentures or contribution certificates issued by an insurance company that (i) are subordinated to policyholders and senior indebtedness of such insurance company, (ii) are subordinated to the indebtedness under this Agreement, on terms and conditions reasonably satisfactory to the Administrative Agent, (iii) require the prior approval of the insurance department of the issuer’s state of domicile for the payment of principal or interest, and (iv) receive equity treatment for all or a portion of the principal amount thereof under SAP.

“Sustainability Structuring Agent” means J.P. Morgan Securities LLC, in its capacity as the sustainability coordinator for the purposes specified in Section 2.22.

“Sustainability Targets” means specified key performance indicators with respect to certain environmental, social and governance targets of the Borrower and its Subsidiaries, which shall be confirmed by the Borrower and its counsel as being consistent with the SLL Principles.

“Syndication Agent” means each of Bank of America, N.A. and Wells Fargo Bank, National Association.

“TARGET Day” means any day on which TARGET2 (or, if such payment system ceases to be operative, such other payment system, if any, reasonably determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro.

“TARGET2” means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilizes a single shared platform and which was launched on November 19, 2007.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Government Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Benchmark” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted Term SOFR Rate, the Adjusted EURIBOR Rate, or the CDO Rate.

“Term SOFR Determination Day” has the meaning assigned to it under the definition of Term SOFR Reference Rate.

“Term SOFR Rate” means, with respect to any Term Benchmark Borrowing denominated in US Dollars and for any tenor comparable to the applicable Interest Period, the Term SOFR Reference Rate at approximately 5:00 a.m., Chicago time, two U.S. Government Securities Business Days prior to the commencement of such tenor comparable to the applicable Interest Period, as such rate is published by the CME Term SOFR Administrator.

“Term SOFR Reference Rate” means, for any day and time (such day, the “Term SOFR Determination Day”), with respect to any Term Benchmark Borrowing denominated in US Dollars and for any tenor comparable to the applicable Interest Period, the rate per annum determined by the Administrative Agent as the forward-looking term rate based on SOFR. If by 5:00 pm (New York City time) on such Term SOFR Determination Day, the “Term SOFR Reference Rate” for the applicable tenor has not been published by the CME Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Rate has not occurred, then the Term SOFR Reference Rate for such Term SOFR Determination Day will be the Term SOFR Reference Rate as published in respect of the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate was published by the CME Term SOFR Administrator, so long as such first preceding Business Day is not more than five (5) Business Days prior to such Term SOFR Determination Day.

“Total Capitalization” means, as of any date of determination, the sum of (a) Consolidated Net Worth plus (b) Total Debt plus (c) without duplication of any amount of Hybrid Securities included in the determination of Total Debt, the aggregate amount of Hybrid Securities.

“Total Debt” means, as of any date of determination, with respect to the Borrower and its Subsidiaries on a consolidated basis, as determined in accordance with GAAP, the sum of (a) the obligations of the types described in clauses (a) through (f) in the definition of Indebtedness of the Borrower and its Subsidiaries (including, for the avoidance of doubt, any Surplus Notes, but excluding all Operating Indebtedness and Hybrid Securities of the Borrower and its Subsidiaries) plus (b) the aggregate amount of Hybrid Securities in excess of 15% of Total Capitalization.

Notwithstanding the foregoing, for the purposes of determining compliance with the Leverage Ratio, the Borrower may notify the Administrative Agent that it has issued Indebtedness (which has been included in the calculation of Total Debt) or securities for the purpose of redeeming, defeasing, repaying or otherwise discharging or satisfying Indebtedness existing immediately prior to the issuance of such notice (“Existing Indebtedness”), and, during the period commencing upon delivery of such notice and ending on the earlier to occur of (i) 180 days following the date of issuance of such Indebtedness or securities and (ii) the date any other existing Indebtedness of the Borrower of a substantially similar or greater amount is repaid, defeased, retired, discharged or otherwise satisfied, “Total Debt” shall be determined at any time by subtracting therefrom the amount of the net proceeds realized by the Borrower from the issuance of such Indebtedness or securities which are held by the Borrower in the form of cash or Cash Equivalents. During such period, the Borrower shall provide Administrative Agent (for distribution to the Lenders) with a report outlining the aggregate amount of cash and Cash Equivalents then held by the Borrower promptly following the request of the Administrative Agent. For the avoidance of doubt, (x) the Borrower may net such cash and Cash Equivalents against the amount of its Indebtedness in computing the Leverage Ratio only once during the term of this Agreement in connection with Indebtedness or securities issued in connection with the planned redemption, defeasance, repayment, discharge or satisfaction of such Existing Indebtedness, for not more than two consecutive fiscal quarters beginning with the fiscal quarter in which such proceeds were received by Borrower and (y) the amount to be netted shall not exceed the amount required for the redemption, defeasance, repayment, discharge or satisfaction of the Existing Indebtedness.

“Transactions” means the execution, delivery and performance by the Borrower of this Agreement, the borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder.

“Treaty on European Union” means the Treaty of Rome of March 25, 1957, as amended by the Single European Act of 1986 and the Maastricht Treaty (which was signed at Maastricht on February 7, 1992 and came into effect on November 1, 1993), as amended from time to time.

“Trinity” means Trinity Universal Insurance Company, a Texas corporation and a Wholly-Owned Subsidiary of the Borrower.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted Term SOFR Rate, the Adjusted EURIBOR Rate, the CDO Rate, the Adjusted Daily Simple RFR, or the ABR.

“UK Financial Institutions” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“United Insurance” means United Insurance Company of America, an Illinois corporation and a Wholly-Owned Subsidiary of the Borrower.

“US Dollars” and “$” means the lawful currency of the United States.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (b) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Special Resolution Regimes” has the meaning assigned to such term in Section 9.19.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.18(f)(ii)(B)(3).

“Wholly-Owned Subsidiary” of a Person means (a) any subsidiary all of the outstanding voting Equity Interests of which shall at the time be owned or Controlled, directly or indirectly, by such Person or one or more Wholly-Owned Subsidiaries of such Person, or by such Person and one or more Wholly-Owned Subsidiaries of such Person, or (b) any partnership, limited liability company, association, joint venture or similar business organization 100% of the Equity Interests having ordinary voting power of which shall at the time be so owned or Controlled (other than in the case of foreign Subsidiaries, directors’ qualifying shares and/or other nominal amounts of shares required to be held by Persons other than the Borrower and its Subsidiaries under applicable law).

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Withholding Agent” means the Borrower and the Administrative Agent, as applicable.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

SECTION 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Type (e.g., a “Term Benchmark Loan”), and Borrowings also may be classified and referred to by Type (e.g., a “Term Benchmark Borrowing”).

SECTION 1.03. Terms Generally. The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference to any law, rule or regulation herein shall, unless otherwise specified, refer to such law, rule or regulation as amended, modified or supplemented from time to time, (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, and (g) whenever any deadline for the delivery of any notice, report or document falls on a day other than a Business Day, such deadline shall be extended to the next succeeding Business Day.

SECTION 1.04. Accounting Terms; GAAP and SAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP or SAP, as applicable, in each case as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or SAP, as applicable, or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or SAP, as applicable, or in the application thereof, then the parties hereto shall negotiate in good faith to amend such provision in order to preserve the original intent thereof and until then such provision shall be interpreted on the basis of GAAP or SAP, as applicable, as in effect and applied immediately before such change shall have become effective (during which time the Borrower shall provide reconciliation statements together with its financial statements to the extent applicable) until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to (i) any election under Financial Accounting Standards Board Accounting Standards Codification 825 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any Subsidiary at “fair value”, as defined therein and (ii) any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof.

SECTION 1.05. Interest Rates; Benchmark Notification. The interest rate on a Loan denominated in US Dollars or an Available Foreign Currency may be derived from an interest rate benchmark that may be discontinued or is, or may in the future become, the subject of regulatory reform. Upon the occurrence of a Benchmark Transition Event, Section 2.14(b) provides a mechanism for determining an alternative rate of interest. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission, performance or any other matter related to any interest rate used in this Agreement, or with respect to any alternative or successor rate thereto, or replacement rate thereof, including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the existing interest rate being replaced or have the same volume or liquidity as did any existing interest rate prior to its discontinuance or unavailability. The Administrative Agent and its affiliates and/or other related entities may engage in transactions that affect the calculation of any interest rate used in this Agreement or any alternative, successor or alternative rate (including any Benchmark Replacement) and/or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any interest rate used in this Agreement, any component thereof, or rates referenced in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

SECTION 1.06. Exchange Rates; Currency Equivalents.

(a) Indebtedness denominated in any currency other than US Dollars shall be calculated using the Dollar Equivalent amount thereof as of the date of the financial statements on which such Indebtedness is reflected; provided, that (x) if any basket in Sections 6.01 through 6.05 is exceeded solely as a result of fluctuations in applicable currency exchange rates after the last time such basket was utilized, such basket will not be deemed to have been exceeded solely as a result of such fluctuations in currency exchange rates, and (y) Revolving Loans denominated in currencies other than US Dollars shall be calculated in accordance with Section 2.09.

(b) The Administrative Agent or the Issuing Bank, as applicable, shall determine the Dollar Equivalent amounts of Term Benchmark Borrowings or Letter of Credit extensions denominated in Available Foreign Currencies. Such Dollar Equivalent shall become effective as of such Revaluation Date and shall be the Dollar Equivalent of such amounts until the next Revaluation Date to occur. Except for purposes of financial statements delivered by the Borrower hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any Agreed Currency (other than US Dollars) for purposes of the Credit Documents shall be such Dollar Equivalent amount as so determined by the Administrative Agent or the Issuing Bank, as applicable.

(c) Wherever in this Agreement in connection with a Borrowing, conversion, continuation or prepayment of a Term Benchmark Loan or an RFR Loan or the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in US Dollars, but such Borrowing, Loan or Letter of Credit is denominated in an Available Foreign Currency, such amount shall be the Dollar Equivalent of such amount (rounded to the nearest unit of such Available Foreign Currency, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent or the Issuing Bank, as the case may be.

SECTION 1.07. Divisions. For all purposes under the Credit Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its Equity Interests at such time.

ARTICLE II

The Credits

SECTION 2.01. Commitments. Subject to the terms and conditions set forth herein, each Lender severally agrees to make Revolving Loans in the Agreed Currencies to the Borrower from time to time during the Availability Period on the date requested by Borrower in accordance with Section 2.03 hereof, in an aggregate principal amount that will not result in (a) such Lender’s Revolving Credit Exposure exceeding such Lender’s Commitment, or (b) the sum of the total Revolving Credit Exposures exceeding the total Commitments. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans. There were no Revolving Loans outstanding under the Existing Credit Agreement immediately prior to the Effective Date.

SECTION 2.02. Loans and Borrowings. (a) Each Revolving Loan shall be made as part of a Borrowing consisting of Revolving Loans made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) The Revolving Loans shall be made in US Dollars or any Available Foreign Currency and, in each case, may from time to time be (i) in the case of Loans denominated in US Dollars, Term Benchmark Loans or ABR Loans, (ii) in the case of Loans denominated in euro, EURIBOR Loans, (iii) in the case of Loans denominated in Canadian Dollars, CDOR Loans and (iv) in the case of Loans denominated in Sterling, SONIA Loans, as determined by the Borrower and set forth in the Borrowing Request with respect thereto; provided, that no Term Benchmark Loan, EURIBOR Loan or CDOR Loan shall be made after the day that is one month prior to the Maturity Date. Subject to Section 2.20(a), to the extent applicable, each Lender at its option may make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c) At the commencement of each Interest Period for any Term Benchmark Revolving Borrowing or any RFR Borrowing (other than conversions or continuations of existing Borrowings), such Borrowing shall be (i) if in US Dollars, in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000, and (ii) if in any Available Foreign Currency, in an aggregate amount in such Available Foreign Currency of which the Dollar Equivalent amount is an integral multiple of $1,000,000 and not less than $5,000,000. At the time that each ABR Borrowing is made (other than conversions or continuations of existing Borrowings), such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000; provided that an ABR Borrowing of Revolving Loans may be in an aggregate amount that is equal to the entire unused balance of the total Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.04(e). Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of seven Term Benchmark Borrowings outstanding.

(d) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

SECTION 2.03. Requests for Borrowings. To request a Borrowing of Revolving Loans in any Agreed Currency, the Borrower shall notify the Administrative Agent of such request by submitting a Borrowing Request by the time specified and as otherwise directed in the Administrative Schedule (or such shorter period of time as the Administrative Agent shall reasonably agree). Each such Borrowing Request shall be irrevocable and shall be signed by a Responsible Officer of the Borrower. Each such Borrowing Request shall specify the following information in compliance with Section 2.02:

(a) the aggregate amount of the requested Borrowing;

(b) the date of such Borrowing, which shall be a Business Day;

(c) whether such Borrowing is to be an ABR Borrowing, a Term Benchmark Borrowing, or an RFR Borrowing;

(d) in the case of a Term Benchmark Borrowing, (i) the Agreed Currency of such Borrowing, and (ii) the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(e) the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.05.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Term Benchmark Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. If no Agreed Currency is specified with respect to any requested Term Benchmark Borrowing, then the Borrower shall be deemed to have selected a Borrowing in US Dollars. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04. Letters of Credit. (a) General. Subject to the terms and conditions set forth herein, the Borrower may request the issuance of Letters of Credit denominated in US Dollars as the applicant thereof for the support of its or its Subsidiaries’ obligations, in a form reasonably acceptable to the Administrative Agent and the applicable Issuing Bank, at any time and from time to time during the Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application, Letter of Credit Agreement or other agreement submitted by the Borrower to, or entered into by the Borrower with, the applicable Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control. Notwithstanding anything herein to the contrary, the Issuing Bank shall have no obligation hereunder to issue, and shall not issue, any Letter of Credit the proceeds of which would be made available to any Person (i) to fund any activity or business of or with any Sanctioned Person, or in any country or territory that, at the time of such funding, is a Sanctioned Country, (ii) in any manner that would result in a violation of any Sanctions by any party to this Agreement or (iii) in any manner that would result in a violation of one or more policies of such Issuing Bank applicable to letters of credit generally.

(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit (other than an automatic renewal permitted pursuant to paragraph (k) of this Section)), the Borrower shall hand deliver (or transmit by electronic mail) to the Issuing Bank selected by it (subject to clause (i) below) and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension, but in any event no less than three Business Days or such lesser period to which such Issuing Bank may consent) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. In addition, as a condition to any such Letter of Credit issuance, the Borrower shall have entered into a continuing agreement (or other letter of credit agreement) for the issuance of letters of credit and/or shall submit a letter of credit application, in each case, as required by the applicable Issuing Bank and using such bank’s standard form (each, a “Letter of Credit Agreement”). A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the LC Exposure of each Issuing Bank shall not exceed $5,833,333 unless agreed to by such Issuing Bank in its sole discretion, (ii) the aggregate LC Exposure of all Issuing Banks shall not exceed $17,500,000 and (iii) the sum of the total Revolving Credit Exposures shall not exceed the total Commitments.

(c) Expiration Date. Each Letter of Credit shall expire (or be subject to termination by notice from the applicable Issuing Bank to the beneficiary thereof) at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the Maturity Date; provided that any Letter of Credit may expire on a date that is later than the date referred to in clause (ii) subject to paragraphs (j) and (k) of this Section.

(d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Banks or the Lenders, each Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of each Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by such Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Reimbursement. If any Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 12:00 noon, New York City time, on the date that such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m., New York City time, on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then (subject to paragraph (h) below) not later than 12:00 noon, New York City time, on the Business Day immediately following the day that the Borrower receives such notice; provided that the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or 2.04 that such payment be financed with an ABR Borrowing of Revolving Loans in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Borrowing. If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.05 with respect to Loans made by such Lender (and Section 2.05 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the applicable Issuing Bank the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to such Issuing Bank or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Lenders and such Issuing Bank as their interests may appear. Any payment made by a Lender pursuant to this paragraph to reimburse the Issuing Banks for any LC Disbursement (other than the funding of ABR Loans as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

(f) Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit, any Letter of Credit Agreement or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by an Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Obligations hereunder. Neither the Administrative Agent, the Lenders nor the Issuing Banks, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of an Issuing Bank; provided that the foregoing shall not be construed to excuse any Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of an Issuing Bank (as finally determined by a court of competent jurisdiction), such Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, each Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Disbursement Procedures. Each Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. Each Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by electronic mail) of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse such Issuing Bank and the Lenders with respect to any such LC Disbursement.

(h) Interim Interest. If any Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Loans; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.12(e) shall apply. Interest accrued pursuant to this paragraph shall be for the account of such Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (e) of this Section to reimburse such Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i) Replacement of an Issuing Bank. Each Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of an Issuing Bank. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.11(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(j) Cash Collateralization. If (i) any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Lenders with LC Exposure representing greater than 50% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash equal to 105% of the LC Exposure as of such date plus any unpaid interest that accrued through such date in respect of unreimbursed LC Disbursements; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (g) or (h) of Section 7.01 or (ii) any Letter of Credit shall have an expiration date after the Maturity Date, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash equal to 105% of the face amount of such Letter of Credit on the date five Business Days prior to the Maturity Date. Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the Obligations under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse each Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with LC Exposure representing greater than 50% of the total LC Exposure), be applied to satisfy other Obligations. If the Borrower is required to provide an amount of cash collateral hereunder whether as a result of the occurrence of an Event of Default, pursuant to Section 2.09(a) hereof or otherwise, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default or other conditions giving rise to the cash collateral requirement have been cured or waived.

(k) Evergreen Letters of Credit. If the Borrower so requests in any applicable Letter of Credit application, a Letter of Credit may contain automatic extension provisions; provided that any such Letter of Credit must permit the applicable Issuing Bank to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by an Issuing Bank, the Borrower shall not be required to make a specific request to such Issuing Bank for any such extension. Once such a Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) such Issuing Bank to permit the extension of such Letter of Credit at any time to an expiry date in accordance with paragraph (c) of this Section; provided, however, that such Issuing Bank shall not permit any such extension if (i) such Issuing Bank has determined that it would not be permitted or would have no obligation at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof, or (ii) it has received notice on or before the day that is five Business Days before the required notice date from the Administrative Agent, any Lender or the Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, and directing such Issuing Bank not to permit such extension, and the Administrative Agent has determined, in good faith, that such condition or conditions have not, in fact, been satisfied.

(l) Letters of Credit Issued for Account of Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder supports any obligations of, or is for the account of, a Subsidiary, or states that a Subsidiary is the “account party,” “applicant,” “customer,” “instructing party,” or the like of or for such Letter of Credit, and without derogating from any rights of the applicable Issuing Bank (whether arising by contract, at law, in equity or otherwise) against such Subsidiary in respect of such Letter of Credit, the Borrower (i) shall reimburse, indemnify and compensate the applicable Issuing Bank hereunder for such Letter of Credit (including to reimburse any and all drawings thereunder) as if such Letter of Credit had been issued solely for the account of the Borrower and (ii) irrevocably waives any and all defenses that might otherwise be available to it as a guarantor or surety of any or all of the obligations of such Subsidiary in respect of such Letter of Credit. The Borrower hereby acknowledges that the issuance of such Letters of Credit for its Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

SECTION 2.05. Funding of Borrowings. (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds in the requested Agreed Currency by the applicable Funding Time to the account of the Administrative Agent, in each case as set forth on Schedule II hereto or as otherwise most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower maintained with the Administrative Agent in New York City and designated by the Borrower in the applicable Borrowing Request; provided that ABR Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.04(e) shall be remitted by the Administrative Agent to the applicable Issuing Bank.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s ratable share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans in the case of Borrowings in US Dollars, or in the case of Alternative Currencies, in accordance with such market practice, in each case, as applicable. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

SECTION 2.06. Interest Elections. (a) Each Borrowing initially shall be of the Type and Agreed Currency specified in the applicable Borrowing Request and, in the case of a Term Benchmark Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Term Benchmark Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected

Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. The Borrower may not convert Term Benchmark Revolving Loans outstanding in one Agreed Currency to Term Benchmark Revolving Loans of a different Agreed Currency other than by repaying such Term Benchmark Revolving Loans in the first Agreed Currency and borrowing Term Benchmark Revolving Loans of such different Agreed Currency in accordance with the applicable provisions of this Agreement.

(b) To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election (or such shorter period of time as the Administrative Agent shall reasonably agree). Each such Interest Election Request shall be irrevocable and shall be signed by a Responsible Officer of the Borrower.

(c) Each Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing, a Term Benchmark Borrowing, or an RFR Borrowing; and

(iv) if the resulting Borrowing is a Term Benchmark Borrowing, the Currency and the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Term Benchmark Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. If any such Interest Election Request requests a Term Benchmark Borrowing but does not specify a Currency, then the Borrower shall be deemed to have selected a Loan denominated in US Dollars.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the Borrower fails to deliver a timely Interest Election Request with respect to a Term Benchmark Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Term Benchmark Borrowing and (ii) unless repaid, each Term Benchmark Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.07. Termination and Reduction of Commitments; Increase in Commitments. (a) Unless previously terminated, the Commitments shall terminate on the Maturity Date.

(b) The Borrower may at any time terminate, or from time to time reduce, the Commitments; provided that (i) each reduction of the Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000 and (ii) the Borrower shall not terminate or reduce the Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.10, the sum of the Revolving Credit Exposures would exceed the total Commitments.

(c) The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities or the consummation of specified transactions, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.

(d) On up to five occasions after the Effective Date, the Borrower at its option may, from time to time, seek to increase the total Commitments by up to an aggregate amount of $200,000,000 (resulting in maximum total Commitments of $800,000,000) upon at least three (3) Business Days’ prior written notice to the Administrative Agent, which notice shall specify the amount of any such increase (which shall not be less than $10,000,000) and shall certify that no Default has occurred and is continuing. After delivery of such notice, the Administrative Agent or the Borrower, in consultation with the Administrative Agent, may offer the increase (which may be declined by any Lender in its sole and absolute discretion) in the total Commitments on either a ratable basis to the Lenders or on a non-pro-rata basis to one or more lenders and/or to other lenders or entities reasonably acceptable to the Administrative Agent and the Borrower. No increase in the total Commitments shall become effective until the Lenders (whether existing Lenders or new lenders) extending such incremental Commitment amount, and the Borrower shall have delivered to the Administrative Agent a document in form and substance reasonably satisfactory to the Administrative Agent pursuant to which (A) any such existing Lender agrees to the amount of its Commitment increase, (B) any such new Lender agrees to its Commitment amount and agrees to assume and accept the obligations and rights of a Lender hereunder, (C) the Borrower accepts such incremental Commitments, (D) the effective date of any increase in the Commitments is specified and (E) the Borrower certifies that on such date the conditions for a new Loan set forth in Section 4.02 are satisfied.

(e) Upon the effectiveness of any increase in the total Commitments pursuant hereto that are increases to the total Commitments, (i) each Lender (new or existing) shall be deemed to have accepted an assignment from the existing Lenders, and the existing Lenders shall be deemed to have made an assignment to each new or existing Lender accepting a new or increased Commitment, of an interest in each then outstanding Revolving Loan (in each case, on the terms and conditions set forth in the Assignment and Assumption) and (ii) the LC Exposure of the existing and new Lenders shall be automatically adjusted such that, after giving effect to such assignments and adjustments, all Revolving Credit Exposure hereunder is held ratably by the Lenders in proportion to their respective Commitments.

Assignments pursuant to the preceding sentence shall, as applicable, be made in exchange for, and substantially contemporaneously with the payment to the assigning Lenders of, the principal amount assigned plus accrued and unpaid interest and facility and Letter of Credit fees. Payments received by assigning Lenders pursuant to this Section 2.07(e) in respect of the principal amount of any Term Benchmark Loan shall, for purposes of Section 2.16 be deemed prepayments of such Loan.

(f) Any increase of the total Commitments pursuant to this Section shall be subject to receipt by the Administrative Agent from the Borrower of such supplemental opinions, resolutions, certificates and other documents as the Administrative Agent may reasonably request. No consent of any Lender (other than the Lenders agreeing to new or increased Commitments) shall be required for any incremental Commitment provided or Loan made pursuant to this Section 2.07.

SECTION 2.08. Repayment of Loans; Evidence of Debt. (a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Loan on the Maturity Date applicable to such Loan.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(e) Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender and its registered assigns and in the form of note attached hereto as Exhibit C. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the payee named therein and its registered assigns.

SECTION 2.09. Borrower Controls on Exposure; Calculation of Exposure; Prepayment if Exposure Exceeds Cap.

(a) If at any time the aggregate Revolving Credit Exposure of the Lenders exceeds the aggregate Commitments of the Lenders, the Borrower shall immediately prepay the Revolving Loans in the amount of such excess. To the extent that, after the prepayment of all Revolving Loans in excess of the Revolving Credit Exposure over the aggregate Commitments still exists, the Borrower shall promptly cash collateralize the Letters of Credit in the manner described in Section 2.04(j) in an amount sufficient to eliminate such excess.

(b) The Borrower will monitor its borrowings and repayments of Loans, with the object of preventing any Borrowing Request that would result in the aggregate amount of the Revolving Credit Exposure of the Lenders being in excess of the aggregate Commitments of the Lenders and shall use commercially reasonable efforts to promptly identify and remedy any circumstance where, by reason of changes in exchange rates, the aggregate amount of the Revolving Credit Exposure exceeds the total Commitments. In the event that at any time the Borrower determines that the aggregate amount of the Revolving Credit Exposure exceeds the total Commitments, the Borrower will prepay the Revolving Loans in accordance with paragraph (a) above.

(c) If any Revolving Loans are denominated in Available Foreign Currencies, then the Administrative Agent will calculate the aggregate amount of the Revolving Credit Exposure from time to time, and in any event not less frequently than once during each calendar week. Upon making each such calculation, the Administrative Agent will inform the Borrower of the results thereof and, upon the request of any Lender, inform such Lender of the results thereof.

(d) In the event that on any date the Administrative Agent calculates that the aggregate amount of the Revolving Credit Exposure exceeds the total Commitments, the Administrative Agent will give notice to such effect to the Borrower. Upon receipt of any such notice, the Borrower will immediately make such repayments or prepayments of Loans (without premium or penalty) as shall be necessary to cause the aggregate amount of the Revolving Credit Exposure to no longer exceed the total Commitments.

(e) Any prepayment required to be made pursuant to this Section 2.09 shall be accompanied by payment of accrued interest, if any, pursuant to Section 2.12 in respect of the amount so prepaid.

SECTION 2.10. Prepayment of Loans. (a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing, in whole or in part, at any time without premium or penalty, subject to prior notice in accordance with paragraph (b) of this Section.

(b) The Borrower shall notify the Administrative Agent by telephone (confirmed by electronic mail) of any prepayment hereunder (i) (x) in the case of prepayment of (1) a Term Benchmark Revolving Borrowing denominated in Dollars, not later than 11:00 a.m., New York City time, three Business Days before the date of prepayment or (2) an RFR Revolving Borrowing denominated in Dollars, not later than 11:00 a.m., New York City time, three Business Days before the date of prepayment, (y) in the case of prepayment of a Term Benchmark Revolving Borrowing denominated in Euros, not later than 12:00 p.m., New York City time, three Business Days before the date of prepayment, and (z) in the case of prepayment of an RFR Revolving Borrowing denominated in Sterling, not later than 11:00 a.m., New York City time, four RFR Business Days before the date of prepayment or (ii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., New York City time, one Business Day before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.07(c), then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.07(c). Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.12.

SECTION 2.11. Fees. (a) The Borrower agrees to pay a facility fee to the Administrative Agent for the account of each Lender (other than a Defaulting Lender to the extent provided in Section 2.21), which shall accrue at the Applicable Rate on the daily amount of the Commitments of such Lender (whether used or unused) during the period from and including the Effective Date to but excluding the date on which such Commitment terminates (the “Facility Fee”); provided that, if such Lender continues to have any Revolving Credit Exposure after its Commitment terminates, then such Facility Fee shall continue to accrue on the daily amount of such Lender’s Revolving Credit Exposure from and including the date on which its Commitment terminates to but excluding the date on which such Lender ceases to have any Revolving Credit Exposure. Facility Fees accrued through and including the last day of March, June, September and December of each year shall be payable in arrears on the fifteenth day following such last day and on the date on which the Commitments terminate, commencing on the first such date to occur after the date hereof; provided that any Facility Fees accruing after the date on which the Commitments terminate shall be payable on demand. All Facility Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b) The Borrower agrees to pay (i) to the Administrative Agent for the account of each Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Rate used to determine the interest rate applicable to Term Benchmark Revolving Loans on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to the applicable Issuing Bank a fronting fee, which shall accrue at a rate per annum of 0.125% on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date of termination of the Commitments and the date on which there ceases to be any LC Exposure, as well as such Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the fifteenth day following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Commitments terminate and any such fees accruing after the date on which the Commitments terminate shall be payable on demand. Any other fees payable to the Issuing Banks pursuant to this paragraph shall be payable within 10 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c) The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.

(d) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to each Issuing Bank, in the case of fees payable to it) for distribution, in the case of Facility Fees and participation fees, to the Lenders. Fees paid shall not be refundable under any circumstances.

SECTION 2.12. Interest. (a) The Loans comprising each ABR Borrowing shall bear interest at the ABR plus the Applicable Rate.

(b) The Loans comprising each Term SOFR Borrowing shall bear interest, at the Adjusted Term SOFR Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c) The Loans comprising each EURIBOR Borrowing shall bear interest at the EURIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(d) The Loans comprising each CDOR Borrowing shall bear interest at the CDO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(e) The Loans comprising (i) each SONIA Borrowing shall bear interest at the applicable Adjusted Daily Simple RFR plus the Applicable Rate and (ii) if applicable pursuant to Section 2.13, each Daily Simple SOFR Borrowing shall bear interest at the applicable Adjusted Daily Simple RFR plus the Applicable Rate.

(f) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.

(g) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan, upon the final maturity thereof and upon termination of the Commitments; provided that (i) interest accrued pursuant to paragraph (f) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Loan that is a Revolving Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Term Benchmark Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(h) Interest computed by reference to the Term SOFR Rate, the EURIBOR Rate or Daily Simple RFR with respect to US Dollars (if applicable pursuant to Section 2.13) hereunder shall be computed on the basis of a year of 360 days. Interest computed by reference to the Daily Simple RFR with respect to Sterling, the CDO Rate or the ABR at times when the ABR is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year). In each case interest shall be payable for the actual number of days elapsed (including the first day but excluding the last day). All interest hereunder on any Loan shall be computed on a daily basis based upon the outstanding principal amount of such Loan as of the applicable date of determination. The applicable ABR, Adjusted Term SOFR Rate, Adjusted EURIBOR Rate, EURIBOR Rate, CDO Rate, Adjusted Daily Simple RFR, and Daily Simple RFR shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.13. Alternate Rate of Interest.

(a) Subject to clauses (b), (c), (d), (e) and (f) of this Section 2.13, if:

(i) the Administrative Agent reasonably determines (which determination shall be conclusive absent manifest error) (A) prior to the commencement of any Interest Period for a Term Benchmark Borrowing, that adequate and reasonable means do not exist for ascertaining the Adjusted Term SOFR Rate, the Term SOFR Rate, the Adjusted EURIBOR Rate, the EURIBOR Rate, or the CDO Rate (including because the Relevant Screen Rate is not available or published on a current basis), for the applicable Agreed Currency and such Interest Period or (B) at any time, that adequate and reasonable means do not exist for ascertaining the applicable Adjusted Daily Simple RFR, Daily Simple RFR or RFR for the applicable Agreed Currency; or

(ii) the Administrative Agent is advised by the Required Lenders that (A) prior to the commencement of any Interest Period for a Term Benchmark Borrowing, the Adjusted Term SOFR Rate, the Adjusted EURIBOR Rate, or the CDO Rate for the applicable Agreed Currency and such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for the applicable Agreed Currency and such Interest Period or (B) at any time, the applicable Adjusted Daily Simple RFR for the applicable Agreed Currency will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for the applicable Agreed Currency;

then the Administrative Agent shall give written notice thereof to the Borrower and the Lenders by telephone, telecopy or electronic mail as promptly as practicable thereafter and, until (x) the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the Borrower delivers a new Interest Election Request in accordance with the terms of Section 2.06 or a new Borrowing Request in accordance with the terms of Section 2.03, (A) for Loans denominated in US Dollars, (1) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Term Benchmark Borrowing and any Borrowing Request that requests a Term Benchmark Borrowing shall instead be deemed to be an Interest Election Request or a Borrowing Request, as applicable, for (x) an RFR Borrowing denominated in US Dollars so long as the Adjusted Daily Simple RFR for US Dollar Borrowings is not also the subject of Section 2.13(a)(i) or (ii) above or (y) an ABR Borrowing if the Adjusted Daily Simple RFR for US Dollar Borrowings also is the subject of Section 2.13(a)(i) or (ii) above and (2) any Borrowing Request that requests an RFR Borrowing shall instead be deemed to be a Borrowing Request, as applicable, for an ABR Borrowing and (B) for Loans denominated in an Available Foreign Currency, any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Term Benchmark Borrowing and any Borrowing Request that requests a Term Benchmark Borrowing or an RFR Borrowing, in each case, for the relevant Benchmark, shall be ineffective; provided that if the circumstances giving rise to such notice affect only one Type of Borrowings, then all other Types of Borrowings shall be permitted.

Furthermore, if any Term Benchmark Loan or RFR Loan in any Agreed Currency is outstanding on the date of the Borrower’s receipt of the notice from the Administrative Agent referred to in this Section 2.13(a) with respect to a Relevant Rate applicable to such Term Benchmark Loan or RFR Loan, then until (x) the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the Borrower delivers a new Interest Election Request in accordance with the terms of Section 2.06 or a new Borrowing Request in accordance with the terms of Section 2.03, (A) for Loans denominated in US Dollars, (1) any Term Benchmark Loan shall on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day), be converted by the Administrative Agent to, and shall constitute, (x) an RFR Borrowing denominated in US Dollars so long as the Adjusted Daily Simple RFR for US Dollar Borrowings is not also the subject of Section 2.13(a)(i) or (ii) above or (y) an ABR Loan if the Adjusted Daily Simple RFR for US Dollar Borrowings also is the subject of Section 2.13(a)(i) or (ii) above, on such day, and (2) any RFR Loan shall on and from such day be converted by the Administrative Agent to, and shall constitute an ABR Loan and (B) for Loans denominated in an Available Foreign Currency, (1) any Term Benchmark Loan shall, on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day) bear interest at the Central Bank Rate for the applicable Available Foreign Currency plus the CBR Spread; provided that, if the Administrative Agent reasonably determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate for the applicable Available Foreign Currency cannot be determined, any outstanding affected Term Benchmark Loans denominated in any Available Foreign Currency shall, at the Borrower’s election prior to such day: (A) be prepaid by the Borrower on such day or (B) solely for the purpose of calculating the interest rate applicable to such Term Benchmark Loan, such Term Benchmark Loan denominated in any Available Foreign Currency shall be deemed to be a Term Benchmark Loan denominated in US Dollars and shall accrue interest at the same interest rate applicable to Term Benchmark Loans denominated in US Dollars at such time and (2) any RFR Loan shall bear interest at the Central Bank Rate for the applicable Available Foreign Currency plus the CBR Spread; provided that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate for the applicable Available Foreign Currency cannot be determined, any outstanding affected RFR Loans denominated in any Available Foreign Currency, at the Borrower’s election, shall either (A) be converted into ABR Loans denominated in US Dollars (in an amount equal to the Dollar Equivalent of such Available Foreign Currency) immediately or (B) be prepaid in full immediately.

(b) Notwithstanding anything to the contrary herein or in any other Credit Document (and any Swap Agreement shall be deemed not to be a “Credit Document” for purposes of this Section 2.13), if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) of the definition of “Benchmark Replacement” with respect to US Dollars for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Credit Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Credit Document and (y) if a Benchmark Replacement is determined in accordance with clause (2) of the definition of “Benchmark Replacement” with respect to any Agreed Currency for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Credit Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Credit Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.

(c) Notwithstanding anything to the contrary herein or in any other Credit Document, the Administrative Agent, in consultation with the Borrower, will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Credit Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Credit Document.

(d) The Administrative Agent will promptly notify the Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (f) below and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.13, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Credit Document, except, in each case, as expressly required pursuant to this Section 2.13.

(e) Notwithstanding anything to the contrary herein or in any other Credit Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Rate, EURIBOR Rate or CDO Rate) and either (a) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (b) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (a) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (b) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(f) Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for a Term Benchmark Borrowing or RFR Borrowing of, conversion to or continuation of Term Benchmark Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, either (x) the Borrower will be deemed to have converted any request for (1) a Term Benchmark Borrowing denominated in US Dollars into a request for a Borrowing of or conversion to (A) an RFR Borrowing denominated in US Dollars so long as the Adjusted Daily Simple RFR for US Dollar Borrowings is not the subject of a Benchmark Transition Event or (B) an ABR Borrowing if the Adjusted Daily Simple RFR for US Dollar Borrowings is the subject of a Benchmark Transition Event or (y) any Term Benchmark Borrowing or RFR Borrowing denominated in an Available Foreign Currency shall be ineffective. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of ABR based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of ABR. Furthermore, if any Term Benchmark Loan or RFR Loan in any Agreed Currency is outstanding on the date of the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to a Relevant Rate applicable to such Term Benchmark Loan or RFR Loan, then until such time as a Benchmark Replacement for such Agreed Currency is implemented pursuant to this Section 2.13, (A) for Loans denominated in US Dollars (1) any Term Benchmark Loan shall on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day), be converted by the Administrative Agent to, and shall constitute, (x) an RFR Borrowing denominated in US Dollars so long as the Adjusted Daily Simple RFR for US Dollar Borrowings is not the subject of a Benchmark Transition Event or (y) an ABR Loan if the Adjusted Daily Simple RFR for US Dollar Borrowings is the subject of a Benchmark Transition Event, on such day and (2) any RFR Loan shall on and from such day be converted by the Administrative Agent to, and shall constitute an ABR Loan and (B) for Loans denominated in an Available Foreign Currency, (1) any Term Benchmark Loan shall, on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day) bear interest at the Central Bank Rate for the applicable Available Foreign Currency plus the CBR Spread; provided that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate for the applicable Available Foreign Currency cannot be determined, any outstanding affected Term Benchmark Loans denominated in any Available Foreign Currency shall, at the Borrower’s election prior to such day: (a) be prepaid by the Borrower on such day or (b) solely for the purpose of calculating the interest rate applicable to such Term Benchmark Loan, such Term Benchmark Loan denominated in any Available Foreign Currency shall be deemed to be a Term Benchmark Loan denominated in US Dollars and shall accrue interest at the same interest rate applicable to Term Benchmark Loans denominated in US Dollars at such time and (2) any RFR Loan shall bear interest at the Central Bank Rate for the applicable Available Foreign Currency plus the CBR Spread; provided that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate for the applicable Available Foreign Currency cannot be determined, any outstanding affected RFR Loans denominated in any Available Foreign Currency, at the Borrower’s election, shall either (A) be converted into ABR Loans denominated in US Dollars (in an amount equal to the Dollar Equivalent of such Available Foreign Currency) immediately or (B) be prepaid in full immediately.

SECTION 2.14. Substitution of Euro for National Currency. If any Available Foreign Currency is replaced by the euro, unless otherwise agreed by the Borrower, the Administrative Agent and the Lenders, the euro may be tendered in satisfaction of any obligation denominated in such Available Foreign Currency at the conversion rate specified in, or otherwise calculated in accordance with, the regulations adopted by the Council of the European Union relating to the euro. No replacement of an Available Foreign Currency by the euro shall discharge, excuse or otherwise affect the performance of any Obligation under this Agreement.

SECTION 2.15. Unavailability of Available Foreign Currency. If, following receipt of a Borrowing Request from the Administrative Agent pursuant to Section 2.03, (a) a Lender notifies the Administrative Agent that the Available Foreign Currency requested is not readily available to it in the amount required or (b) a Lender notifies the Administrative Agent that compliance with its obligation to participate in a Loan in the proposed Available Foreign Currency would contravene a law or regulation applicable to it, the Administrative Agent will give notice to the Borrower to that effect by 9:00 a.m., New York time, on that day. In this event, any Lender that gives notice pursuant to this Section 2.15 will be required to participate in the Loan in US Dollars (in an amount equal to the Dollar Equivalent amount) and its participation will be treated as a separate Loan denominated in US Dollars during that Interest Period.

SECTION 2.16. Increased Costs. (a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, liquidity or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted Term SOFR Rate, Adjusted EURIBOR Rate, or CDO Rate, as applicable) or Issuing Bank;

(ii) impose on any Lender or Issuing Bank or the applicable offshore interbank market for the applicable Agreed Currency any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein; or

(iii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting into, continuing or maintaining any Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender, such Issuing Bank or such other Recipient of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender, such Issuing Bank or such other Recipient hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender, such Issuing Bank or such other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, such Issuing Bank or such other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b) If any Lender or any Issuing Bank determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Bank’s capital or on the capital of such Lender’s or such Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrower will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered.

(c) A certificate of a Lender or an Issuing Bank setting forth the reason(s) and the calculation of the amount or amounts necessary to compensate such Lender or such Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section in reasonable detail shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or such Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Failure or delay on the part of any Lender or any Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or such Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or an Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or such Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(e) Notwithstanding anything contained herein to the contrary, a Lender shall not be entitled to any compensation pursuant to this Section 2.16 to the extent such Lender is not imposing such charges or requesting such compensation from borrowers (similarly situated to the Borrower hereunder) under comparable syndicated credit facilities as a matter of general practice and policy.

SECTION 2.17. Break Funding Payments.

(a) With respect to Loans that are not RFR Loans, in the event of (i) the payment of any principal of any Term Benchmark Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default or an optional or mandatory prepayment of Loans), (ii) the conversion of any Term Benchmark Loan other than on the last day of the Interest Period applicable thereto, (iii) the failure to borrow, convert, continue or prepay any Term Benchmark Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.10(b) and is revoked in accordance therewith), (iv) the assignment of any Term Benchmark Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.20, or (v) the failure by the Borrower to make any payment of any Loan or drawing under any Letter of Credit (or interest due thereof) denominated in an Available Foreign

Currency on its scheduled due date or any payment thereof in a different currency, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event (other than lost profits). A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(b) With respect to RFR Loans, in the event of (i) the payment of any principal of any RFR Loan other than on the Interest Payment Date applicable thereto (including as a result of an Event of Default or an optional or mandatory prepayment of Loans), (ii) the failure to borrow or prepay any RFR Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.10(b) and is revoked in accordance therewith), (iii) the assignment of any RFR Loan other than on the Interest Payment Date applicable thereto as a result of a request by the Borrower pursuant to Section 2.20 or (iv) the failure by the Borrower to make any payment of any Loan or drawing under any Letter of Credit (or interest due thereof) denominated in an Agreed Currency on its scheduled due date or any payment thereof in a different currency, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event (other than lost profits). A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

SECTION 2.18. Withholding of Taxes. (a) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower under any Credit Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Government Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.18) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(a) Payment of Other Taxes by the Borrower. The Borrower shall timely pay to the relevant Government Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for, Other Taxes.

(b) Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrower to a Government Authority pursuant to this Section 2.18, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Government Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(c) Indemnification by the Borrower. The Borrower shall indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.18) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Government Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Credit Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Government Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Credit Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(e) Status of Lenders. (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Credit Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.18(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,

(A) any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1) In the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Credit Document, executed copies of IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Credit Document, IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed copies of IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit D-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or W-8BEN-E, as applicable; or

(4) to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, Form W-8BEN or Form W-8BEN-E, as applicable, a U.S. Tax Compliance Certificate substantially in the form of Exhibit D-2 or Exhibit D-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit D-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Credit Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(f) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.18 (including by the payment of additional amounts pursuant to this Section 2.18), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.18 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Government Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Government Authority) in the event that such indemnified party is required to repay such refund to such Government Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(g) Survival. Each party’s obligations under this Section 2.18 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Credit Document.

(h) Defined Terms. For purposes of this Section 2.18, the term “Lender” includes any Issuing Bank and the term “Applicable Law” includes FATCA.

(i) FATCA. For purposes of determining withholding Taxes imposed under FATCA, from and after the effective date of this Agreement, the Borrower and the Administrative Agent shall treat (and the Lenders hereby authorize the Borrower and the Administrative Agent to treat) this Agreement and/or any Loan as not qualifying as a “grandfathered obligation” within the meaning of Treasury Regulation Section 1.1471-2(b)(2)(i).

SECTION 2.19. Payments Generally; Pro Rata Treatment; Sharing of Set-offs. (a) The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.14, 2.15 or 2.16, or otherwise) in immediately available funds, without set off, recoupment or counterclaim. All payments in respect of Loans in any Currency shall be made in such Currency and in immediately available funds at or prior to the Payment Time, for Loans of such Currency, on the due date thereof. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at the applicable Payment Office except payments to be made directly to an Issuing Bank as expressly provided herein and except that payments pursuant to Sections 2.16, 2.17, 2.18 and 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other

Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder in respect of any Loan shall be made in the Currency in which such Loan was denominated.

(b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, to pay interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, to pay principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c) If any Lender shall, by exercising any right of set off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Loans or participations in LC Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans and participations in LC Disbursements and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Loans and participations in LC Disbursements of other Lenders without recourse or warranty from the other Lenders except as contemplated by Section 9.04 in respect of assignments to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans and participations in LC Disbursements; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or an Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute (or cause the Administrative Agent to distribute) to the Lenders or such Issuing Bank, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or such Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the NYFRB Rate.

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(d) or (e), 2.05(b), 2.19(d) or 9.03(c), then the Administrative Agent may, in its discretion and notwithstanding any contrary provision hereof, (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender and for the benefit of the Administrative Agent or the Issuing Banks to satisfy such Lender’s obligations under such Sections until all such unsatisfied Obligations are fully paid, and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender under any such Section, in the case of each of clause (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.

SECTION 2.20. Mitigation Obligations; Replacement of Lenders.

(a) If any Lender requests compensation under Section 2.16, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Government Authority for the account of any Lender pursuant to Section 2.18, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Sections 2.16 or 2.18, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable and documented out-of-pocket costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If (i) any Lender requests compensation under Section 2.16, (ii) the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Government Authority for the account of any Lender pursuant to Section 2.18, (iii) any Lender becomes a Defaulting Lender, or (iv) any Lender does not consent to a proposed amendment, waiver, discharge or termination with respect to any Credit Document that has been consented to by the Required Lenders, but which otherwise required consent of all Lenders or of all Lenders affected thereby, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights (other than its existing rights to payments pursuant to Sections 2.16 or 2.18) and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (x) the Borrower shall have received the prior written consent of the Administrative Agent (and if a Commitment is being assigned, each Issuing Bank), which consent shall not unreasonably be withheld, delayed or conditioned, (y) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (z) in the case of any such assignment resulting from a claim for compensation under Section 2.16 or payments required to be made pursuant to Section 2.18, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply. Each party hereto agrees that with respect to an assignment required pursuant to this Section 2.20(b) that conforms with the preceding terms and conditions hereof, (x) such assignment may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Administrative Agent and the assignee (or, to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an Approved Electronic Platform as to which the Administrative Agent and such parties are participants), and (y) the Lender required to make such assignment need not be a party thereto in order for such assignment to be effective and shall be deemed to have consented to and be bound by the terms thereof; provided that, following the effectiveness of any such assignment, the other parties to such assignment agree to execute and deliver such documents necessary to evidence such assignment as reasonably requested by the applicable Lender, provided that any such documents shall be without recourse to or warranty by the parties thereto.

SECTION 2.21. Defaulting Lenders.

Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) Facility Fees shall cease to accrue pursuant to Section 2.11(a) on the portion of the Commitment of such Defaulting Lender in excess of the Revolving Credit Exposure of such Defaulting Lender;

(b) any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 7.02 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 9.08 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Issuing Bank hereunder; third, to cash collateralize the Issuing Banks’ LC Exposure with respect to such Defaulting Lender in accordance with this Section 2.21(b); fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) cash collateralize the Issuing Banks’ future LC Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with this Section; sixth, to the payment of any amounts owing to the Lenders or the Issuing Banks as a result of any judgment of a court of competent jurisdiction obtained by any Lender or the Issuing Banks against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement or under any other Credit Document; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement or under any other Credit Document; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or LC Disbursements in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and LC Disbursements owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or LC Disbursements owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in the Borrower’s obligations corresponding to such Defaulting Lender’s LC Exposure are held by the Lenders pro rata in accordance with the Commitments without giving effect to clause (d) below. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section 2.21 shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(c) the Commitments, LC Exposure and Revolving Credit Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 9.02), provided that this clause (c) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender or each Lender affected thereby;

(d) if any LC Exposure exists at the time a Lender becomes a Defaulting Lender then:

(i) all or any part of such LC Exposure shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentages but only (x) to the extent that such reallocation does not, as to any non-Defaulting Lender, cause such non-Defaulting Lender’s Revolving Credit Exposure to exceed its Commitment and (y) the conditions set forth in Section 4.02 are satisfied at such time, provided, that subject to Section 9.17, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a non-Defaulting Lender as a result of such non-Defaulting Lender’s increased exposure following such reallocation;

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall, within two Business Days following notice by the Administrative Agent, cash collateralize for the benefit of the Issuing Banks only the Borrower’s obligations corresponding to such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.04(j) for so long as such LC Exposure is outstanding;

(iii) if the Borrower cash collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to clause (ii) above, the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.11(b) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;

(iv) if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Section 2.11(b) shall be adjusted in accordance with such non-Defaulting Lenders’ Applicable Percentages; or

(v) if all or any portion of such Defaulting Lender’s LC Exposure is neither cash collateralized nor reallocated pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of the Issuing Banks or any other Lender hereunder, all Facility Fees that otherwise would have been payable to such Defaulting Lender (solely with respect to the portion of such Defaulting Lender’s Commitment that was utilized by such LC Exposure) and letter of credit fees payable under Section 2.11(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the Issuing Banks until such LC Exposure is cash collateralized and/or reallocated; and

(e) so long as such Lender is a Defaulting Lender, no Issuing Bank shall be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure and the Defaulting Lender’s then outstanding LC Exposure will be 100% covered by the Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrower in accordance with Section 2.21(d), and participating interests in any such newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.21(d)(i) (and such Defaulting Lender shall not participate therein).

If (i) a Bankruptcy Event with respect to a Parent of any Lender shall occur following the date hereof and for so long as such event shall continue or (ii) any Issuing Bank has a reasonable good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, then such Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless such Issuing Bank shall have entered into arrangements with the Borrower or such Lender, satisfactory to such Issuing Bank, to defease any risk to it in respect of such Lender hereunder.

In the event that the Administrative Agent, the Borrower and each Issuing Bank each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage (as determined prior to such Lender becoming a Defaulting Lender but after giving effect to any Commitment reductions or increases in accordance with the terms hereof).

SECTION 2.22. Sustainability Targets.

(a) The parties hereto acknowledge that the Sustainability Targets have not been determined and agreed as of the date of this Agreement and that Schedule 2.22 therefore has been intentionally left blank. The Borrower may, at any time following the Effective Date, submit a request in writing to the Administrative Agent that this Agreement be amended to include the Sustainability Targets and other related provisions (including without limitation those provisions described in this Section 2.22), to be mutually agreed among the parties hereto in accordance with this Section 2.22 and Section 9.02 (such amendment, the “ESG Amendment”). Such request shall be accompanied by the proposed Sustainability Targets as prepared by the Borrower in consultation with the Sustainability Structuring Agent and devised with assistance from the Sustainability Assurance Provider (defined below), which shall be included as Schedule 2.22 (the “Sustainability Table”). The proposed ESG Amendment shall also include the ESG Pricing Provisions (defined below) and identify a sustainability assurance provider, provided that any such sustainability assurance provider shall be a qualified external reviewer, independent of the Borrower and its Subsidiaries, with relevant expertise, such as an auditor, environmental consultant and/or independent ratings agency of recognized national standing (the “Sustainability Assurance Provider”).

(b) The Administrative Agent, the Lenders and the Borrower shall in good faith enter into discussions to reach an agreement in respect of the proposed Sustainability Targets and Sustainability Assurance Provider, and any proposed incentives and penalties for compliance and noncompliance, respectively, with the Sustainability Targets, including any adjustments to the Applicable Rate (and/or Facility Fee Rate therein) (such provisions, collectively, the “ESG Pricing Provisions”); provided that the amount of any such adjustments made pursuant to an ESG Amendment shall not result in a decrease or an increase of more than (a) 0.01% in the Facility Fee Rate set forth in the definition of “Applicable Rate” and/or (b) 0.05% in the “Applicable Rate” for any Loan during any calendar year, which pricing adjustments shall be applied in accordance with the terms as further described in the ESG Pricing Provisions; provided further that (i) in no event shall the Applicable Rate or the Facility Fee Rate be less than 0.00% at any time and (ii) for the avoidance of doubt, such pricing adjustments shall not be cumulative year-over-year, and each applicable adjustment shall only apply until the date on which the next adjustment is due to take place. The ESG Amendment (including the ESG Pricing Provisions) will become effective once the Borrower, the Administrative Agent and the Required Lenders have executed the ESG Amendment on or after 5:00 p.m. (New York City time) on the tenth (10th) Business Days after the date notice of such ESG Amendment is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document. The Borrower agrees and confirms that the ESG Pricing Provisions shall follow the Sustainability Linked Loan Principles, as published in May 2021, and as may be updated, revised or amended from time to time by the Loan Market Association and the Loan Syndications & Trading Association (the “SLL Principles”).

(c) Following the effectiveness of the ESG Amendment, any amendment or other modification to the ESG Pricing Provisions which does not have the effect of reducing the Applicable Rate or the Facility Fee Rate to a level not otherwise permitted by this Section 2.22 shall be subject only to the consent of the Required Lenders.

ARTICLE III

Representations and Warranties

The Borrower represents and warrants to the Administrative Agent and the Lenders that:

SECTION 3.01. Organization; Power; Qualification. Each of the Borrower and its Material Subsidiaries is duly organized or formed, validly existing, and in good standing under the laws of its jurisdiction of organization, has all requisite power and authority to carry on its business as now conducted and except where the failure to do could not reasonably be expected to have a Materially Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

SECTION 3.02. Authorization; Enforceability. The Borrower has the corporate or other organizational power, and has taken all necessary corporate or other organizational action to authorize it to execute, deliver, and perform this Agreement and each of the other Credit Documents to which it is a party in accordance with the terms thereof and to consummate the transactions contemplated hereby and thereby. This Agreement and promissory notes delivered hereunder have been duly executed and delivered by the Borrower, and each of this Agreement and the other Credit Documents to which the Borrower is a party is a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, subject to the following qualifications: (a) the discretion of any court in awarding equitable remedies, and (b) bankruptcy, insolvency, liquidation, reorganization, moratorium, reconstruction, and other similar laws or legal or equitable principles affecting enforcement of creditors’ rights generally.

SECTION 3.03. Subsidiaries. Set forth on Schedule 3.03 is a complete and correct list, as of the date hereof, of all Subsidiaries of the Borrower (with an indication as to which are Material Subsidiaries). The Borrower owns, free and clear of all Liens (other than (x) in the case of Subsidiaries other than Trinity and United Insurance, Permitted Liens, and (y) in the case of Trinity and United Insurance, Liens specified in clauses (a), (b)(ii), (e) and (g) of the definition of “Permitted Liens”), all outstanding shares of its direct Material Subsidiaries and all such shares are validly issued, fully paid and non-assessable.

SECTION 3.04. Compliance with Laws. The execution, delivery, and performance of this Agreement and each of the other Credit Documents in accordance with the terms and the consummation of the transactions contemplated hereby and thereby do not and will not (a) violate any Applicable Law, or (b) conflict with, result in a breach of, or constitute a default under (i) the certificate or articles of incorporation or by-laws of the Borrower or any of its Material Subsidiaries or (ii) any indenture, agreement, or other instrument to which the Borrower or any of its Material Subsidiaries is a party or by which any such Person or any of its properties may be bound, except, with respect to clauses (a) and (b)(ii), where such violation, conflict, breach or default could not reasonably be expected to have a Materially Adverse Effect.

SECTION 3.05. Necessary Authorizations. The Borrower has secured all material Necessary Authorizations, and all such Necessary Authorizations are in full force and effect. The Borrower is not required to obtain any additional Governmental Authorizations in connection with the execution, delivery, and performance, in accordance with the terms of this Agreement or any other Credit Document, and the Transactions.

SECTION 3.06. Title to Properties. Each of the Borrower and its Material Subsidiaries has good title to, or a valid leasehold interest in, or other legal right to use all of the real and personal property necessary for the conduct of its business as currently conducted, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes, subject only to Permitted Liens.

SECTION 3.07. Taxes. All federal, all material state, and all other material tax returns of the Borrower and each of its Subsidiaries required by law to be filed have been duly filed (except as such returns have been extended in accordance with Applicable Law), and all federal, state, and other taxes, assessments, and other governmental charges or levies upon the Borrower and each of its Subsidiaries and any of their respective properties, income, profits, and assets, which are due and payable as shown on such returns, have been paid, except any such payment of which the Borrower or any of its Subsidiaries, as applicable, is diligently contesting in good faith by proper proceedings and against which adequate reserves are being maintained, and as to which no Lien other than a Permitted Lien has attached. The charges, accruals, and reserves on the books of the Borrower and each of its Subsidiaries in respect of taxes are, in the reasonable judgment of the Borrower, adequate.

SECTION 3.08. Financial Statements. The Borrower has furnished, or caused to be furnished, to the Lenders audited financial statements as of December 31, 2021, which were prepared in accordance with GAAP for the Borrower and its Subsidiaries on a consolidated basis which present fairly, in all material respects, the financial position of the Borrower and its Subsidiaries on a consolidated basis as of such date, and the results of operations for the period then ended. Except as disclosed in such financial statements, neither the Borrower nor any of its Subsidiaries had any material liabilities, contingent or otherwise, and there were no material unrealized or anticipated losses of the Borrower or any of its Subsidiaries, which in any such case would be required to be shown on such financial statements.

SECTION 3.09. No Materially Adverse Effect. On the date of this Agreement, since December 31, 2021, there has occurred no event which has had or which could reasonably be expected to have a Materially Adverse Effect.

SECTION 3.10. Guaranties. The Borrower has not made guaranties of the indebtedness of any Person, except where the obligations of the Borrower thereunder are pari passu with or junior in right of payment to the Obligations under the Credit Documents.

SECTION 3.11. Litigation. There is no litigation, legal or administrative proceeding, investigation, or other action of any nature pending or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any of its Subsidiaries as to which there is a reasonable expectation of an adverse determination and that, if adversely determined, could reasonably be expected to have a Materially Adverse Effect.

SECTION 3.12. ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Materially Adverse Effect. As of the Effective Date, the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $100,000,000 the fair market value of the assets of all such underfunded Plans.

SECTION 3.13. Compliance with Law. Each of the Borrower and its Subsidiaries is in material compliance with all Applicable Laws and with all of the provisions of its certificate or articles of incorporation and by-laws or partnership agreement, as the case may be, except for any noncompliance which could not reasonably be expected to have a Materially Adverse Effect.

SECTION 3.14. Accuracy and Completeness of Information. To the knowledge of the Borrower, all written information, reports, and other papers and data relating to the Borrower or any of its Subsidiaries furnished by Borrower to the Lenders in connection with this Agreement (in each case, after giving effect to all supplements and updates provided thereto), taken as a whole, do not contain as of the date furnished any untrue statement of material fact or omit to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not materially misleading (except for (x) projections and other forward-looking information, which the Borrower represents were prepared in good faith based upon assumptions believed to be reasonable at the time, and (y) information of a general industry or economic nature). The Administrative Agent and the Lenders understand and acknowledge that forecasts, forward-looking statements and projections are as to future events, are not to be viewed as facts and are subject to significant uncertainties and contingencies, many of which are beyond Borrower’s control, such that actual results during the period or periods covered by any such statements or projections may differ significantly from the projected results, such differences may be material, and no assurance can be given that projected results will be realized.

SECTION 3.15. Compliance with Regulations T, U and X. Neither the Borrower nor any of its Subsidiaries is engaged principally in or has as one of its important activities the business of extending credit for the purpose of purchasing or carrying any “margin security” or “margin stock” as defined in Regulations T, U, and X (12 C.F.R. Parts 221 and 224) of the Board of Governors of the Federal Reserve System (herein called “Margin Stock”). The Borrower has not taken and will not take any action which could reasonably be expected to cause this Agreement or any promissory notes issued hereunder to violate Regulation T, U, or X, or any other regulation of the Board of Governors of the Federal Reserve System with respect to Margin Stock, in each case as now in effect or as the same may hereafter be in effect. If so requested by the Administrative Agent or any Lender, the Borrower will furnish the Administrative Agent and the Lenders with a statement or statements in conformity with the requirements of Federal Reserve Form U-l referred to in Regulation U of said Board of Governors. Neither the making of the Loans nor the use of proceeds thereof will violate, or be inconsistent with, the provisions of Regulation T, U, or X of said Board of Governors.

SECTION 3.16. Broker’s or Finder’s Commissions. No broker’s or finder’s fee or commission will be payable with respect to the consummation of the Transactions.

SECTION 3.17. Investment Company Act. Neither the Borrower nor any of its Subsidiaries is required to register under the provisions of the Investment Company Act of 1940, as amended, and neither the entering into or performance by the Borrower of this Agreement nor the issuance of any promissory notes issued hereunder violates any provision of such Act or requires any consent, approval, or authorization of, or registration with, any governmental or public body or authority pursuant to any of the provisions of such Act.

SECTION 3.18. Insurance Licenses. No License held by an Insurance Subsidiary which is a Material Subsidiary, the loss of which could reasonably be expected to have a Materially Adverse Effect, is the subject of a proceeding that could reasonably be expected to result in the suspension or revocation of such License.

SECTION 3.19. Foreign Assets Control Regulations, etc. Neither the making of the Loans to, or issuance of Letters of Credit on behalf of, the Borrower nor its use of the proceeds thereof will violate the Trading with the Enemy Act of 1917 or any of the foreign assets control regulations of the United States Department of the Treasury (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto. Without limiting the foregoing, neither the Borrower nor any of its Subsidiaries or, to Borrower’s knowledge, any of its other Affiliates (a) is or will become a Person whose property or interests in property are blocked pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)) or (b) engages or will engage in any dealings or transactions, or be otherwise associated, with any such Person. The Borrower and its Subsidiaries and, to Borrower’s knowledge, its other Affiliates are in compliance, in all material respects, with the Uniting And Strengthening America By Providing Appropriate Tools Required To Intercept And Obstruct Terrorism (USA Patriot Act of 2001).

SECTION 3.20. Anti-Corruption Laws and Sanctions. The Borrower has implemented and maintains in effect policies and procedures reasonably designed to promote compliance by the Borrower, its Subsidiaries and their respective officers and employees (in their capacities as such) with Anti-Corruption Laws and Sanctions, to the extent applicable to the Borrower and its Subsidiaries in the conduct of their business, and the Borrower, its Subsidiaries and, to the knowledge of the Borrower, its and their respective officers, directors, employees and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) the Borrower, any Subsidiary, or to the knowledge of the Borrower or such Subsidiary any of their respective directors, officers or employees, or (b) to the knowledge of the Borrower, any agent of the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Borrowing or Letter of Credit, use of proceeds or other transaction contemplated by this Agreement will violate any Anti-Corruption Law or applicable Sanctions.

SECTION 3.21. Plan Assets. The Borrower is not an entity whose assets are deemed to be “plan assets” (within the meaning of the Plan Asset Regulations).

SECTION 3.22. Beneficial Ownership Certification. As of the Effective Date, the information included in the Beneficial Ownership Certification, if applicable, is true and correct in all respects.

ARTICLE IV

Conditions

SECTION 4.01. Effective Date. The obligations of the Lenders to make Loans and of the Issuing Banks to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a) The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement and any other Credit Document to be executed pursuant hereto, signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include electronic mail transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement and any other such Credit Document.

(b) The Administrative Agent shall have received a customary, favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of Skadden, Arps, Slate, Meagher & Flom LLP, counsel for the Borrower, and the General Counsel of the Borrower, covering such matters relating to the Borrower, this Agreement or the Transactions as the Administrative Agent shall reasonably request. The Borrower hereby requests such counsel to deliver such opinion.

(c) The Administrative Agent shall have received (i) copies of the organizational documents of Borrower, certified by the Secretary of State of Delaware, together with a good standing certificate from the Secretary of State of each of Illinois and Delaware dated a recent date prior to the date hereof, (ii) resolutions of the Board of Directors of Borrower approving and authorizing the execution, delivery and performance of the Credit Documents, certified as of the date hereof by the secretary or Borrower as being in full force and effect without modification or amendment and (iii) signature and incumbency certificates of each officer of the Borrower that has been authorized to execute and deliver any Credit Document or other document required hereunder to be executed and delivered by or on behalf of the Borrower.

(d) To the extent invoiced at least three Business Days prior to the Effective Date, the Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Effective Date, including reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder.

(e) The Lenders shall have received notice from the Borrower that its audited financial statements for the fiscal year ended December 31, 2021 have been posted to its website in accordance with Section 5.10 of the Existing Credit Agreement.

(f) The Administrative Agent and the Lenders shall have received a certificate of authority for each of Trinity and United Insurance issued by the department of insurance of its state of domicile.

(g) The Borrower shall have obtained all Governmental Authorizations and all consents of other Persons, in each case that are necessary in connection with the transactions contemplated by the Credit Documents and all Governmental Authorizations and consents necessary for the continued operation of the business conducted by the Borrower and its Subsidiaries in substantially the same manner as conducted prior to the date hereof. Each such Governmental Authorization and consent shall be in full force and effect, except in a case where the failure to obtain or maintain a Governmental Authorization or consent, either individually or in the aggregate, would not reasonably be expected to result in a Materially Adverse Effect. All applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that would restrain, prevent or otherwise impose adverse conditions on the transactions contemplated by the Credit Documents or the financing thereof. No action, request for stay, petition for review or rehearing, reconsideration or appeal with respect to any of the foregoing shall be pending.

(h) The Administrative Agent (and any Lender that so requests) shall have received, (i) at least five Business Days prior to the Effective Date, all documentation and other information regarding the Borrower that the Administrative Agent or such Lender, as applicable, reasonably determines is required by United States regulatory authorities in connection with applicable “know your customer” and anti-money laundering rules and regulations, including the Act, to the extent requested in writing of the Borrower at least 10 Business Days prior to the Effective Date, and (ii) to the extent the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, at least five Business Days prior to the Effective Date, a Beneficial Ownership Certification in relation to the Borrower.

The Administrative Agent shall promptly notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding.

SECTION 4.02. Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing (other than the conversion or continuation of any Loan), and of each Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:

(a) The representations and warranties of the Borrower set forth in this Agreement (other than Section 3.09 and Section 3.11) shall be true and correct in all material respects on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable (except any such representation or warranty that expressly relates to or is made expressly as of a specific earlier date, in which case such representation or warranty shall be true and correct in all material respects with respect to or as of such specific earlier date).

(b) At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.

Each Borrowing (other than the conversion or continuation of any Loan) and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.

ARTICLE V

Affirmative Covenants

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated, in each case, without any pending draw (unless cash collateralized or otherwise backstopped on terms reasonably satisfactory to the applicable Issuing Banks), and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:

SECTION 5.01. Preservation of Existence and Similar Matters. The Borrower will, and will cause each of its Material Subsidiaries to, (a) preserve and maintain its existence, and all material rights, franchises, licenses, and privileges for the conduct of its businesses, which if not preserved or maintained, could reasonably be expected to have a Materially Adverse Effect, and (b) qualify and remain qualified and authorized to do business in each jurisdiction in which the character of its properties or the nature of its businesses requires such qualification or authorization, except where the failure to so qualify would not have a Materially Adverse Effect; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted pursuant to Section 6.05.

SECTION 5.02. Compliance with Applicable Law. The Borrower will comply, and will cause each of its Subsidiaries to comply, with the requirements of all material Applicable Laws, except for non-compliance which could not reasonably be expected to have a Materially Adverse Effect. The Borrower will maintain in effect and enforce policies and procedures reasonably designed to promote compliance by the Borrower, its Subsidiaries and their respective officers and employees with Anti-Corruption Laws and Sanctions, to the extent applicable to the Borrower and its Subsidiaries in the conduct of their business.

SECTION 5.03. Maintenance of Properties. Except as could not reasonably be expected to have a Materially Adverse Effect, the Borrower will maintain, and will cause each of its Material Subsidiaries to maintain, or cause to be maintained in the ordinary course of business in good repair, working order, and condition, ordinary wear and tear excepted, all properties used or useful in its business (whether owned or held under lease).

SECTION 5.04. Accounting Methods and Financial Records. The Borrower will maintain, and will cause each of its Subsidiaries to maintain, a system of accounting established and administered in accordance with GAAP or SAP, as applicable, and will keep and cause each of its Subsidiaries to keep adequate records and books of account in which complete entries will be made in accordance with such accounting principles and reflecting all transactions required to be reflected by such accounting principles.

SECTION 5.05. Payment of Taxes. The Borrower will pay and discharge when due, and will cause each of its Subsidiaries to pay and discharge when due, all material taxes, assessments, and governmental charges or levies imposed upon it or upon its income or profits or upon any properties belonging to it prior to the date on which penalties attach thereto which, if unpaid, could reasonably be expected to become a Lien or charge upon any of its respective properties; except that no such tax, assessment, charge, levy, or claim need be paid which is being contested in good faith by appropriate proceedings and for which adequate reserves shall have been set aside on the appropriate books, but only so long as such tax, assessment, charge, levy, or claim does not become a Lien or charge other than a Permitted Lien and no foreclosure, distraint, sale, or similar Proceedings shall have been commenced with respect to such item and remain unstayed for a period of thirty (30) days after such commencement. The Borrower shall timely file (subject to extensions permitted by Applicable Law), and will cause each of its Subsidiaries to timely file (subject to extensions permitted by Applicable Law), all material information returns required by federal, state, or local tax authorities.

SECTION 5.06. Visits and Inspections. The Borrower will permit, and will cause each of its Material Subsidiaries to permit, representatives of the Administrative Agent on its own initiative or at the request of the Required Lenders, upon reasonable prior notice, at any reasonable time during normal business hours, and at the expense of the Administrative Agent (a) visit and inspect the properties of the Borrower and each of its Material Subsidiaries during normal business hours, (b) inspect and make extracts from and copies of their respective books and records, and (c) discuss with their respective principal officers the businesses, assets, liabilities, financial positions, results of operations, and business prospects relating to the Borrower and each of its Material Subsidiaries; provided, that such inspections shall be limited to once per fiscal year, unless an Event of Default shall have occurred and be continuing, in which case such inspection rights may be exercised as often as the Required Lenders desire; provided, further, that neither the Borrower nor any of its Material Subsidiaries shall be required to disclose any (i) trade secrets of the Borrower or its Material Subsidiaries, (ii) information subject to attorney-client privilege to the extent disclosure thereof would impair such privilege or (iii) information subject to confidentiality obligations to third parties the disclosure of which would cause the Borrower or any of its Material Subsidiaries to be in breach of such obligations.

SECTION 5.07. Use of Proceeds. The Borrower will use the proceeds of the Loans solely for working capital or any other general corporate purposes of the Borrower. The Borrower will not request any Borrowing or Letter of Credit, and the Borrower shall not use, and shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Borrowing or Letter of Credit, in either case, directly or indirectly, (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (b) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, except to the extent permitted for a Person required to comply with Sanctions, or (c) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

SECTION 5.08. Further Assurances. Upon its actual knowledge of any such defect, the Borrower will promptly cure, or use its commercially reasonable efforts to cause to be cured, defects in the creation and issuance of any promissory notes issued hereunder and the execution and delivery of this Agreement and the other Credit Documents, resulting from any act or failure to act by the Borrower or any employee or officer thereof.

SECTION 5.09. Quarterly Financial Statements of the Borrower. The Borrower will furnish to the Administrative Agent for distribution to each Lender within fifty (50) days after the end of each of the first three (3) fiscal quarters of the Borrower in each fiscal year, (a) the condensed consolidated statements (in substantially the condensed form of those provided on or prior to the date hereof) of income and changes in financial position (or of cash flow, as the case may be) of the Borrower and its Subsidiaries for such period and for the period from the beginning of the respective fiscal year to the end of such quarter, and (b) the related condensed consolidated balance sheet as at the end of such quarter, setting forth in each case with respect to clauses (a) and (b) immediately above in comparative form results of the preceding fiscal year or year-end, as applicable, which financial statements shall fairly present, in all material respects, the consolidated financial condition and results of operations, as the case may be, of the Borrower and its Subsidiaries in accordance with GAAP, as at the end of, and for, such quarter (subject to the absence of footnotes and normal year-end audit adjustments); it being understood and agreed that the delivery of the Borrower’s Form 10-Q (as filed with the SEC) shall satisfy the requirements set forth in this subsection.

SECTION 5.10. Annual Financial Statements of the Borrower. The Borrower will furnish to the Administrative Agent for distribution to each Lender within seventy-five (75) days after the end of each fiscal year of the Borrower, the consolidated statements of income and changes in financial position (or of cash flow and shareholders’ equity, as the case may be) of the Borrower and its Subsidiaries for such year, and the related consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such year, setting forth in each case in comparative form the corresponding figures for the preceding fiscal year, accompanied by an opinion of Deloitte & Touche LLP, Pricewaterhouse Coopers, Ernst & Young, KPMG or such other certified public accountants of recognized standing which are reasonably satisfactory to the Administrative Agent, which opinion shall state that such financial statements fairly present, in all material respects, the consolidated financial condition and results of operations, as the case may be, of the Borrower and its Subsidiaries, in accordance with GAAP, as at the end of, and for, such year; it being understood and agreed that the delivery of the Borrower’s Form 10-K (as filed with the SEC) shall satisfy such delivery requirement in this subsection.

SECTION 5.11. Additional Reporting Requirements and Provisions.

(a) Upon request of the Administrative Agent, the Borrower will furnish to the Administrative Agent for distribution to each Lender promptly after the preparation thereof, copies of all management discussions and analysis reports or similar reports howsoever designated or described prepared by the Borrower with respect to Trinity, United Insurance and other of its Insurance Subsidiaries which are filed with any governmental authority, agency or department.

(b) Documents required to be delivered pursuant to subsections 5.09, 5.10, 5.11, 5.12 and 5.13(a) may be delivered electronically and, if so delivered, shall be deemed to have been delivered (x) in accordance with Section 9.01(c) if sent directly to the Administrative Agent or any Lender, or (y) on the date (i) on which the Borrower posts such documents, or provides a link thereto on the website on the Internet at the Borrower’s website address; or (ii) on which such documents are available via the EDGAR system of the SEC on the internet; provided that the Borrower shall notify (which may be by electronic mail) the Administrative Agent of the posting of any such documents; provided, further, that a failure to deliver such notice required by this Section 5.11(b) shall not constitute a Default hereunder.

(c) Upon request of the Administrative Agent or any Lender, the Borrower will furnish to such Person all information and documentation regarding the Borrower reasonably requested by such Person that such Person reasonably determines is required by United States regulatory authorities for purposes of compliance with applicable “know your customer” requirements under the Act, the Beneficial Ownership Regulation or other applicable anti-money laundering laws, rules and regulations.

SECTION 5.12. Performance Certificates. The Borrower will furnish to the Administrative Agent for distribution to each Lender, at the time the financial statements are furnished pursuant to subsections 5.09 and 5.10 hereof, a certificate of the chief financial officer or treasurer of the Borrower in form and substance reasonably satisfactory to the Administrative Agent:

(a) Stating that, to the best of his or her knowledge, no Default has occurred as at the end of such quarter or year, as the case may be, or, if a Default has occurred, disclosing each such Default and its nature, when it occurred, whether it is continuing, and the steps being taken by the Borrower with respect to such Default; and

(b) Setting forth in reasonable detail the computations necessary to determine whether or not the Borrower was in compliance with Sections 6.06 and 6.07 hereof, as at the end of such quarter or year, as the case may be.

SECTION 5.13. Copies of Other Reports. The Borrower will furnish to the Administrative Agent for distribution to each Lender:

(a) As soon as reasonably practicable after the sending thereof, copies of all periodic reports, proxies and prospectuses which the Borrower or any of its Subsidiaries sends to any holder of its Indebtedness or its securities or files with the SEC or any national securities exchange.

(b) As soon as reasonably practicable after the preparation of the same, to the full extent permitted by Applicable Law, copies of all material reports or financial information filed by the Borrower or any of its Subsidiaries with any governmental agency, department, bureau, division or other governmental authority or regulatory body, or other reports with respect to the Borrower or any of its Subsidiaries which, in any such case, evidence facts or contain information which could reasonably be expected to have a Materially Adverse Effect.

(c) Not less than once during each fiscal year of the Borrower in which the Borrower or any ERISA Affiliate is a member of, or is obligated to contribute to, any Multiemployer Plan, (i) a statement, in form and substance satisfactory to the Administrative Agent, prepared by the actuary for each Multiemployer Plan to which the Borrower or any of its Subsidiaries or any ERISA Affiliate is a party, setting forth the liabilities (under Section 4201 of ERISA) of the Borrower and its ERISA Affiliates, as appropriate, in the event of a “complete” or “partial withdrawal” (as those terms are defined in Sections 4203 and 4205 of ERISA) from each such Multiemployer Plan or (ii) if such statement is not available to the Borrower, a copy of the most recent Internal Revenue Service Form 5500 and supporting schedules with respect to such Multiemployer Plan.

(d) From time to time and as soon as reasonably practicable upon each request, except to the extent prohibited by applicable law, regulatory policy, or regulatory restriction (as determined in the reasonable good faith judgment of the Borrower), such data, internally generated reports, certificates, statements, documents, or further information regarding the business, assets, liabilities, financial position or results of operations of the Borrower or any of its Subsidiaries as the Administrative Agent, for itself or upon request of any Lender, may reasonably request; provided that neither the Borrower nor any of its Subsidiaries shall be required to disclose any (i) trade secrets of the Borrower or its Subsidiaries, (ii) information subject to attorney-client privilege to the extent disclosure thereof would impair such privilege or (iii) information subject to confidentiality obligations to third parties the disclosure of which would cause the Borrower or any of its Subsidiaries to be in breach of such obligations.

SECTION 5.14. Notice of Litigation and Other Matters. The Borrower will provide to the Administrative Agent for distribution to each Lender prompt notice of the following events as to which a Financial Officer, the Chief Executive Officer, the President, any Vice President or the General Counsel of the Borrower has received notice or otherwise become aware:

(a) The occurrence of any Default or the occurrence or non-occurrence of any event or the existence of a condition which has had or could reasonably be expected to have a Materially Adverse Effect with respect to the Borrower, Trinity or United Insurance;

(b) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and its Subsidiaries in an aggregate amount exceeding $50,000,000;

(c) The filing under Section 4041 of ERISA of a notice of intent to terminate any Plan or the termination of any Plan other than, in either case, a standard termination under Section 4041(b) of ERISA;

(d) The institution by the Pension Benefit Guaranty Corporation of proceedings under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan;

(e) The occurrence or non-occurrence of any event or the existence of any condition which constitutes, or which with the passage of time or giving of notice, or both, would constitute, a default by the Borrower or any of the Subsidiaries under any material agreement (other than any of the Credit Documents) to which such Person is party or by which its properties may be bound or affected, which default could reasonably be expected to have a Materially Adverse Effect;

(f) The commencement of all Proceedings and investigations by or before any governmental body and all actions and proceedings in any court or before any arbitrator against the Borrower or any of the Subsidiaries, which could reasonably be expected to have a Materially Adverse Effect; and

(g) Any change in the information provided in the Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified in parts (c) or (d) of such certification.

SECTION 5.15. Plan Assets. The Borrower will ensure that its assets are not deemed to constitute “plan assets” (within the meaning of the Plan Asset Regulations).

ARTICLE VI

Negative Covenants

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit shall have expired or terminated, in each case, without any pending draw (unless cash collateralized or otherwise backstopped on terms reasonably satisfactory to the applicable Issuing Banks), and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:

SECTION 6.01. Restricted Payments and Restricted Purchases. The Borrower shall not directly or indirectly, declare or make any Restricted Payment or Restricted Purchase, except that the Borrower may declare and make Restricted Payments and make Restricted Purchases, in each case, so long as no Default then exists or would be caused thereby.

SECTION 6.02. Limitations on Indebtedness of Subsidiaries of Borrower. The Borrower shall not permit any of its Subsidiaries to create, assume, incur or otherwise become or remain obligated in respect of, or permit to be outstanding, any Indebtedness except:

(a) Indebtedness in favor of the Borrower;

(b) Indebtedness incurred by a direct or indirect special purpose Subsidiary of the Borrower in connection with a Permitted Securitization;

(c) Indebtedness (i) of any Wholly-Owned Subsidiary of the Borrower owed to the Borrower or any other Subsidiary, and (ii) of any Subsidiary which is not a Wholly-Owned Subsidiary owed to the Borrower or any other Subsidiary in an amount not to exceed $50,000,000 in the aggregate at any time outstanding;

(d) [reserved];

(e) Indebtedness incurred in connection with issuances of Surplus Notes, in an amount not to exceed $250,000,000 in the aggregate at any time outstanding;

(f) Indebtedness in effect on the date hereof (as any of the same may be amended, modified, supplemented or restated from time to time) in an amount not to exceed the amount set forth on Schedule 6.02 hereto and any extension, renewal or refinancing thereof so long as the principal amount thereof is not increased thereby (plus any accrued but unpaid interest and redemption premium payable by the terms of such Indebtedness thereon and reasonable refinancing or renewal fees, costs and expenses);

(g) Indebtedness incurred to finance the acquisition of assets by any Subsidiary; provided that (i) such Indebtedness is created within 270 days after such acquisition is completed, and (ii) such Indebtedness does not exceed the cost of such assets at the time of such acquisition, construction or improvement;

(h) [reserved];

(i) to the extent it constitutes Indebtedness, obligations incurred in connection with any transaction (including an agreement with respect thereto) now existing or hereafter entered into which is a rate swap transaction, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other security swap, option, exchange commodity or derivative transaction and/or any combination of these transactions, in each case entered into in the ordinary course of business for the purpose of asset or liability management;

(j) Acquired Indebtedness;

(k) Indebtedness incurred in the ordinary course of business in connection with workers’ compensation claims, self-insurance obligations, unemployment insurance or other forms of governmental insurance or benefits and pursuant to letters of credit or other security arrangements entered into in connection with such insurance or benefit;

(l) Indebtedness representing installment insurance premiums owing in the ordinary course of business in respect of the liability insurance, casualty insurance or business interruption insurance maintained by the Borrower or any Subsidiary, in each case in respect of their properties and assets (but excluding, for the avoidance of doubt, any insurance or reinsurance provided or obtained by the Borrower or any Subsidiary in connection with performing its insurance business or managing risk in respect thereof);

(m) Operating Indebtedness of Subsidiaries of the Borrower; and

(n) without duplication, additional Indebtedness of Subsidiaries of the Borrower not otherwise permitted under clauses (a) through (m) of this Section 6.02 which shall not exceed at any time outstanding 12.5% of Consolidated Net Worth at the time of incurrence of any new Indebtedness under this clause (n).

SECTION 6.03. Limitations on Liens. The Borrower shall not, and shall not permit any of its Subsidiaries to, create, assume, incur, or permit to exist or to be created, assumed, incurred or permitted to exist, directly or indirectly, any Lien on any of its properties or assets, whether now owned or hereafter acquired, except for Permitted Liens; provided, that shares of capital stock of Trinity and United Insurance may only be encumbered by Liens specified in clauses (a), (b)(ii), (e), and (g) of the definition of Permitted Liens.

SECTION 6.04. Amendment and Waiver. The Borrower shall not, and shall not permit any of its Subsidiaries to, enter into any material amendment of, or agree to or accept any waiver of the provisions of its certificate or articles of incorporation or by-laws or certificate of partnership or partnership agreement, as the case may be, which amendment or waiver could reasonably be expected to have a Materially Adverse Effect.

SECTION 6.05. Liquidation; Disposition of Assets. The Borrower shall not, and shall not permit any of its Subsidiaries to, at any time:

(a) liquidate or dissolve itself (or suffer any liquidation or dissolution) or otherwise wind up, except for the liquidation, dissolution or wind up of (i) any Subsidiary in connection with any sale, lease, transfer or other disposition of assets to the extent permitted in clause (b) below, (ii) any Subsidiary that is a holding company, provided that the assets held by such Subsidiary are transferred to one or more direct or indirect Subsidiaries of the Borrower, or (iii) any inactive Subsidiary; or

(b) sell, lease, abandon, transfer or otherwise dispose of all or substantially all of the assets of the Borrower and its Subsidiaries, taken as a whole; provided, that in addition to the foregoing prohibition, (x) the Borrower (i) may not, or may not cause any Subsidiary to, sell, lease, abandon, transfer or otherwise dispose of any of the Equity Interests of (A) Trinity or United Insurance, or (B) any other Subsidiary if it would result in a Change in Control, and (ii) may not, or may not cause Trinity or United Insurance to sell, lease, abandon, transfer or otherwise dispose of all or substantially all of the assets of Trinity or United Insurance, and (y) with respect to any sale or other disposition of the Equity Interests of a Material Subsidiary or of all or substantially all of the assets of a Material Subsidiary, the following conditions must be met: (i) the aggregate property disposed of in reliance on this Section 6.05(b) during the term of the agreement would not constitute all or substantially all of the assets of the Borrower and its Subsidiaries, taken as a whole, (ii) no Default or Event of Default has occurred and is continuing or would result therefrom, and (iii) the Borrower is in pro forma compliance with the covenants set forth in Sections 6.06 and 6.07.

SECTION 6.06. Borrower’s Maximum Leverage. The Borrower shall not, as of the last day of any fiscal quarter, permit (a) Total Debt to be greater than (b) thirty-five percent (35%) of Total Capitalization (such ratio, the “Leverage Ratio”).

SECTION 6.07. Borrower’s Minimum Consolidated Net Worth. The Borrower shall have, at all times (to be reported to the Administrative Agent for distribution to the Lenders as of the end of each fiscal quarter and at such other times as shall reasonably be requested by the Administrative Agent), a Consolidated Net Worth at least equal to, without duplication, the sum of (a) $2,402,000,000, plus (b) an amount equal to 25% of Consolidated Net Income of the Borrower and its Subsidiaries for each fiscal quarter ending after December 31, 2021, in which such Consolidated Net Income is greater than $0, plus (c) an amount equal to 50% of the aggregate increase in Consolidated Net Worth from equity issuances by the Borrower and its Subsidiaries after the Effective Date.

SECTION 6.08. [Reserved].

SECTION 6.09. Affiliate Transactions. The Borrower will not, nor will it permit any of its Subsidiaries to, directly or indirectly: (a) make any investment in an Affiliate; (b) transfer, sell, lease, assign or otherwise dispose of any assets to an Affiliate; (c) merge into or consolidate with or purchase or acquire assets from an Affiliate; or (d) enter into any other transaction directly or indirectly with or for the benefit of an Affiliate (including, without limitation, guarantees and assumptions of obligations of an Affiliate); provided that (i) any Affiliate who is an individual may serve as a director, officer or employee of the Borrower or any of its Subsidiaries and receive reasonable compensation and customary reimbursements and indemnities for his or her services in such capacity; (ii) the Borrower and its Wholly-Owned Subsidiaries may do any of the foregoing with the Borrower and any of its Wholly-Owned Subsidiaries or mutual insurance companies controlled by Borrower, as the case may be; (iii) the Borrower and its Subsidiaries may enter into a tax-sharing agreement and/or any Subsidiary may make distributions to enable its direct and indirect parents (including the Borrower) to pay taxes imposed on them with respect to the income of such Subsidiary; and (iv) the Borrower and its Subsidiaries may engage in any transaction with an Affiliate which transaction is on terms no less advantageous to Borrower or such Subsidiary than would be the case if such transaction had been effected with a non-Affiliate.

SECTION 6.10. Other Indebtedness. All Obligations of the Borrower under this Agreement and the other Credit Documents shall rank at least pari passu in right of payment with all other Indebtedness of the Borrower (other than in connection with Finance Lease Obligations).

SECTION 6.11. Business of the Borrower. The Borrower and its Subsidiaries, taken as a whole, will conduct their business in substantially the same manner and in substantially the same fields of enterprises as it is presently conducted, together with reasonable extensions thereof and similar, incidental, complementary, ancillary or related businesses (as determined in good faith by the Borrower).

ARTICLE VII

Events of Default

SECTION 7.01. Events of Default. If any of the following events (“Events of Default”) shall occur:

(a) Any representation or warranty made under this Agreement shall prove incorrect or misleading in any material respect when made or deemed to have been made pursuant to Article IV hereof; or

(b) The Borrower shall default (i) in the payment of any interest and fees or any other amount (other than an amount described in clause (ii) below) payable hereunder or under the other Credit Documents and such default shall not have been cured by payment of such overdue amounts in full within five (5) Business Days from the date such payment became due, or (ii) in the payment of any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when due; or

(c) The Borrower shall default in the performance or observance of any agreement or covenant contained in subsection 5.07, 5.09, 5.10, 5.11, 5.12, 5.14(a), 6.01, 6.02, 6.03, 6.04, 6.05, 6.06, 6.07, 6.10 or 6.11 hereof; or

(d) The Borrower shall default in the performance or observance of any other agreement or covenant contained in this Agreement and in the other Credit Documents not specifically referred to elsewhere in this Section 7.01, and such default shall not be cured within a period of forty five (45) days from the date on which such default became known to the Borrower; or

(e) Any representation or warranty made under any of the Credit Documents (other than this Agreement or as otherwise provided in this Section 7.01) shall prove incorrect or misleading in any material respect when made or deemed to have been made pursuant to Article IV hereof, or there shall occur any default in the performance or observance of any agreement or covenant contained in any of the Credit Documents (other than this Agreement or as otherwise provided in this Section 7.01) which shall not be cured within the applicable cure period, if any, provided for in such Credit Document or if no such cure period is provided, within 45 days from the date on which such default became known to the Borrower; or

(f) There shall occur any Change in Control; or

(g) There shall be entered a decree or order for relief in respect of the Borrower or any of its Subsidiaries under Title 11 of the United States Code, as now constituted or hereafter amended, or any other applicable federal or state bankruptcy law or other similar law, or appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator, or similar official of the Borrower or any of its Subsidiaries, or of any substantial part of its respective properties, or ordering the winding-up or liquidation of the affairs of the Borrower or any of its Subsidiaries, or an involuntary petition shall be filed against the Borrower or any of its Subsidiaries, and (a) such petition shall not be diligently contested, or (b) any such petition shall continue undismissed for a period of sixty (60) consecutive days; or

(h) The Borrower or any of its Subsidiaries shall file a petition, answer, or consent seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other applicable federal or state bankruptcy law or other similar law, or the Borrower or any of its Subsidiaries shall consent to the institution of Proceedings thereunder or to the filing or any such petition or to the appointment or taking of possession of a receiver, liquidator, assignee, trustee, custodian, sequestrator, or other similar official of the Borrower or any of its Subsidiaries, or of any substantial part of its respective properties, or the Borrower or any of its Subsidiaries shall fail generally to pay its respective debts as they become due, or the Borrower or any of its Subsidiaries shall take any action in furtherance of any such action; or

(i) One or more final judgments shall be entered by any court against the Borrower and/or any of its Subsidiaries for the payment of money in an aggregate amount in excess of $200,000,000 for the Borrower and its Subsidiaries, taken as a whole, or a warrant of attachment or execution or similar process shall be issued or levied against property of the Borrower or any of its Subsidiaries which, together with all other such property of the Borrower and its Subsidiaries subject to other such process, exceeds in value $200,000,000 in the aggregate, to the extent not adequately covered by insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage, if, within sixty (60) days after the entry, issue, or levy thereof, such judgment, warrant, or process shall not have been paid or discharged or stayed pending appeal, or if, after the expiration of any such stay, such judgment, warrant, or process shall not have been paid or discharged; or

(j) an ERISA Event shall have occurred that, in the reasonable opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Materially Adverse Effect; or

(k) There shall occur any default or event of default (which permits the holder(s) thereof to accelerate such Indebtedness or cause such Indebtedness to be prepaid, repurchased or redeemed) beyond the period of grace, if any, applicable thereto under any other indenture, agreement, or instrument evidencing Indebtedness of the Borrower or any of its Subsidiaries in an aggregate principal amount greater than or equal to $200,000,000 for the Borrower and its Subsidiaries, taken as a whole; or

(l) All or any material portion of any Credit Document shall at any time and for any reason cease to be in full force and effect or be declared by a court of competent jurisdiction in a suit with respect to such Credit Document to be null and void, or a proceeding shall be commenced by the Borrower, or by any governmental authority having jurisdiction over the Borrower or any of its Subsidiaries, seeking to establish the invalidity or unenforceability thereof (exclusive of questions of interpretation of any provision thereof), or the Borrower shall deny that it has any liability or obligation for the payment of principal or interest purported to be owed under any Credit Document, or the Borrower shall contest the validity or enforceability of any Credit Document or any provision thereof in writing; or

(m) Any applicable superintendent of insurance (or comparable Person) shall have taken possession of the business or property of either Trinity or United Insurance under any applicable state insurance law for the purposes of rehabilitation, dissolution or liquidation thereof or such Person shall have appointed a receiver, trustee, custodian, liquidator, conservator, sequestrator or similar official for either Trinity or United Insurance or for all or any substantial part of the property or assets of Trinity or United Insurance; or

(n) Any License held by any Insurance Subsidiary on the date of this Agreement or acquired by any Insurance Subsidiary hereafter, the loss of which could reasonably be expected to have a Materially Adverse Effect, (a) shall be revoked by a final non appealable order by the state which shall have issued such License, or any action (whether administrative or judicial) to revoke such License shall have been commenced against such Person which shall not have been dismissed or contested in good faith within 30 days of the commencement thereof, (b) shall be suspended by such state for a period in excess of 60 days or (c) shall not be reissued or renewed by such state upon the expiration thereof following application for such reissuance or renewal by such Person.

then, and in every such event (other than an event with respect to the Borrower described in clause (g) or (h) of this Section 7.01), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower, (iii) require that the Borrower provide cash collateral as required in Section 2.04(j), and (iv) exercise on behalf of itself, the Lenders and the Issuing Banks all rights and remedies available to it, the Lenders and the Issuing Banks under the Credit Documents and Applicable Law; and in case of any event with respect to the Borrower described in clause (g) or (h) of this Section 7.01, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, and the obligation of the Borrower to cash collateralize the LC Exposure as provided in clause (iii) above shall automatically become effective, in each case, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

Notwithstanding anything contained in the preceding paragraph, if, within 45 days after acceleration of the maturity of the Loans or termination of the obligations of the Lenders to make Loans hereunder as a result of any Default (other than any Default as described in clause (g) or (h) of Section 7.01 with respect to the Borrower) and before any judgment or decree for the payment of the amounts due shall have been obtained or entered, the Required Lenders (in their sole discretion) shall so direct, the Administrative Agent shall, by notice to the Borrower, rescind and annul such acceleration and/or termination; but such action shall not affect any subsequent Default or impair any right consequent thereon. The provisions of this paragraph are intended merely to bind Lenders to a decision which may be made at the election of Required Lenders, and such provisions shall not at any time be construed so as to grant the Borrower the right to require Lenders to rescind or annul any acceleration hereunder or to preclude Administrative Agent or Lenders from exercising any of the rights or remedies available to them under any of the Credit Documents, even if the conditions set forth in this paragraph are met.

SECTION 7.02. Application of Payments. Notwithstanding anything herein to the contrary, following the occurrence and during the continuance of an Event of Default, and notice thereof to the Administrative Agent by the Borrower or the Required Lenders, all payments received on account of the Obligations shall, subject to Section 2.21, be applied by the Administrative Agent as follows:

(a) first, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts payable to the Administrative Agent (including fees and disbursements and other charges of counsel to the Administrative Agent payable under Section 9.03 and amounts pursuant to Section 2.11 payable to the Administrative Agent in its capacity as such);

(b) second, to payment of that portion of the Obligations constituting fees, expenses, indemnities and other amounts (other than principal, reimbursement obligations in respect of LC Disbursements, interest and Letter of Credit fees) payable to the Lenders and the Issuing Banks (including fees and disbursements and other charges of counsel to the Lenders and the Issuing Banks payable under Section 9.03) arising under the Credit Documents, ratably among them in proportion to the respective amounts described in this clause (b) payable to them;

(c) third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit fees and charges and interest on the Loans and unreimbursed LC Disbursements, ratably among the Lenders and the Issuing Banks in proportion to the respective amounts described in this clause (c) payable to them;

(d) fourth, (A) to payment of that portion of the Obligations constituting unpaid principal of the Loans and unreimbursed LC Disbursements and (B) to cash collateralize that portion of LC Exposure comprising the undrawn amount of Letters of Credit to the extent not otherwise cash collateralized by the Borrower pursuant to Section 2.04 or 2.21, ratably among the Lenders and the Issuing Banks in proportion to the respective amounts described in this clause (d) payable to them; provided that (x) any such amounts applied pursuant to subclause (B) above shall be paid to the Administrative Agent for the ratable account of the applicable Issuing Banks to cash collateralize Obligations in respect of Letters of Credit, (y) subject to Section 2.04 or 2.21, amounts used to cash collateralize the aggregate amount of Letters of Credit pursuant to this clause (d) shall be used to satisfy drawings under such Letters of Credit as they occur and (z) upon the expiration of any Letter of Credit (without any pending drawings), the pro rata share of cash collateral shall be distributed to the other Obligations, if any, in the order set forth in this Section 7.02;

(e) fifth, to the payment in full of all other Obligations, in each case ratably among the Administrative Agent, the Lenders and the Issuing Banks based upon the respective aggregate amounts of all such Obligations owing to them in accordance with the respective amounts thereof then due and payable; and

(f) finally, the balance, if any, after all Obligations have been paid in full, to the Borrower or as otherwise required by law.

If any amount remains on deposit as cash collateral after all Letters of Credit have either been fully drawn or expired (without any pending drawings), such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

ARTICLE VIII

The Administrative Agent

SECTION 8.01. Authorization and Action. (a) Each Lender and each Issuing Bank hereby irrevocably appoints the entity named as Administrative Agent in the heading of this Agreement and its successors and assigns to serve as the administrative agent under the Credit Documents and each Lender and each Issuing Bank authorizes the Administrative Agent to take such actions as agent on its behalf and to exercise such powers under this Agreement and the other Credit Documents as are delegated to the Administrative Agent under such agreements and to exercise such powers as are reasonably incidental thereto. In addition, to the extent required under the laws of any jurisdiction other than within the United States, each Lender and each Issuing Bank hereby grants to the Administrative Agent any required powers of attorney to execute and enforce any documents governed by the laws of such jurisdiction on such Lender’s or such Issuing Bank’s behalf. Without limiting the foregoing, each Lender and each Issuing Bank hereby authorizes the Administrative Agent to execute and deliver, and to perform its obligations under, each of the Credit Documents to which the Administrative Agent is a party, to exercise all rights, powers and remedies that the Administrative Agent may have under such Credit Documents.

(b) As to any matters not expressly provided for herein and in the other Credit Documents (including enforcement or collection), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the written instructions of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, pursuant to the terms in the Credit Documents), and, unless and until revoked in writing, such instructions shall be binding upon each Lender and each Issuing Bank; provided, however, that the Administrative Agent shall not be required to take any action that (i) the Administrative Agent in good faith believes exposes it to liability unless the Administrative Agent receives an indemnification satisfactory to it from the Lenders and the Issuing Banks with respect to such action or (ii) is contrary to this Agreement or any other Credit Document or applicable law, including any action that may be in violation of the automatic stay under any requirement of law relating to bankruptcy, insolvency or reorganization or relief of debtors or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any requirement of law relating to bankruptcy, insolvency or reorganization or relief of debtors; provided, further, that the Administrative Agent may seek clarification or direction from the Required Lenders prior to the exercise of any such instructed action and may refrain from acting until such clarification or direction has been provided. Except as expressly set forth in the Credit Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower, any Subsidiary or any Affiliate of any of the foregoing that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity. Nothing in this Agreement shall require the Administrative Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

(c) In performing its functions and duties hereunder and under the other Credit Documents, the Administrative Agent is acting solely on behalf of the Lenders and the Issuing Banks (except in limited circumstances expressly provided for herein relating to the maintenance of the Register), and its duties are entirely mechanical and administrative in nature. Without limiting the generality of the foregoing:

(i)

the Administrative Agent does not assume and shall not be deemed to have assumed any obligation or duty or any other relationship as the agent, fiduciary or trustee of or for any Lender, Issuing Bank or holder of any other obligation, if any, other than as expressly set forth herein and in the other Credit Documents, regardless of whether a Default or an Event of Default has occurred and is continuing (and it is understood and agreed that the use of the term “agent” (or any similar term) herein or in any other Credit Document with reference to the Administrative Agent is not intended to connote any fiduciary duty or other implied (or express) obligations arising under agency doctrine of any applicable law, and that such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties); additionally, each Lender agrees that it will not assert any claim against the Administrative Agent based on an alleged breach of fiduciary duty by the Administrative Agent in connection with this Agreement and the transactions contemplated hereby; and

(ii)

nothing in this Agreement or any Credit Document shall require the Administrative Agent to account to any Lender for any sum or the profit element of any sum received by the Administrative Agent for its own account;

(d) The Administrative Agent may perform any of its duties and exercise its rights and powers hereunder or under any other Credit Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any of their respective duties and exercise their respective rights and powers through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities pursuant to this Agreement. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agent except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agent.

(e) None of any Syndication Agents or any Arrangers shall have obligations or duties whatsoever in such capacity under this Agreement or any other Credit Document and shall incur no liability hereunder or thereunder in such capacity, but all such persons shall have the benefit of the indemnities provided for hereunder.

(f) In case of the pendency of any proceeding with respect to the Borrower under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, the Administrative Agent (irrespective of whether the principal of any Loan or other Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(i)

to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, LC Disbursements and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Banks and the Administrative Agent (including any claim under Sections 2.11, 2.12, 2.16, 2.18 and 9.03) allowed in such judicial proceeding; and

(ii)	to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such proceeding is hereby authorized by each Lender and each Issuing Bank to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders or the Issuing Banks, to pay to the Administrative Agent any amount due to it, in its capacity as the Administrative Agent, under the Credit Documents (including under Section 9.03). Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or Issuing Bank or to authorize the Administrative Agent to vote in respect of the claim of any Lender or Issuing Bank in any such proceeding.

(g) The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Banks, and, except for Section 8.06(c)(iii) and otherwise solely to the extent of the Borrower’s rights to consent pursuant to and subject to the conditions set forth in this Article VIII, none of the Borrower or any Subsidiary, or any of their respective Affiliates, shall have any rights as a third party beneficiary under any such provisions.

SECTION 8.02. Administrative Agent’ Reliance, Indemnification, Etc. (a) Neither the Administrative Agent nor any of its Related Parties shall be (i) liable for any action taken or omitted to be taken by it under or in connection with this Agreement or the other Credit Documents (x) with the consent of or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith to be necessary, under the circumstances as provided in the Credit Documents) or (y) in the absence of its own gross negligence or willful misconduct (such absence to be presumed unless otherwise determined by a court of competent jurisdiction by a final and nonappealable judgment) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by Borrower or any officer thereof contained in this Agreement or any other Credit Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Credit Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Credit Document or for any failure of Borrower to perform its obligations hereunder or thereunder.

(b) The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof (stating that it is a “notice of default”) is given to the Administrative Agent by the Borrower, a Lender or an Issuing Bank, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Credit Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Credit Document or the occurrence of any Default, (iv) the sufficiency, validity, enforceability, effectiveness or genuineness of any Credit Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Credit Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent or satisfaction of any condition that expressly refers to the matters described therein being acceptable or satisfactory to the Administrative Agent. Notwithstanding anything herein to the contrary, the Administrative Agent shall not be liable for, or be responsible for any loss, cost or expense suffered by the Borrower, any Subsidiary, any Lender or any Issuing Bank as a result of, any determination of the Revolving Credit Exposure, any of the component amounts thereof or any portion thereof attributable to each Lender or Issuing Bank, or any exchange rate or Dollar Equivalent amount.

(c) Without limiting the foregoing, the Administrative Agent (i) may treat the payee of any promissory note as its holder until such promissory note has been assigned in accordance with Section 9.04, (ii) may rely on the Register to the extent set forth in Section 9.04(b), (iii) may consult with legal counsel (including counsel to the Borrower), independent public accountants and other experts selected by it, and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts, (iv) makes no warranty or representation to any Lender or Issuing Bank and shall not be responsible to any Lender or Issuing Bank for any statements, warranties or representations made by or on behalf of Borrower in connection with this Agreement or any other Credit Document, (v) in determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Bank, may presume that such condition is satisfactory to such Lender or Issuing

Bank unless the Administrative Agent shall have received notice to the contrary from such Lender or Issuing Bank sufficiently in advance of the making of such Loan or the issuance of such Letter of Credit and (vi) shall be entitled to rely on, and shall incur no liability under or in respect of this Agreement or any other Credit Document by acting upon, any notice, consent, certificate or other instrument or writing (which writing may be a fax, any electronic message, Internet or intranet website posting or other distribution) or any statement made to it orally or by telephone and believed by it to be genuine and signed or sent or otherwise authenticated by the proper party or parties (whether or not such Person in fact meets the requirements set forth in the Credit Documents for being the maker thereof).

SECTION 8.03. Posting of Communications. (a) The Borrower agrees that the Administrative Agent may, but shall not be obligated to, make any Communications (as defined below) available to the Lenders and the Issuing Banks by posting the Communications on IntraLinks™, DebtDomain, SyndTrak, ClearPar or any other electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Electronic Platform”).

(b) Although the Approved Electronic Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Effective Date, a user ID/password authorization system) and the Approved Electronic Platform is secured through a per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Lenders, each of the Issuing Banks and the Borrower acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure, that the Administrative Agent is not responsible for approving or vetting the representatives or contacts of any Lender that are added to the Approved Electronic Platform, and that there are confidentiality and other risks associated with such distribution. Each of the Lenders, each of the Issuing Banks and the Borrower hereby approves distribution of the Communications through the Approved Electronic Platform and understands and assumes the risks of such distribution.

(c) THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS ARE PROVIDED “AS IS” AND “AS AVAILABLE”. THE APPLICABLE PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE APPROVED ELECTRONIC PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE APPLICABLE PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT, ANY ARRANGER, ANY SYNDICATION AGENT OR ANY OF THEIR RESPECTIVE RELATED PARTIES (COLLECTIVELY, “APPLICABLE PARTIES”) HAVE ANY LIABILITY TO BORROWER, ANY LENDER, ANY ISSUING BANK OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF BORROWER’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET OR THE APPROVED ELECTRONIC PLATFORM.

“Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of the Borrower pursuant to any Credit Document or the transactions contemplated therein which is distributed by the Administrative Agent, any Lender or any Issuing Bank by means of electronic communications pursuant to this Section, including through an Approved Electronic Platform.

(d) Each Lender and each Issuing Bank agrees that notice to it (as provided in the next sentence) specifying that Communications have been posted to the Approved Electronic Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Credit Documents. Each Lender and Issuing Bank agrees (i) to notify the Administrative Agent in writing (which could be in the form of electronic communication) from time to time of such Lender’s or Issuing Bank’s (as applicable) email address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such email address.

(e) Each of the Lenders, each of the Issuing Banks and the Borrower agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Communications on the Approved Electronic Platform in accordance with the Administrative Agent’s generally applicable document retention procedures and policies.

(f) Nothing herein shall prejudice the right of the Administrative Agent, any Lender or any Issuing Bank to give any notice or other communication pursuant to any Credit Document in any other manner specified in such Credit Document.

SECTION 8.04. The Administrative Agent Individually. With respect to its Commitment, Loans, Letter of Credit Commitments and Letters of Credit, the Person serving as the Administrative Agent shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender or Issuing Bank, as the case may be. The terms “Issuing Banks”, “Lenders”, “Required Lenders” and any similar terms shall, unless the context clearly otherwise indicates, include the Administrative Agent in its individual capacity as a Lender, Issuing Bank or as one of the Required Lenders, as applicable. The Person serving as the Administrative Agent and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of banking, trust or other business with, the Borrower, any Subsidiary or any Affiliate of any of the foregoing as if such Person was not acting as the Administrative Agent and without any duty to account therefor to the Lenders or the Issuing Banks.

SECTION 8.05. Successor Administrative Agent. (a) The Administrative Agent may resign at any time by giving 30 days’ prior written notice thereof to the Lenders, the Issuing Banks and the Borrower, whether or not a successor Administrative Agent has been appointed. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent’s giving of notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Banks, appoint a successor Administrative Agent, which shall be a bank with an office in New York, New York or an Affiliate of any such bank. In either case, such appointment shall be subject to the prior written approval of the Borrower (which approval may not be unreasonably withheld and shall not be required while an Event of Default has occurred and is continuing). Upon the acceptance of any appointment as Administrative Agent by a successor Administrative Agent, such successor Administrative Agent shall succeed to, and become vested with, all the rights, powers, privileges and duties of the retiring Administrative Agent. Upon the acceptance of appointment as Administrative Agent by a successor Administrative Agent, the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement and the other Credit Documents. Prior to any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the retiring Administrative Agent shall take such action as may be reasonably necessary to assign to the successor Administrative Agent its rights as Administrative Agent under the Credit Documents.

(b) Notwithstanding paragraph (a) of this Section, in the event no successor Administrative Agent shall have been so appointed and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its intent to resign, the retiring Administrative Agent may give notice of the effectiveness of its resignation to the Lenders, the Issuing Banks and the Borrower, whereupon, on the date of effectiveness of such resignation stated in such notice, (i) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Credit Documents; and (ii) the Required Lenders shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent; provided that (A) all payments required to be made hereunder or under any other Credit Document to the Administrative Agent for the account of any Person other than the Administrative Agent shall be made directly to such Person and (B) all notices and other communications required or contemplated to be given or made to the Administrative Agent shall directly be given or made to each Lender and each Issuing Bank. Following the effectiveness of the Administrative Agent’s resignation from its capacity as such, the provisions of this Article and Section 9.03, as well as any exculpatory, reimbursement and indemnification provisions set forth in any other Credit Document, shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

(c) If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d)(A) of the definition thereof, the Required Lenders may, to the extent permitted by Applicable Law, by notice in writing to the Borrower and such Person, remove such Person as Administrative Agent and, in consultation with the Borrower, and subject to the consent (not to be unreasonably withheld or delayed) of the Borrower (provided no Event of Default has occurred and is continuing at such time), appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

SECTION 8.06. Acknowledgements of Lenders and Issuing Banks.

(a) Each Lender represents that it is engaged in making, acquiring or holding commercial loans in the ordinary course of its business and that it has, independently and without reliance upon the Administrative Agent, any Arranger or any other Lender, or any of the Related Parties of any of the foregoing, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold Loans hereunder. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, any Arranger or any other Lender, or any of the Related Parties of any of the foregoing, and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Borrower and its Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Credit Document or any related agreement or any document furnished hereunder or thereunder.

(b) Each Lender, by delivering its signature page to this Agreement on the Effective Date, or delivering its signature page to an Assignment and Assumption or any other Credit Document pursuant to which it shall become a Lender hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, each Credit Document and each other document required to be delivered to, or be approved by or satisfactory to, the Administrative Agent or the Lenders on the Effective Date.

(c) (i) Each Lender hereby agrees that (x) if the Administrative Agent notifies such Lender that the Administrative Agent has determined in its sole discretion that any funds received by such Lender from the Administrative Agent or any of its Affiliates (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Payment”) were erroneously transmitted to such Lender (whether or not known to such Lender), and demands the return of such Payment (or a portion thereof), such Lender shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect, and (y) to the extent permitted by applicable law, such Lender shall not assert, and hereby waives, as to the Administrative Agent, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Payments received, including without limitation any defense based on “discharge for value” or any similar doctrine. A notice of the Administrative Agent to any Lender under this Section 8.06(c) shall be conclusive, absent manifest error.

(ii) Each Lender hereby further agrees that if it receives a Payment from the Administrative Agent or any of its Affiliates (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”) or (y) that was not preceded or accompanied by a Payment Notice, it shall be on notice, in each such case, that an error has been made with respect to such Payment. Each Lender agrees that, in each such case, or if it otherwise becomes aware a Payment (or portion thereof) may have been sent in error, such Lender shall promptly notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.

(iii) The Borrower and each other Loan Party hereby agrees that (x) in the event an erroneous Payment (or portion thereof) are not recovered from any Lender that has received such Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights of such Lender with respect to such amount and (y) an erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Loan Party; provided that, for the avoidance of doubt, the immediately preceding clause (y) shall not apply to the extent any such Payment is, and solely with respect to the amount of such Payment that is, comprised of funds received by the Administrative Agent from the Borrower for the express purpose of making such Payment.

(iv) Each party’s obligations under this Section 8.06(c) shall survive the resignation or replacement of the Administrative Agent or any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations under any Credit Document.

SECTION 8.07. Certain ERISA Matters. (a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, and each Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of the Plan Asset Regulations) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments,

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, and each Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that none of the Administrative Agent, or any Arranger or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Credit Document or any documents related to hereto or thereto).

(c) The Administrative Agent and each Arranger hereby informs the Lenders that each such Person is not undertaking to provide investment advice or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Letters of Credit, the Commitments, this Agreement and any other Credit Documents (ii) may recognize a gain if it extended the Loans, the Letters of Credit or the Commitments for an amount less than the amount being paid for an interest in the Loans, the Letters of Credit or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Credit Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

ARTICLE IX

Miscellaneous

SECTION 9.01. Notices. (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by electronic mail, as follows:

(i)	if to the Borrower:

Kemper Corporation

200 E Randolph Street, Suite 3300

Chicago, IL 60601

Attention: Senior Vice President and Treasurer

Email: treasuryoperations@kemper.com

with a copy to:

Kemper Corporation

200 E Randolph Street, Suite 3300

Chicago, IL 60601

Attention: General Counsel

(ii)	if to the Administrative Agent:

JPMorgan Chase Bank, N.A.

10 South Dearborn, Floor L2

Suite IL1-0480

Chicago, IL, 60603-2300

Attention: Jeffrey Lenhard

Phone No: 302-634-7061

Fax No: 844-490-5665

Email: jeffrey.lenhard@chase.com

with a copy to:

JPMorgan Chase Bank, N.A.

Middle Market Servicing

10 South Dearborn, Floor L2

Suite IL1-0480

Chicago, IL, 60603-2300

Attention: Commercial Banking Group

Fax No: (844) 490-5663

Email: jpm.agency.cri@jpmorgan.com

jpm.agency.servicing.1@jpmorgan.com

(iii)	if to JPMorgan Chase Bank, N.A., in its capacity as an Issuing Bank:

JPMorgan Chase Bank, N.A.

10 South Dearborn, Floor L2

Suite IL1-0480

Chicago, IL, 60603-2300

Attention: LC Agency Team

Tel: 800-364-1969

Fax: 856-294-5267

Email: chicago.lc.agency.activity.team@jpmchase.com

(iv)	if to Bank of America, N.A., in its capacity as an Issuing Bank:

Bank of America, N.A.

101 North Tryon Street

NC1-001-05-46

Charlotte, NC 28255

Email: Bank_of_America_As_Lender_2@baml.com

(v)	if to Wells Fargo Bank, National Association, in its capacity as an Issuing Bank:

Wells Fargo Bank, National Association

1525 West WT Harris Boulevard

Mail Code D1109-019

Charlotte, North Carolina 28262

Attention: Syndication Agency Services

Email: agencyservicesrequests@wellsfargo.com

with a copy to:

Wells Fargo Bank, National Association

301 S. College Street

Charlotte, NC 28202

MAC: D1053-115

Attention: Jason Hafener

Email: jason.hafener@wellsfargo.com

(vi)	if to any other Lender, to it at its address (or email address) set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received. Notices delivered through Approved Electronic Platforms (including e-mail), to the extent provided in paragraph (b) below, shall be effective as provided in such paragraph (b).

(b) Notices and other communications to the Lenders and the Issuing Banks hereunder may be delivered or furnished by using Approved Electronic Platforms pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c) Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received when sent absent receipt of a failure to deliver notice within 30 minutes of such notice or communication being sent (it being understood that an “out of office” reply does not constitute a failure to deliver notice for this purpose), and (ii) notices or communications (other than financial statement deliveries made pursuant to Section 5.09 or 5.10) posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

(d) Any party hereto may change its address for notices and other communications hereunder by notice to the other parties hereto.

SECTION 9.02. Waivers; Amendments. (a) No failure or delay by the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Banks and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default regardless of whether the Administrative Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default at the time.

(b) Subject to Section 2.13(b) and Section 9.02(c) below, except as otherwise provided in connection with Section 2.07(d) in respect of Commitment increases, neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon (other than a waiver of the default rate of interest imposed pursuant to Section 2.12(e)) (it being understood that any change to the defined terms used in computing financial covenants hereunder shall not constitute a reduction in interest or fees for purposes of this Section unless the primary purpose and effect thereof is to reduce such interest or fees), or reduce any fees payable hereunder, without the written consent of each

Lender affected thereby, (iii) other than as set forth at the end of Article VII or any waiver of a Default, as applicable, in respect of the rescission of any acceleration of the Obligations under the Credit Documents, postpone the scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.07(c), 2.19(b), or 2.19(c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) change the payment waterfall provisions of Section 2.21(b) or Section 7.02 without the consent of each Lender, (vi) disproportionately affect the obligation of the Borrower to reimburse obligations with respect to the Commitments, Revolving Loans or Letters of Credit without the approval of the Required Lenders, (vii) amend the definition of “Available Foreign Currencies” without the written consent of each Lender affected thereby, or (viii) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender; provided further that no such agreement shall (i) amend, modify or waive Section 2.21 without the prior written consent of the Administrative Agent and each Issuing Bank or (ii) amend, modify or otherwise affect the rights or duties of the Administrative Agent or the Issuing Bank hereunder without the prior written consent of the Administrative Agent or the Issuing Banks, as the case may be. Notwithstanding the foregoing, the consent of the Required Lenders shall not be required to amend this Agreement to increase the total Commitments pursuant to Section 2.07 and to make other changes incidental thereto or contemplated thereby.

(c) If the Administrative Agent and the Borrower acting together identify any ambiguity, omission, mistake, typographical error or other defect in any provision of this Agreement or any other Credit Document, then the Administrative Agent and the Borrower shall be permitted to amend, modify or supplement such provision to cure such ambiguity, omission, mistake, typographical error or other defect, and such amendment shall become effective without any further action or consent of any other party to this Agreement.

(d) Schedules I and II may be amended as follows:

(i) Schedule I will be amended to add another Person as a Lender hereunder and to include such new Lender’s Commitment, and/or to change any existing Lender’s Commitment, in any such case in accordance with any increase in the Commitments hereunder in accordance with Section 2.07(d), upon execution and delivery by the new Lender, the Borrower and the Administrative Agent of an Assignment and Assumption.

(ii) Schedule II will be amended to change administrative information contained therein (other than any Funding Time, Payment Time or notice time contained therein), upon execution and delivery by the Borrower and the Administrative Agent of a Schedule Amendment providing for such amendment.

(iii) Schedule II will be amended to amend or modify any Funding Time, Payment Time or notice time contained therein, upon execution and delivery by the Borrower, Required Lenders and the Administrative Agent of a Schedule Amendment providing for such amendment.

SECTION 9.03. Expenses; Indemnity; Damage Waiver.

(a) Expenses. The Borrower shall pay (i) all reasonable, documented out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement and the other Credit Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), provided that Borrower shall be responsible for the payment of the reasonable and documented out-of-pocket fees, charges and disbursements of only a single primary legal counsel and, if applicable, appropriate local, regulatory or other special counsel, for the Administrative Agent, (ii) all reasonable, documented out-of-pocket expenses incurred by each Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, each Issuing Bank or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent, the Issuing Banks or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement and the other Credit Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) Indemnity. The Borrower shall indemnify the Administrative Agent, each Arranger, each Syndication Agent, each Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all Liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or any Letter of Credit or the use of the proceeds therefrom (including any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Claim related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation, arbitration or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by the Borrower or a third party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such Liabilities or related expenses are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from (x) the gross negligence or willful misconduct of such Indemnitee or any of its controlled Affiliates or their respective officers, directors, employees or agents, (y) a claim brought by the Borrower against an Indemnitee for breach of such Indemnitee’s obligations under any Credit Document, so long as the Borrower is the prevailing party in such claim, or (z) except with respect to JPMorgan Chase Bank, N.A. in its individual capacity or as Administrative Agent, claims brought by an Indemnitee solely against another Indemnitee and not involving a direct act or omission of Borrower; provided further, that the Borrower shall be responsible for the payment or reimbursement of the reasonable and documented out-of-pocket fees, charges and disbursements of only a single primary legal counsel and, if applicable, appropriate local, regulatory or other special counsel and in the case of an actual or perceived conflict of interest, where the parties affected by such conflict inform the Borrower of such conflict and thereafter retain their own counsel, one additional counsel in each relevant jurisdiction to the affected Indemnitees similarly situated and taken as a whole. This Section 9.03(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims or damages arising from any non-Tax claim.

(c) Lender Reimbursement. Each Lender severally agrees to pay any amount required to be paid by the Borrower under paragraph (a) or (b) of this Section 9.03 to the Administrative Agent, each Issuing Bank and each Related Party of any of the foregoing Persons (each, an “Agent Indemnitee”) (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective Applicable Percentage in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Applicable Percentage immediately prior to such date), from and against any and all Liabilities and related expenses, including the fees, charges and disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent Indemnitee in any way relating to or arising out of the Commitments, this Agreement, any of the other Credit Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent Indemnitee under or in connection with any of the foregoing; provided that the unreimbursed expense or indemnified Liability or related expense, as the case may be, was incurred by or asserted against such Agent Indemnitee in its capacity as such; provided further that no Lender shall be liable for the payment of any portion of such Liabilities, costs, expenses or disbursements that are found by a final and nonappealable judgment of a court of competent jurisdiction to have resulted from such Agent Indemnitee’s gross negligence or willful misconduct. The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(d) Limitation of Liability. To the extent permitted by applicable law (i) the Borrower shall not assert, and the Borrower hereby waives, any claim against the Administrative Agent, each Arranger, each Syndication Agent, any Issuing Bank and any Lender, and any Related Party of any of the foregoing Persons (each such Person being called a “Lender-Related Person”) for any Liabilities arising from the use by others of information or other materials (including, without limitation, any personal data) obtained through telecommunications, electronic or other information transmission systems (including the Internet), except to the extent such Liabilities are found by a final, non-appealable judgment of a court to arise from the willful misconduct or gross negligence of such Lender-Related Person, and (ii) no party hereto shall assert, and each such party hereby waives, any Liabilities against any other party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Credit Document, or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof; provided that, nothing in this Section 9.03(b) shall relieve the Borrower of any obligation it may have to indemnify an Indemnitee, as provided in Section 9.03(c), against any special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party.

(e) All amounts due under this Section shall be payable promptly after written demand therefor, accompanied by appropriate backup documentation, as applicable.

SECTION 9.04. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Persons (other than an Ineligible Institution) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A) the Borrower, provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee; and provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within 10 Business Days after having received notice thereof;

(B) the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment of any Commitment to an assignee that is a Lender with a Commitment immediately prior to giving effect to such assignment; and

(C) solely with respect to the assignment of Commitments and/or Revolving Loans, each Issuing Bank.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; and

(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more “Credit Contacts” to whom all syndicate-level information (which may contain material non-public information about the Borrower and its affiliates and their related parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including federal and state securities laws.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.16, 2.17, 2.18 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount (and stated interest) of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent, the Issuing Banks and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Issuing Banks and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.04(d) or (e), 2.05(b), 2.19(d) or 9.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) Any Lender may, without the consent of, or notice to, the Borrower, the Administrative Agent or the Issuing Banks, sell participations to one or more banks or other entities (a “Participant”), other than an Ineligible Institution, in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged; (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations; and (iii) the Borrower, the Administrative Agent, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.16, 2.17 and 2.18 (subject to the requirements and limitations therein, including the requirements under Section 2.18(f) (it being understood that the documentation required under Section 2.18(f) shall be delivered by such Participant to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (i) agrees to be subject to the provisions of 2.21 as if it were an assignee under paragraph (b) of this Section; and (ii) shall not be entitled to receive any greater payment under Section 2.16 or 2.18, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.20(b) with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.19(c) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Credit Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any Credit Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations or in connection with any exercise by a Participant of any rights hereunder. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 9.05. Survival. All covenants, agreements, representations and warranties made by the Borrower herein and in the other Credit Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Credit Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.16, 2.17, 2.18 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

SECTION 9.06. Counterparts; Integration; Effectiveness; Electronic Execution.

(a) This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

(b) Delivery of an executed counterpart of a signature page of (x) this Agreement, (y) any other Credit Document and/or (z) any document, amendment, approval, consent, information, notice (including, for the avoidance of doubt, any notice delivered pursuant to Section 9.01), certificate, request, statement, disclosure or authorization related to this Agreement, any other Credit Document and/or the transactions contemplated hereby and/or thereby (each an “Ancillary Document”) that is an Electronic Signature transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement, such other Credit Document or such Ancillary Document, as applicable. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement, any other Credit Document and/or any Ancillary Document shall be deemed to include Electronic Signatures, deliveries or the keeping of records in any electronic form (including deliveries by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be; provided that nothing herein shall require the Administrative Agent to accept Electronic Signatures in any form or format without its prior written consent and pursuant to procedures approved by it; provided, further, without limiting the foregoing, (i) to the extent the Administrative Agent has agreed to accept any Electronic Signature, the Administrative Agent and each of the Lenders shall be entitled to rely on such Electronic Signature purportedly given by or on behalf of the Borrower without further verification thereof and without any obligation to review the appearance or form of any such Electronic Signature and (ii) upon the request of the Administrative Agent or any Lender, any Electronic Signature shall be promptly followed by a manually executed counterpart. Without limiting the generality of the foregoing, the Borrower hereby (a) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Lenders, and the Borrower, Electronic Signatures transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page and/or any electronic images of this Agreement, any other Credit Document and/or any Ancillary Document shall have the same legal effect, validity and enforceability as any paper original, (b) the Administrative Agent and each of the Lenders may, at its option, create one or more copies of this Agreement, any other Credit Document and/or any Ancillary Document in the form of an imaged electronic record in any format, which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document (and all such electronic records shall be considered an original for all purposes and shall have the same legal effect, validity and enforceability as a paper record), (c) waives any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Credit Document and/or any Ancillary Document based solely on the lack of paper original copies of this Agreement, such other Credit Document and/or such Ancillary Document, respectively, including with respect to any signature pages thereto and (d) waives any claim against any Lender-Related Person for any Liabilities arising solely from the Administrative Agent’s and/or any Lender’s reliance on or use of Electronic Signatures and/or transmissions by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page, including any Liabilities arising as a result of the failure of the Borrower to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.

SECTION 9.07. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, each Issuing Bank, and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held, and other obligations at any time owing, by such Lender, such Issuing Bank or any such Affiliate, to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement or any other Credit Document to such Lender or such Issuing Bank or their respective Affiliates, irrespective of whether or not such Lender, Issuing Bank or Affiliate shall have made any demand under this Agreement or any other Credit Document and although such obligations of the Borrower may be contingent or unmatured or are owed to a branch office or Affiliate of such Lender or such Issuing Bank different from the branch office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.21 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Banks, and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, each Issuing Bank and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, such Issuing Bank or their respective Affiliates may have. Each Lender and Issuing Bank agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

SECTION 9.09. Governing Law; Jurisdiction; Consent to Service of Process. (a)This Agreement and the other Credit Documents shall be construed in accordance with and governed by the law of the State of Illinois.

(b) Each of the Lenders and the Administrative Agent hereby irrevocably and unconditionally agrees that, notwithstanding the governing law provisions of any applicable Credit Document, any claims brought against the Administrative Agent by any Lender relating to this Agreement, any other Credit Document or the consummation or administration of the transactions contemplated hereby or thereby shall be construed in accordance with and governed by the law of the State of Illinois.

(c) The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of Illinois sitting in Cook County and of the United States District Court of the Northern District of Illinois, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Credit Document or the transactions relating hereto or thereto, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may (and any such claims, cross-claims or third party claims brought against the Administrative Agent or any of its Related Parties may only) be heard and determined in such Illinois State or, to the extent permitted by law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Credit Document shall affect any right that the Administrative Agent, any Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against the Borrower or its properties in the courts of any jurisdiction.

(d) The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Credit Document in any court referred to in paragraph (c) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(e) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12. Confidentiality. Each of the Administrative Agent, the Issuing Banks and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority (in which case the Administrative Agent, applicable Issuing Bank or applicable Lender shall notify Borrower in advance of such disclosure, to the extent permitted by law and except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process (in which case the Administrative Agent, applicable Issuing Bank or applicable Lender shall notify Borrower in advance of such disclosure, to the extent permitted by law), (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or under any other Credit Document or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder or under any other Credit Document, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or any payments hereunder, (g) with the consent of the Borrower, (h) on a confidential basis to the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of identification numbers with respect to the credit facilities provided for herein, or (i) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, any Issuing Bank or any Lender on a non-confidential basis from a source other than the Borrower that is not known by such Person to be prohibited from disclosing such information by a legal, contractual or fiduciary obligation to the Borrower; provided that the disclosure of any such information to any Lender or prospective Lender or Participant or prospective Participant referred to above shall be made subject to the acknowledgment and acceptance by such Lender or prospective Lender or Participant or prospective Participant that such information is being disseminated on a confidential basis in accordance with the standard syndication processes of such assigning party or customary market standards for dissemination of such type of information. For the purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Administrative Agent, any Issuing Bank or any Lender on a non-confidential basis prior to disclosure by the Borrower. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 9.13. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.14. USA PATRIOT Act. Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies the Borrower that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act.

SECTION 9.15. No Fiduciary Duty. The Administrative Agent, each Lender and their Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”) may have economic interests that conflict with those of the Borrower, its stockholders and/or its Affiliates. The Borrower agrees that nothing in the Credit Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender, on the one hand, and the Borrower, its stockholders or its Affiliates, on the other. The Borrower acknowledges and agrees that (i) the transactions contemplated by the Credit Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lenders, on the one hand, and the Borrower, on the other, and (ii) in connection therewith and with the process leading thereto, (x) no Lender has assumed an advisory or fiduciary responsibility in favor of the Borrower, its stockholders or its Affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise the Borrower, its stockholders or its Affiliates on other matters) or any other obligation to the Borrower except the obligations expressly set forth in the Credit

Documents and (y) each Lender is acting solely as principal and not as the agent or fiduciary of the Borrower, its management, stockholders, creditors or any other Person. The Borrower acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. The Borrower agrees that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty, to the Borrower in connection with such transactions or the process leading thereto.

SECTION 9.16. Judgment. (a) If for the purpose of obtaining judgment in any court it is necessary to convert a sum due hereunder in one currency into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding the day on which final judgment is given.

(b) The obligation of the Borrower in respect of any sum due to any Lender or the Administrative Agent hereunder shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by such Lender or the Administrative Agent (as the case may be) of any sum adjudged to be so due in the Judgment Currency such Lender or the Administrative Agent (as the case may be) may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum due to such Lender or the Administrative Agent (as the case may be) hereunder in the Agreement Currency, then the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender or the Administrative Agent (as the case may be) against such loss, and if the amount of the Agreement Currency so purchased exceeds the sum originally due to any Lender or the Administrative Agent (as the case may be), such Lender or the Administrative Agent (as the case may be) agrees to remit to the Borrower such excess.

SECTION 9.17. Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Credit Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Credit Document may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Credit Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

SECTION 9.18. Amendment and Restatement.

(a) On the Effective Date, the Existing Credit Agreement shall be amended, restated and superseded in its entirety hereby. The parties hereto acknowledge and agree that (i) this Agreement, any promissory notes delivered pursuant to Section 2.08(e) and the other Credit Documents executed and delivered in connection herewith do not constitute a novation, payment and reborrowing, refinancing or termination of the obligations under the Existing Credit Agreement as in effect prior to the Effective Date; (ii) the “Loans” (as defined in the Existing Credit Agreement) have not become due and payable prior to the Effective Date as a result of the amendment and restatement of the Existing Credit Agreement; (iii) such obligations are in all respects continuing with only the terms thereof being modified as provided in this Agreement; and (iv) upon the effectiveness of this Agreement all loans and letters of credit outstanding under the Existing Credit Agreement immediately before the effectiveness of this Agreement will be part of the Loans and Letters of Credit hereunder on the terms and conditions set forth in this Agreement.

(b) Notwithstanding the modifications effected by this Agreement of the representations, warranties and covenants of the Borrower contained in the Existing Credit Agreement, the Borrower acknowledges and agrees that any causes of action or other rights created prior to the Effective Date in favor of any Lender and its successors arising out of the representations and warranties of the Borrower and contained in or delivered (including representations and warranties delivered in connection with the making of the loans or other extensions of credit thereunder) in connection with the Existing Credit Agreement or any other Credit Document executed in connection therewith prior to the Effective Date shall survive the execution and delivery of this Agreement; provided, however, that it is understood and agreed that the Borrower’s monetary obligations under the Existing Credit Agreement in respect of the loans and letters of credit thereunder are now monetary obligations of the Borrower as evidenced by this Agreement as provided in Article II hereof.

(c) All indemnification obligations of the Borrower pursuant to the Existing Credit Agreement (including any arising from a breach of the representations thereunder) with respect to any losses, claims, damages, liabilities and related expenses occurring prior to the Effective Date shall survive the amendment and restatement of the Existing Credit Agreement pursuant to this Agreement.

(d) On and after the Effective Date, (i) each reference in the Credit Documents to the “Credit Agreement”, “thereunder”, “thereof” or similar words referring to the Credit Agreement shall mean and be a reference to this Agreement and (ii) each reference in the Credit Documents to a “promissory note” shall mean and be a promissory note as referred to in this Agreement.

SECTION 9.19. Acknowledgement Regarding Any Supported QFCs. To the extent that the Credit Documents provide support, through a guarantee or otherwise, for Swap Agreements or any other agreement or instrument that is a QFC (such support “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Credit Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Credit Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Credit Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

[signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BORROWER:	KEMPER CORPORATION

	By:	/s/ Brad Camden
	Name:	Brad Camden
	Title:	Senior Vice President and Treasurer

[Kemper - Signature Page to Third Amended and Restated Credit Agreement]

LENDERS:	JPMORGAN CHASE BANK, N.A.,
as Administrative Agent, an Issuing Bank, and a Lender

	By:	/s/ Danielle D. Babine
	Name:	Danielle D. Babine
	Title:	Executive Director

[Kemper - Signature Page to Third Amended and Restated Credit Agreement]

BANK OF AMERICA, N.A.,
as a Syndication Agent and a Lender

By:	/s/ Brad Hindman
Name:	Brad Hindman
Title:	Vice President

[Kemper - Signature Page to Third Amended and Restated Credit Agreement]

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as a Syndication Agent and a Lender

By:	/s/ Jason Hafener
Name:	Jason Hafener
Title:	Managing Director

[Kemper - Signature Page to Third Amended and Restated Credit Agreement]

NORTHERN TRUST,
as a Lender

By:	/s/ Edward C. Jones
Name:	Edward C. Jones
Title:	Second Vice President

[Kemper - Signature Page to Third Amended and Restated Credit Agreement]

REGIONS BANK,
as a Lender

By:	/s/ Hichem Kerma
Name:	Hichem Kerma
Title:	Managing Director

[Kemper - Signature Page to Third Amended and Restated Credit Agreement]

BMO HARRIS BANK N.A.,
as a Lender

By:	/s/ Benjamin Mlot
Name:	Benjamin Mlot
Title:	Director

[Kemper - Signature Page to Third Amended and Restated Credit Agreement]

FIFTH THIRD BANK, NATIONAL ASSOCIATION,
as a Lender

By:	/s/ Christine Reyling
Name:	Christine Reyling
Title:	SVP, Managing Director

[Kemper - Signature Page to Third Amended and Restated Credit Agreement]

GOLDMAN SACHS BANK USA,
as a Lender

By:	/s/ Ananda DeRoche
Name:	Ananda DeRoche
Title:	Authorized Signatory

[Kemper - Signature Page to Third Amended and Restated Credit Agreement]

PNC BANK, NATIONAL ASSOCIATION,
as a Lender

By:	/s/ Paul Gleason
Name:	Paul Gleason
Title:	Vice President

[Kemper - Signature Page to Third Amended and Restated Credit Agreement]

U.S. BANK NATIONAL ASSOCIATION,
as a Lender

By:	/s/ Callen M. Strunk
Name:	Callen M. Strunk
Title:	Vice President

[Kemper - Signature Page to Third Amended and Restated Credit Agreement]

ASSOCIATED BANK, N.A.,
as a Lender

By:	/s/ Kobie Bardouille
Name:	Kobie Bardouille
Title:	Vice President

[Kemper - Signature Page to Third Amended and Restated Credit Agreement]

CITIBANK, N.A.,
as a Lender

By:	/s/ Justine O’Connor
Name:	Justine O’Connor
Title:	Vice President and Managing Director

[Kemper - Signature Page to Third Amended and Restated Credit Agreement]

CREDIT SUISSE AG, NEW YORK BRANCH,
as a Lender

By:	/s/ Doreen Barr
Name:	Doreen Barr
Title:	Authorized Signatory

By:	/s/ Michael Dieffenbacher
Name:	Michael Dieffenbacher
Title:	Authorized Signatory

[Kemper - Signature Page to Third Amended and Restated Credit Agreement]

MORGAN STANLEY BANK, N.A.,
as a Lender

By:	/s/ Michael King
Name:	Michael King
Title:	Authorized Signatory

[Kemper - Signature Page to Third Amended and Restated Credit Agreement]

Schedule I

Commitments

BANK	COMMITMENT ALLOCATION	PERCENT
JPMorgan Chase Bank, N.A.	$75,000,000	12.500000%
Bank of America, N.A.	$75,000,000	12.500000%
Wells Fargo Bank, National Association	$75,000,000	12.500000%
Northern Trust	$50,000,000	8.333333%
Regions Bank	$50,000,000	8.333333%
BMO Harris Bank N.A.	$35,000,000	5.833333%
Fifth Third Bank, National Association	$35,000,000	5.833333%
Goldman Sachs Bank USA	$35,000,000	5.833333%
PNC Bank, National Association	$35,000,000	5.833333%
U.S. Bank National Association	$35,000,000	5.833333%
Associated Bank, N.A.	$25,000,000	4.166667%
Citibank, N.A.	$25,000,000	4.166667%
Credit Suisse AG, New York Branch	$25,000,000	4.166667%
Morgan Stanley Bank, N.A.	$25,000,000	4.166667%
	$600,000,000	100.000000%

Schedule II

Administrative Schedule

A.	Funding Office, Funding Time, Payment Office and Payment Time for Each Agreed Currency

US Dollars, Sterling, Canadian Dollars, and Euro:

1.	Funding Office:	JPMorgan Chase Bank, N.A. 10 South Dearborn, Floor L2 Suite IL1-0480 Chicago, IL, 60603-2300

3.	Funding Time:	11:00 A.M., New York time

4.	Payment Office:	JPMorgan Chase Bank, N.A. 10 South Dearborn, Floor L2 Suite IL1-0480 Chicago, IL, 60603-2300

5.	Payment Time:	2:00 P.M., New York time

Notwithstanding anything to the contrary set forth herein, fundings may occur out of and payments may be directed to an alternative funding office and/or payment office specified by the Administrative Agent.

B.	Notice of Borrowing

US Dollars:

1.	Deliver to:	JPMorgan Chase Bank, N.A.,
Middle Market Servicing
10 South Dearborn, Floor L2
Suite IL1-0480
Chicago, IL, 60603-2300
Attention: Commercial Banking Group
Fax No: (844) 490-5663
Email: jpm.agency.cri@jpmorgan.com
jpm.agency.servicing.1@jpmorgan.com

2.	Time:	(i) ABR Loans--Not later than 11:00 A.M., New York City time, on the date of the proposed Borrowing.

(ii) Term Benchmark Loans--Not later than 11:00 A.M., New York City time, three Business Days (such three Business Days to include the date of notice) prior to the date of the proposed Borrowing.

3.	Information Required: See Exhibit B to this Agreement.

Sterling:

1.	Deliver to:	JPMorgan Chase Bank, N.A.,

Middle Market Servicing

10 South Dearborn, Floor L2

Suite IL1-0480

Chicago, IL, 60603-2300

Attention: Commercial Banking Group

Fax No: (844) 490-5663

Email:     jpm.agency.cri@jpmorgan.com

jpm.agency.servicing.1@jpmorgan.com

2.	Time:	Not later than 11:00 A.M., London time, five RFR Business Days (such five RFR Business Days to include the date of notice) prior to the date of the proposed Borrowing.

3.	Information Required: See Exhibit B to this Agreement.

Canadian Dollars and Euros:

1.	Deliver to:	JPMorgan Chase Bank, N.A.,

Middle Market Servicing

10 South Dearborn, Floor L2

Suite IL1-0480

Chicago, IL, 60603-2300

Attention: Commercial Banking Group

Fax No: (844) 490-5663

Email:     jpm.agency.cri@jpmorgan.com

jpm.agency.servicing.1@jpmorgan.com

2.	Time:	Not later than 11:00 A.M., London time, three Business Days (such three Business Days to include the date of notice) prior to the date of the proposed Borrowing.

3.	Information Required: See Exhibit B to this Agreement.

Schedule 1.01

PRICING SCHEDULE

APPLICABLE MARGIN	LEVEL I STATUS	LEVEL II STATUS	LEVEL III STATUS	LEVEL IV STATUS
Adjusted Term SOFR, EURIBOR, SONIA, and CDOR Loans	1.085%	1.21%	1.30%	1.375%
ABR Loans	0.085%	0.21%	0.30%	0.375%

APPLICABLE FEE RATE	LEVEL I STATUS	LEVEL II STATUS	LEVEL III STATUS	LEVEL IV STATUS
Facility Fee	0.165%	0.165%	0.20%	0.25%

For the purposes of this Schedule, the following terms have the following meanings, subject to the final paragraph of this Schedule:

“Financials” means the annual or quarterly financial statements of the Borrower delivered pursuant to Section 5.09 or 5.10 of this Agreement.

“Level I Status” exists at any date if, as of the last day of the fiscal quarter of the Borrower referred to in the most recent Financials, the Leverage Ratio is less than or equal to 0.20 to 1.00.

“Level II Status” exists at any date if, as of the last day of the fiscal quarter of the Borrower referred to in the most recent Financials, (i) the Borrower has not qualified for Level I Status and (ii) the Leverage Ratio is less than or equal to 0.25 to 1.00.

“Level III Status” exists at any date if, as of the last day of the fiscal quarter of the Borrower referred to in the most recent Financials, (i) the Borrower has not qualified for Level I Status or Level II Status and (ii) the Leverage Ratio is less than or equal to 0.30 to 1.00.

“Level IV Status” exists at any date if the Borrower has not qualified for Level I Status, Level II Status or Level III Status.

“Status” means Level I Status, Level II Status, Level III Status or Level IV Status.

The Applicable Rate shall be determined in accordance with the foregoing table based on the Borrower’s Status as reflected in the then most recent Financials. Adjustments, if any, to the Applicable Rate shall be effective five Business Days after the Administrative Agent has received the applicable Financials. If the Borrower fails to deliver the Financials to the Administrative Agent at the time required pursuant to the Agreement, then the Applicable Rate shall be the highest Applicable Rate set forth in the foregoing tables until five days after such Financials are so delivered. Until adjusted, Level II Status shall be deemed to exist.

If, as a result of any restatement of or other adjustment to the Financials of the Borrower or for any other reason, Administrative Agent reasonably determines that (a) the Leverage Ratio as calculated by Borrower as of any applicable date was inaccurate and (b) a proper calculation of the Leverage Ratio would have resulted in different pricing for any period, then (i) if the proper calculation of the Leverage Ratio would have resulted in higher pricing for such period, Borrower shall automatically and retroactively (or, if the recalculation results from anything other than a restatement or post-effective adjustment to such Financials by the Borrower, upon the Borrower’s receipt of a notice by the Administrative Agent indicating the reason for such recalculation) be obligated to pay to Administrative Agent, for the benefit of the applicable Lenders, promptly on demand by Administrative Agent, an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period; and (ii) if the proper calculation of the Leverage Ratio would have resulted in lower pricing for such period, neither Administrative Agent nor any Lender shall have any obligation to repay any interest or fees to Borrower; provided that if, as a result of any restatement or other event a proper calculation of the Leverage Ratio would have resulted in higher pricing for one or more periods and lower pricing for one or more other periods (due to the shifting of income or expenses from one period to another period or any similar reason), then the amount payable by Borrower pursuant to clause (i) above shall be based upon the excess, if any, of the amount of interest and fees that should have been paid for all applicable periods over the amount of interest and fees paid for all such periods.

Schedule 3.03

Subsidiaries of Kemper Corporation

Material Subsidiaries of Kemper Corporation, with their states of incorporation in parentheses, are as follows:

1.	United Insurance Company of America (Illinois)

2.	Trinity Universal Insurance Company (Texas)

3.	Alliance United Insurance Company (California)

Other Subsidiaries of Kemper Corporation, with their states of incorporation in parentheses, are as follows:

1.	Accelerate Insurance Network, LLC (Illinois)

2.	Access Insurance Agency of Arizona, LLC (Arizona)

3.	Access Insurance Agency of Indiana, LLC (Indiana)

4.	Access Insurance Agency of Nevada, LLC (Nevada)

5.	Access Insurance Agency of South Carolina, LLC (South Carolina)

6.	Agencia de Seguros de Acceso, LLC (Texas)

7.	Alliance United Insurance Services, LLC (California)

8.	Alpha Property & Casualty Insurance Company (Wisconsin)

9.	American Access Casualty Company (Illinois)

10.	American Access Holdings, LLC (Delaware)

11.	Capitol County Mutual Fire Insurance Company (Texas)*

12.	Casualty Underwriters, Inc. (Georgia)

13.	Charter Indemnity Company (Texas)

14.	Cranberry Holdings, Inc. (Delaware)

15.	Direct Response Corporation (Delaware)

16.	Family Security Funerals Company (Texas)

17.	Financial Indemnity Company (Illinois)

18.	Illinois Vehicle Insurance Agency, LLC (Illinois)

19.	Infinity Agency of Texas, Inc. (Texas)

20.	Infinity Assurance Insurance Company (Ohio)

21.	Infinity Auto Insurance Company (Ohio)

22.	Infinity Casualty Insurance Company (Ohio)

23.	Infinity County Mutual Insurance Company (Texas)*

24.	Infinity Financial Centers, LLC (Delaware)

25.	Infinity Indemnity Insurance Company (Indiana)

26.	Infinity Insurance Agency, Inc. (Alabama)

27.	Infinity Insurance Company (Indiana)

28.	Infinity Preferred Insurance Company (Ohio)

29.	Infinity Property and Casualty Corporation (Ohio)

30.	Infinity Property and Casualty Services, Inc. (Georgia)

31.	Infinity Safeguard Insurance Company (Ohio)

32.	Infinity Security Insurance Company (Indiana)

33.	Infinity Select Insurance Company (Indiana)

34.	Infinity Standard Insurance Company (Indiana)

35.	KAHG LLC (Illinois)

36.	Kemper Corporate Services, Inc. (Illinois)

37.	Kemper Financial Indemnity Company (Illinois)

38.	Kemper General Agency, Inc. (Texas)

39.	Kemper Independence Insurance Company (Illinois)

40.	Kemper Personal Insurance General Agency, Inc. (Texas)

41.	Leader Group, Inc. (Ohio)

42.	Leader Managing General Agency, Inc. (Texas)

43.	Merastar Industries LLC (Delaware)

44.	Merastar Insurance Company (Illinois)

45.	Mutual Savings Fire Insurance Company (Alabama)

46.	Mutual Savings Life Insurance Company (Alabama)

47.	National Association of Self-Employed Business Owners (Oklahoma)

48.	NCM Management Corporation (Delaware)

49.	Newins Insurance Agency Holdings, LLC (Illinois)

50.	Newins Real Estate Holdings, LLC (Illinois)

51.	Old Reliable Casualty Company (Missouri)*

52.	Reserve National Insurance Company (Illinois)

53.	Response Insurance Company (Illinois)

54.	Response Worldwide Direct Auto Insurance Company (Illinois)

55.	Response Worldwide Insurance Company (Illinois)

56.	Rural American Consumers A National Association (Oklahoma)

57.	Security One Agency LLC (Illinois)

58.	Summerset Marketing Company (Oklahoma)

59.	The Infinity Group, Inc. (Indiana)

60.	The James S. Kemper Foundation (Illinois)**

61.	The Reliable Life Insurance Company (Missouri)

62.	Union National Fire Insurance Company (Louisiana)

63.	Union National Life Insurance Company (Louisiana)

64.	United Casualty Insurance Company of America (Illinois)

65.	Unitrin Advantage Insurance Company (New York)

66.	Unitrin Auto and Home Insurance Company (New York)

67.	Unitrin County Mutual Insurance Company (Texas)*

68.	Unitrin Direct Insurance Company (Illinois)

69.	Unitrin Direct Property & Casualty Company (Illinois)

70.	Unitrin Preferred Insurance Company (New York)

71.	Unitrin Safeguard Insurance Company (Wisconsin)

72.	Valley Property & Casualty Insurance Company (Oregon)

73.	Warner Insurance Company (Illinois)

*	May be deemed to be an affiliate pursuant to Rule 1-02 of SEC Regulation S-X

**	Not-for-profit corporation

Schedule 6.02

Existing Indebtedness

1.

Indebtedness arising out of that certain Letter of Credit Number 00318444 issued by JPMorgan Chase Bank, N.A. (as successor by merger to Bank One, NA) on behalf of Trinity Universal Insurance Company in favor of Argonaut Insurance Company (as the same may have been amended from time to time prior to the date hereof) in the aggregate amount of $100,000.00.

Schedule 6.03

Existing Liens

1.

Security interest in the funds held in the cash collateral account established by the Borrower with The Travelers Indemnity Company in the aggregate amount of $14,482,628 (as of December 31, 2021), with regard to the Kemper Corporation Worker’s Compensation policy.

EXHIBIT A

FORM OF ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit and guarantees included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned by the Assignor to the Assignee pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:

   [and is an Affiliate/Approved Fund of [identify Lender]1]

3.	Borrower(s): Kemper Corporation, a Delaware corporation

4.	Administrative Agent: JPMorgan Chase Bank, N.A., as the administrative agent under the Credit Agreement

5.

Credit Agreement:             Third Amended and Restated Credit Agreement, dated as of March 15, 2022, by and among Kemper Corporation, the Lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and the other agents party thereto.

6.	Assigned Interest:

[1]	Select as applicable.

Type of Commitments/ Loans Assigned[2]	Aggregate Amount of Commitments/ Loans for all Lenders	Amount of Commitments/ Loans Assigned	Percentage Assigned of Commitments/ Loans[3]	CUSIP Number
	$	$	%
	$	$	%
	$	$	%

Effective Date: _____________ ___, 20___ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The Assignee, if it is not a Lender, agrees to deliver to the Administrative Agent a completed Administrative Questionnaire in which the Assignee designates one or more “Credit Contacts” to whom all syndicate-level information (which may contain material non-public information about the Borrower and its related parties or their respective securities) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable laws, including federal and state securities laws.

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Title:

[Consented to and]4 Accepted:

JPMORGAN CHASE BANK, N.A., as

Administrative Agent

By
Title:

[Consented to:][5]

[NAME OF RELEVANT PARTY]

By
Title:

[2]	Set forth, whether Revolving Loans, Commitments and/or Letters of Credit are being assigned.
[3]	Set forth, to at least 9 decimals, as a percentage of the Commitment of all Lenders thereunder.
[4]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
[5]	To be added only if the consent of the Borrower and/or other parties (e.g. Issuing Bank) is required by the terms of the Credit Agreement.

2

ANNEX 1

Third Amended and Restated Credit Agreement, dated as of March 15, 2022, by and among Kemper Corporation, the Lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and the other agents party thereto.

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is not a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Credit Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Credit Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Credit Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to an assignee under Section 9.04 of the Credit Agreement (subject to such consents, if any, as may be required thereunder), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.09 or 5.10 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date. Notwithstanding the foregoing, the Administrative Agent shall make all payments of interest, fees or other amounts paid or payable in kind from and after the Effective Date to the Assignee.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by electronic mail (including through any Approved Electronic Platform) shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of Illinois.

2

EXHIBIT B

FORM OF BORROWING REQUEST

                , 20

JPMorgan Chase Bank, N.A.,

as Administrative Agent

under the Credit Agreement referred to below

Middle Market Servicing

10 South Dearborn, Floor L2

Suite IL1-0480

Chicago, IL, 60603-2300

Attention: Commercial Banking Group

Fax No: (844) 490-5663

Email:    jpm.agency.cri@jpmorgan.com

     jpm.agency.servicing.1@jpmorgan.com

RE: Kemper Corporation

The undersigned, Kemper Corporation, a Delaware corporation (the “Borrower”), refers to the Third Amended and Restated Credit Agreement, dated as of March 15, 2022 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), by and among the Borrower, the Lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent and the other agents party thereto. Capitalized terms used herein have the meanings assigned to them in the Credit Agreement. The Borrower hereby requests a Borrowing, pursuant to Section 2.03 of the Credit Agreement, as follows:

(i) The aggregate amount of the requested Borrowing of Revolving Loans is [$                ] [an amount in Available Foreign Currency (the Dollar Equivalent amount of which is $                 as of the date hereof].

(ii) The Business Day on which the Borrower requests the Borrowing to be made is                 , 20    .

(iii) The requested Borrowing is a [Term SOFR Borrowing] [CDOR Borrowing] [EURIBOR Borrowing] [ABR] [RFR] Borrowing.

(iv) If a Term Benchmark Borrowing, the initial Interest Period for the requested Borrowing is             6 months.

(v) [The Agreed Currency of the Borrowing is                 .]

(vi) The requested Borrowing shall be funded to Borrower’s account no.                     .

[6]	Term Benchmark Borrowings (other than CDOR Borrowings) may have one-, three-, or six-month Interest Periods. CDOR Borrowings may have one-, two-, or three-month Interest Periods.

Very truly yours,

KEMPER CORPORATION

By:
Name:
Title:

2

EXHIBIT C

FORM OF PROMISSORY NOTE

                , 20

FOR VALUE RECEIVED, the undersigned (the “Borrower”) hereby promises to pay to                          and its registered assigns (the “Lender”), in accordance with the provisions of the Agreement (as hereinafter defined), the aggregate unpaid principal amount of each Loan from time to time made by the Lender to the Borrower under that certain Third Amended and Restated Credit Agreement, dated as of March 15, 2022 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”; the terms defined therein being used herein as therein defined), by and among Kemper Corporation, a Delaware corporation, as the Borrower, the Lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent and the other agents party thereto, payable at such times, and in such amounts, as are specified in the Agreement. The Borrower promises to pay interest on the unpaid principal amount of each Loan from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement. All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender. This promissory note (the “Note”) is one of the promissory notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. The Agreement, among other things, contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified. The Lender may attach schedules to this Note and endorse thereon the date, amount, currency and maturity of its Loans and payments with respect thereto.

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest and non-payment of this Note.

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF ILLINOIS.

[signature page follows]

IN WITNESS WHEREOF, the undersigned has executed this Note as of the date first written above.

KEMPER CORPORATION

By:
Name:
Title:

EXHIBIT D-1

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Non-U.S. Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Third Amended and Restated Credit Agreement (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”) dated as of March 15, 2022, by and among Kemper Corporation, a Delaware corporation (the “Borrower”), the Lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and the other agents party thereto.

Pursuant to the provisions of Section 2.18 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any promissory note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a “10 percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code and (v) the interest payments in question are not effectively connected with the undersigned’s conduct of a U.S. trade or business.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. person status on IRS Form W-8BEN or Form W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:                 , 20

EXHIBIT D-2

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Non-U.S. Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Third Amended and Restated Credit Agreement (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”) dated as of March 15, 2022, by and among Kemper Corporation, a Delaware corporation (the “Borrower”), the Lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and the other agents party thereto.

Pursuant to the provisions of Section 2.18 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any promissory note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any promissory note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Credit Document, neither the undersigned nor any of its direct or indirect partners/members is a “bank” extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a “10 percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its direct or indirect partners/members is a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (vi) the interest payments in question are not effectively connected with the undersigned’s or its direct or indirect partners/members’ conduct of a U.S. trade or business.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or Form W-8BEN-E, or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or Form W-8BEN-E from each of its partners/members beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:                 , 20

EXHIBIT D-3

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Non-U.S. Participants That Are Not Partnerships

For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Third Amended and Restated Credit Agreement (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”) dated as of March 15, 2022, by and among Kemper Corporation, a Delaware corporation (the “Borrower”), the Lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and the other agents party thereto.

Pursuant to the provisions of Section 2.18 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a “10 percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (v) the interest payments in question are not effectively connected with the undersigned’s conduct of a U.S. trade or business.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN or Form W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:                 , 20

EXHIBIT D-4

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Non-U.S. Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Third Amended and Restated Credit Agreement (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”) dated as of March 15, 2022, by and among Kemper Corporation, a Delaware corporation (the “Borrower”), the Lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and the other agents party thereto.

Pursuant to the provisions of Section 2.16 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect to such participation, neither the undersigned nor any of its direct or indirect partners/members is a “bank” extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a “10 percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (vi) the interest payments in question are not effectively connected with the undersigned’s or its partners/members’ conduct of a U.S. trade or business.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or Form W-8BEN-E, or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or Form W-8BEN-E from each of such partners/members beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:                 , 20

EXHIBIT E

FORM OF SCHEDULE AMENDMENT

SCHEDULE AMENDMENT, dated as of the date set forth below, entered into pursuant to that certain Third Amended and Restated Credit Agreement (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”) dated as of March 15, 2022, by and among Kemper Corporation, a Delaware corporation (the “Borrower”), the Lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and the other agents party thereto. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

W I T N E S S E T H:

WHEREAS, the parties to this Schedule Amendment wish to amend Schedule II to the Credit Agreement in the manner hereinafter set forth; and

WHEREAS, this Schedule Amendment is entered into pursuant to Section 9.02(c) of the Credit Agreement;

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

Schedule II to the Credit Agreement is hereby amended, effective as of the date hereof, as set forth in Annex I hereto.

THIS SCHEDULE AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF ILLINOIS.

[signature page follows]

IN WITNESS WHEREOF, each of the undersigned has caused this Schedule Amendment to be duly executed and delivered by its proper and duly authorized officer as of the date first written above.

KEMPER CORPORATION

By:
Title:

ACKNOWLEDGED AND AGREED TO:

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent

By:
Title:

[NAMES OF OTHER PARTIES, IF ANY,

REQUIRED PURSUANT TO SECTION

9.02 (c)]

ANNEX I

[Describe amendment]

EXHIBIT F

FORM OF INTEREST ELECTION REQUEST

                , 20

JPMorgan Chase Bank, N.A.,

as Administrative Agent

under the Credit Agreement referred to below

Middle Market Servicing

10 South Dearborn, Floor L2

Suite IL1-0480

Chicago, IL, 60603-2300

Attention: Commercial Banking Group

Fax No: (844) 490-5663

Email:    jpm.agency.cri@jpmorgan.com

     jpm.agency.servicing.1@jpmorgan.com

RE: Kemper Corporation

The undersigned, Kemper Corporation, a Delaware corporation (the “Borrower”), refers to the Third Amended and Restated Credit Agreement, dated as of March 15, 2022 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), by and among the Borrower, the Lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent and the other agents party thereto. Capitalized terms used herein have the meanings assigned to them in the Credit Agreement. This notice constitutes an Interest Election Request and the Borrower hereby gives you notice, pursuant to Section 2.06 of the Credit Agreement, that it requests to [convert] [continue] an existing Borrowing under the Credit Agreement, and in that connection the Borrower specifies the following information with respect to such [conversion] [continuation] requested hereby:

(A)	List date, Type, principal amount, Currency and Interest Period (if applicable) of existing Borrowing:

(B)	Aggregate principal amount of resulting Borrowing: $

(C)	Effective date of interest election (which is a Business Day):

(D)	Type of Borrowing:[7]

(E)	Interest Period and Currency of the Borrowing (if a Term Benchmark Borrowing):

Very truly yours,

KEMPER CORPORATION,

by
Name:
Title:

[7]	Specify ABR, Adjusted Term SOFR Rate, Adjusted EURIBOR Rate, CDO Rate, or Adjusted Daily Simple RFR.